Form 10KSB40, Exhibit 13
period 1997-03-31
HARBOR FEDERAL BANCORP INC
filed 1997-06-27
CIK 919553

Exhibit 13

         Portions of 1997 Annual Report to Stockholders

                   MARKET INFORMATION

The Company's common stock began trading under the symbol "HRBF" on the NASDAQ National Market System on August 11, 1994. At March 31, 1997, there were 1,754,420 shares of the common stock outstanding and approximately 437 holders of record of the common stock. During fiscal year ended March 31, 1997 four dividends have been paid on the common stock at $0.10 per share. On April 10, 1997 a dividend of $0.10 per share was also paid.

           MANAGEMENT'S DISCUSSION AND ANALYSIS
    OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The earnings of Harbor Federal depend primarily on its level of net interest income, which is the difference between interest earned on Harbor Federal's interest-earning assets, consisting primarily of mortgage loans, mortgage-backed securities, interest-bearing deposits at other institutions, investment securities and other investments, and the interest paid on interest-bearing liabilities which have consisted primarily of savings deposits. Net interest income is a function of Harbor Federal's interest rate spread, which is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as the average balances of interest-earning assets and interest-bearing liabilities. Harbor Federal's earnings are also affected by its level of noninterest income, including primarily service fees and charges, and non-interest expense, including primarily compensation and employee benefits, occupancy and equipment expenses and SAIF deposit insurance premiums. Earnings of Harbor Federal also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of Harbor Federal.

     On February 16, 1996, Harbor Federal acquired three Baltimore area branches from Sequoia National Bank. These branches contained deposits of $44.1 million for which Harbor Federal paid a premium of $3.2 million. Harbor Federal received $13.9 million in various types of loans and $27.0 million in cash. After adjusting this premium for real and tangible assets acquired in the transaction, the premium balance of $3.0 million is being amortized over an eight year period.

FINANCIAL CONDITION

     Harbor Federal's total assets increased by $22.7 million or 11.5% from $196.8 million at March 31, 1996 to $219.5 million at March 31, 1997, primarily due to an increase in loans of $27.8 million, partially offset by decreases in mortgage-backed securities of $3.8 million and investment securities of $1.2 million.

     Net loans receivable increased $27.8 million or 23.8% from $116.9 million at March 31, 1996 to $144.7 million at March 31, 1997. This increase was due primarily to a higher level of loan originations, which was funded in part by an increase in deposits of $9.8 million, in part by an increase in borrowed funds of $12.0 million, and in part by proceeds of sales and repayments of mortgage-backed and investment securities.

     Harbor Federal's deposits increased by $9.8 million or 6.1% from $161.6 million at March 31, 1996 to $171.4 million at March 31, 1997. This increase was primarily due to competitive rates offered on certificates of deposit, which increased $11.1 million or 11.1% from $100.1 million at March 31, 1996 to $111.2 million at March 31, 1997.

RESULTS OF OPERATIONS

     Harbor Federal had net income totaling $901,000, $1.0 million and $1.6 million for fiscal years 1997, 1996, and 1995, respectively.

    Interest Income. Total interest income increased by $3.6 million, or 30.4%, from $11.8 million for the year ended March 31, 1996 to $15.4 million for the year ended March 31, 1997. The increase in interest income was principally attributable to a $49.3 million, or 31.5% increase in the balance of average interest-earning assets to $205.8 million for the year ended March 31, 1997 from $156.5 million for the year ended March 31, 1996, partially offset by a decrease in the average yield on Harbor Federal's average interest-earning assets to 7.47% for the year ended March 31, 1997 from 7.53% for the year ended March 31, 1996. The increase in interest-earning assets during the year ended March 31, 1997 compared to the year ended March 31, 1996 reflects management's use of the funds received from deposits including the deposits acquired in February 1996, and borrowings. The increase in average interest-earning assets was largely the result of a $29.8 million increase in average loans and a $22.5 million increase in average investment securities, partially offset by a $1.3 million decrease in average mortgage-backed securities and a $1.7 million decrease in average short-term investment securities and other interest-earning assets. The decrease in average yield was caused primarily by a decrease in fixed and adjustable rates on one-to four-family residential mortgage loans.

     Interest income on first mortgage and other loans increased by $2.2 million, or 26.2%, to $10.4 million for the year ended March 31, 1997 from $8.2 million for the year ended March 31, 1996. This increase was attributable to the increase in the average investment in first mortgage and other loans to $133.7 million for the year ended March 31, 1997 from $103.9 million for the year ended March 31, 1996, partially offset by a decrease in the average yield on first mortgage and other loans to 7.8% for the year ended March 31, 1997 from 8.0% for the year ended March 31, 1996. The lower yield on mortgage loans reflects primarily decreasing interest rates on adjustable rate mortgage loans. Interest income on mortgage-backed securities decreased by $86,000, or 6.6% to $1.2 million for the year ended March 31, 1997 from $1.3 million for the year ended March 31, 1996. The decrease resulted primarily from a $1.3 million, or 7.3%, decrease in average mortgage-backed securities to $16.8 million for the year ended March 31, 1997 from $18.1 million for the year ended March 31, 1996. Interest income on investment securities increased $1.5 million, or 80.8%, to $3.4 million for the year ended March 31, 1997 from $1.9 million for the year ended March 31, 1996. The increase resulted from an increase in average investment securities to $48.9 million for the year ended March 31, 1997 from $26.4 million for the year ended March 31, 1996. The increase in the average balance of investment securities resulted primarily from the reinvestment of a portion of the proceeds of the deposits acquired in February 1996. Interest income from short-term investments and other interest-earning assets decreased $31,000, or 9.5%, to $294,000 for the year ended March 31, 1997 from $325,000 for the year ended March 31, 1996 as a result of a decrease in average short-term investments and other interest-earning assets of $1.6 million, or 20.4%, to $6.5 million for the year ended March 31, 1997 from $8.1 million for the year ended March 31, 1996, partially offset by an increase in average yield on short-term investments and other interest-earning assets to 4.6% for the year ended March 31, 1997 from 4.0% for the year ended March 31, 1996.

     Total interest income increased by $1.5 million, or 14.56%, from $10.3 million for the year ended March 31, 1995 to $11.8 million for the year ended March 31, 1996. The increase in interest income was principally attributable to a $18.0 million, or 13.0% increase in the balance of average interest-earning assets to $156.5 million for the year ended March 31, 1996 from $138.5 million for the year ended March 31, 1995, and an increase in the average yield on average interest-earning assets to 7.53% for the year ended March 31, 1996 from 7.44% for the year ended March 31, 1995. The increase in interest-earning assets during the year ended March 31, 1996 compared to the year ended March 31, 1995 reflects management's use of the funds received with the deposits acquired in February 1996. The increase in average interest-earning assets was largely the result of a $9.7 million increase in average loans, a $1.7 million increase in average investment securities, a $5.3 million increase in average mortgage-backed securities and a $1.2 million increase in average short-term investment securities and other interest-earning assets. The increase in the average yield was caused primarily by an increase in fixed and adjustable rates on one-to four-family residential mortgage loans and higher yielding investment securities.

     The interest income on first mortgage and other loans increased by $970,000, or 13.3%, to $8.3 million for the year ended March 31, 1996 from $7.3 million for the year ended March 31, 1995. This increase was attributable to the increase in average investments in first mortgage and other loans to $103.9 million for the year ended March 31, 1996 from $94.2 million for the year ended March 31, 1995 and an increase in the average yield on first mortgage and other loans to 8.0% for the year ended March 31, 1996 from 7.7% for the year ended March 31, 1995. The higher yield on mortgage loans reflects primarily increasing interest rates on adjustable rate mortgage loans and the acquisition of $13.9 million in various loan types from Sequoia National Bank with a slightly higher average rate than Harbor Federal's portfolio. Interest income on mortgage-backed securities increased by $313,000, or 31.8% to $1.3 million for the year ended March 31, 1996 from $1.0 million for the year ended March 31, 1995. The increase resulted from a $5.3 million, or 41.4%, increase in average mortgage-backed securities to $18.1 million for the year ended March 31, 1996 from $12.8 million for the year ended March 31, 1995, partially offset by a decrease in the average yield to 7.2% for the year ended March 31, 1996 from 7.7% for the year ended March 31, 1995. The lower average yield on mortgage-backed securities generally resulted from a more rapid prepayment of mortgage-backed securities in a declining rate environment. Interest income on investment securities increased $147,000, or 8.4%, to $1.9 million for the year ended March 31, 1996 from $1.8 million for the year ended March 31, 1995. The increase resulted from an increase in average investment securities to $26.4 million for the year ended March 31, 1996 from $24.7 million for the year ended March 31, 1995 and an increase in the average yield to 7.2% for the year ended March 31, 1996 from 7.1% for the year ended March 31, 1995. The increase in the average balance of investment securities resulted from the investment of the proceeds from the acquired deposits. Interest income from short-term investments and other interest-earning assets increased $45,000, or 16.1%, to $325,000 for the year ended March 31, 1996 from $280,000 for the year ended March 31, 1995 as a result of an increase in average short-term investments and other interest-earning assets of $1.2 million, or 17.4%, to $8.1 million for the year ended March 31, 1996 from $6.9 million for the year ended March 31, 1995 and a decrease in the average yield on short-term investments and other interest-earning assets to 4.0% for the year ended March 31, 1996 from 4.1% for the year ended March 31, 1995.

     Interest Expense. Total interest expense increased by $3.2 million, or 50.8%, to $9.4 million for the year ended March 31, 1997 from $6.2 million for the year ended March 31, 1996. The increase was attributable to an increase in the average cost of deposits to 5.2% for the year ended March 31, 1997 from 4.9% for the year ended March 31, 1996, a $41.9 million, or 34.2%, increase in average deposits to $164.5 million for the year ended

March 31, 1997 from $122.6 million for the year ended March 31, 1996, and a $10.7 million increase in average borrowed funds to $15.2 million for the year ended March 31, 1997 from $4.5 million for the year ended March 31, 1996. The borrowed funds were needed to fund loan originations.

     Total interest expense increased by $1.5 million, or 31.9%, to $6.2 million for the year ended March 31, 1996 from $4.7 million for the year ended March 31, 1995. The increase was attributable to an increase in the average cost of deposits to 4.9% for the year ended March 31, 1996 from 4.1% for the year ended March 31, 1995 and a $9.3 million, or 8.2%, increase in average deposits to $122.6 million for the year ended March 31, 1996 from $113.3 million for the year ended March 31, 1995 and a $4.0 million increase in average borrowed funds to $4.5 million for the year ended March 31, 1996 from $500,000 for the year ended March 31, 1995. The borrowed funds were needed to fund the purchase of mortgage-backed securities.

     Net Interest Income. Net interest income increased by $428,000, or 7.7% to $6.0 million for the year ended March 31, 1997 from $5.6 million for the same period in 1996. The principal reason for the increase in net interest income was the increase in average outstanding loans, partially offset by a reduction in the interest rate spread to 2.3% for the year ended March 31, 1997 from 2.6% for the year ended March 31, 1996.

     Net interest income decreased by $53,000, or 0.9% to $5.57 million for the year ended March 31, 1996 from $5.62 million for the same period in 1995. The principal reason for the decrease in net interest income was a decrease in Harbor Federal's interest rate spread to 2.6% for the year ended March 31, 1996 from 3.3% for the year ended March 31, 1995.

     Provisions for Losses. Harbor Federal maintains an allowance for losses on loans based on management's review and classification of the loan portfolio and analyses of borrowers' ability to pay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current and prospective economic conditions, status of nonperforming loans and regulatory reviews conducted in the regulatory examination process. There was a $33,000 provision for losses on loans for the year ended March 31, 1997 as compared to no provision during the year ended March 31, 1996 and a provision of $3,000 during the year ended March 31, 1995. Management believes that the current level of loan loss allowances is adequate to provide for losses, although there can be no assurance that such losses will not exceed estimated amounts. See Notes 1 and 4 of the Notes to Consolidated Financial Statements for additional information on the allowance for losses on loans.

     Noninterest Income.  Noninterest income increased $87,000 or
61.3% to $229,000 for the year ended March 31, 1997 from $142,000 for the year ended March 31, 1996. The increase was due primarily to fees of $45,000 earned from an ATM machine installed in Ocean City, Maryland in May 1996.

     Noninterest income decreased $56,000 or 28.3% to $142,000 for the year ended March 31, 1996 from $198,000 for the year ended March 31, 1995. Changes in noninterest income resulted from changes in the volume of loans serviced, the amount of service fees charged on deposit accounts, late fees charged on delinquent loans and other miscellaneous fees.

     Noninterest Expense. Noninterest expense increased by $656,000 to $4.7 million for the year ended March 31, 1997 from $4.1 million for the year ended March 31, 1996. The increase in noninterest expense was due to a one-time assessment of $806,000 for deposit insurance due to the federally mandated recapitaliza-tion of Savings Association Insurance Fund as of September 30, 1996.

     There was also an increase in occupancy expense of $115,000 to $439,000 for the year ended March 31, 1997 from $324,000 for the year ended March 31, 1996. This was primarily due to rentals of two branches purchased from Sequoia National Bank in February 1996 and rental of space for the ATM machine in Ocean City, Maryland. These increases were partially offset by reductions in legal and accounting fees of $101,000 to $73,000 from $174,000, advertising of $74,000 to $162,000 from $236,000 and compensation and benefits expense of $85,000 to $2.4 million from $2.5 million.

     Noninterest expense increased by $882,000 to $4.1 million for the year ended March 31, 1996 from $3.2 million for the year ended March 31, 1995. The increase in noninterest expense resulted from various factors, most of which related to the Company converting to a stock company in August 1994 and the acquisition of three branches from Sequoia National Bank in February 1996. Other noninterest expenses that increased for the year ended March 31, 1996 over the same period in 1995 were as follows: advertising $90,000 to $236,000 from $146,000, legal and accounting $72,000 to $174,000 from $102,000, electronic data processing $27,000 to $132,000 from $105,000.

     At the Company's Annual Meeting of Stockholders on September 28, 1994, stockholders approved the implementation of a stock option plan and three separate recognition plans relating to directors, executive officers and key management personnel of the Company. Increases in compensation expense related to these plans totaled $585,000 for the year ended March 31, 1996.

     Income Taxes. The changes in the amounts of Harbor Federal's income tax provision reflect the changes in income before income taxes. Income tax provisions for the years ended March 31, 1997, 1996 and 1995 are generally reflective of the amounts of Harbor Federal's pre-tax income and the effective income tax rate then in effect. See Notes 1 and 9 of the Notes to Consolidated Financial Statements for additional information on income taxes.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following tables set forth certain information relating to Harbor Federal's average interest-earning assets and interest-bearing liabilities and the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. During the periods indicated, nonaccrual loans are included in the net loan category.

     The table also presents information for the periods indicated, with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                   Year Ended March 31,
                                -------------------------------------------------------------------------------------
                                            1997                         1996                       1995
                                ----------------------------  --------------------------- ---------------------------
                                                     Average                      Average                    Average
                                Average               Yield/  Average              Yield/ Average             Yield/
                                Balance   Interest   Cost(1)  Balance   Interest  Cost(1)  Balance  Interest  Cost(1)
                                -------   --------   -------  -------   --------  ------- --------  --------  -------
                                                               (Dollars in thousands)
Interest-earning assets:
  Loans .  .  .  .  .  .  .  .  $133,674   $10,426    7.80%   $103,861  $ 8,259    7.95%  $ 94,166  $ 7,289    7.74%
  Investment securities.  .  .    48,895     3,437    7.03      26,426    1,901    7.19     24,681    1,754    7.11
  Mortgage-backed securities .    16,810     1,211    7.21      18,136    1,297    7.15     12,792      985    7.70
  Short-term investments and
   other interest-earning
   assets (2).  .  .  .  . . .     6,456       295    4.56       8,115      326    4.01      6,874      280    4.07
                                --------   -------            --------  -------           --------  -------
    Total interest-earning
      assets  .  .  .  .  .  .   205,835    15,369    7.47     156,538   11,783    7.53    138,513   10,308    7.44
                                           -------                      -------                     -------
Non-interest-earning assets  .     4,347                         4,387                       4,518
                                --------                      --------                    --------
    Total assets .  .  .  .  .  $210,182                      $160,925                    $143,031
                                ========                      ========                    ========

Interest-bearing liabilities:
    Deposits  .  .  .  .  .  .  $164,531     8,468    5.15    $122,575    5,944    4.85   $113,253    4,656   4.11
    Borrowed funds. .  .  .  .    15,210       904    5.94       4,554      269    5.90        537       29   5.45
                                --------   -------            --------  -------           --------  -------
    Total interest-bearing
      liabilities   .  .  .  .   179,741     9,372    5.21     127,129    6,213    4.89    113,790    4,685     4.13
                                           -------                      -------                     -------
Non-interest bearing
  liabilities.  .  .  .  .  .      2,489                         2,115                       2,026
                                --------                      --------                    --------
    Total liabilities.  .   .    182,230                       129,244                     115,816
Stockholders' equity  .  .  .     27,952                        31,681                      27,215
                                --------                      --------                    --------
    Total liabilities and
      stockholders' equity.  .  $210,182                      $160,925                    $143,031
                                ========                      ========                    ========
Net interest income.  .  .  .              $ 5,997                      $ 5,570                     $ 5,623
                                           =======                      =======                     =======
Interest rate spread (3)  .  .                        2.26%                        2.64%                      3.31%
                                                      ====                         ====                       ====
Net yield on interest-earning
    assets (4)  .  .  .  .  .                         2.91%                        3.56%                      4.06%
                                                      ====                         ====                       ====
Ratio of average interest-
   earning assets to average
   interest-bearing
   liabilities  .  .  .  .  .                       114.52%                      123.13%                    121.73%
                                                    ======                       ======                     ======

__________________
(1)  Represents interest income or expense as a percentage of average interest-earning assets or average interest-bearing liabilities.
(2)  Includes interest-bearing deposits, certificates of deposit, short-term investments, secured demand loans to Bankers Affiliate, Inc. (affiliate) and Federal Home Loan
     Bank stock.
(3)  Interest rate spread represents the difference between the average yield on interest-
     earning assets and the average cost of interest-bearing liabilities.
(4)  Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

/TABLE

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of Harbor Federal for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (change in rate multiplied by old volume) and (iii) changes in rate-volume (changes in rate multiplied by changes in volume).

                                                               Year Ended March 31,
                                      -------------------------------------------------------------
                                          1997       vs.       1996       1996      vs.      1995
                                      -------------------------------  ----------------------------
                                              Increase (Decrease)           Increase (Decrease)
                                                   Due to                         Due to
                                      -------------------------------  ----------------------------
                                                        Rate/                        Rate/
                                       Volume   Rate   Volume   Total  Volume  Rate  Volume   Total
                                      -------   ----  --------  -----  ------  ----  ------   -----
Interest income:
    Loans  .  .  .  .  .  .  .  .  .  $2,370   $(158)  $ (45)   $ 2,167  $  750 $ 198  $ 22       $  970
    Investment securities .  .  .  .   1,617     (44)    (37)     1,536     124    20     3       147

    Mortgage-backed securities  .  .     (95)     10      (1)       (86)    411   (70)  (28)      313
    Short-term investments and
        other interest-earning
        assets (1)  .  .  .  .  .  .     (67)     45      (9)       (31)     50    (4)   (1)       45
                                      ------  ------   -----    -------  ------ -----  ----    ------
      Total interest-earning
        assets.  .  .  .  .  .  .  .   3,825    (147)    (92)     3,586   1,335   144    (4)    1,475

Interest expense:
    Deposits  .  .  .  .  .  .  .  .   2,034     364     126      2,524     383   838    68     1,289
    Borrowed funds. .  .  .  .  .  .     628       2       5        635     219     2    18       239
                                      ------  ------   -----    -------  ------ -----  ----    ------
      Total interest-bearing
        liabilities .  .  .  .  .  .   2,662     366     131      3,159     602   840    86     1,528
                                      ------  ------   -----    -------  ------ -----  ----    ------
Change in net interest income.  .  .  $1,163  $ (513)  $(223)   $   427  $  733 $(696) $(90)   $  (53)
                                      ======  ======   =====    =======  ====== =====  ====    ======

________________________
(1) Includes interest on interest-bearing deposits, certificates of deposit, short term investments, secured demand loan to Bankers Affiliate, Inc. (affiliate) and dividends on Federal Home Loan Bank stock.

ASSET/LIABILITY MANAGEMENT

     Interest Rate Sensitivity Gap. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Management believes that, due to its substantial amount of relatively long term assets and short term liabilities, Harbor Federal generally has a negative gap. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income. As a result, management expects that during periods of rising rates the Bank's net interest income could be adversely affected.

     Harbor Federal's policy in recent years has been to reduce its exposure to interest rate risk generally by emphasizing fixed rate one-to four-family mortgage loans with terms of 15 years or less, adjustable rate one-to four- family mortgage loans and investing in mortgage-backed securities, short and medium term U.S. government and agency securities, and short term investments such as federal funds, interest-earning deposits in other institutions, and securities purchased under agreements to resell. The advantage of the adjustable rate loans is somewhat diminished by the fact that Harbor Federal in recent years has offered these loans with an initial period of five to seven years before the first interest adjustment. By maintaining a significant percentage of its assets in cash and other liquid investments, Harbor Federal is able to reinvest a higher percentage of its assets more quickly in response to changes in market interest rates, thereby reducing its exposure to interest rate volatility. However, prevailing market conditions, regulatory considerations and the need for a balanced portfolio have necessitated that Harbor Federal continue to offer fixed rate mortgage loans. In addition to emphasizing adjustable rate loans and high levels of liquidity, Harbor Federal offers competitive rates on deposit accounts and prices certificates of deposits to provide customers with incentives to choose certificates of deposit with longer terms. Due to the current interest rate environment, however, certificates of deposit with longer terms are not attractive to customers.

     Net Portfolio Value. The OTS has incorporated an interest rate risk ("IRR") component into the risk-based regulatory capital rules. The IRR component is a dollar amount that would be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and would be measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's IRR is measured as the change in its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of the excess change. Based on the most recent information provided to Harbor Federal by the OTS, which is as of December 31, 1996, Harbor Federal was not subject to an IRR component.

LIQUIDITY AND CAPITAL RESOURCES

     Harbor Federal is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 5.0%. Harbor Federal's liquidity ratio averaged 9.5% during the month of March 1997. Liquidity ratios averaged 10.6% for the year ended March 31, 1997. Harbor Federal adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans, repayment of borrowings and loan commitments. Harbor Federal also adjusts liquidity as appropriate to meet its asset and liability management objectives.

     Harbor Federal's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Harbor

Federal manages the pricing of its deposits to maintain a desired deposit balance. In addition, Harbor Federal invests in short-term interest-earning assets, which provide liquidity to meet lending requirements. At March 31, 1997, $2.0 million, or 4.2%, of Harbor Federal's investment portfolio was scheduled to mature in one year or less, $9.5 million, or 20.0%, was scheduled to mature in one to five years, and $35.3 million was scheduled to mature in over five years. At March 31, 1997, certificates of deposit which were scheduled to mature in one year or less totaled $52.6 million. Assets qualifying for liquidity outstanding at March 31, 1997 amounted to $17.8 million.

    Harbor Federal had $4.7 million in outstanding loan commitments at March 31, 1997. Harbor Federal expects to fund its loan originations through principal and interest payments on loans and mortgage-backed securities, proceeds from investment and other securities as maturities occur, and to the extent necessary, borrowed funds. Management expects that funds provided from these sources will be adequate to meet Harbor Federal's needs.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and the related notes thereto have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of Harbor Federal's operations. Unlike most industrial companies, nearly all the assets and liabilities of Harbor Federal are monetary. As a result, interest rates have a greater impact on Harbor Federal's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

NEW ACCOUNTING STANDARDS

     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996 the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement will require, among other things, that the Company record at fair value, assets and liabilities resulting from a transfer of financial assets. In December 1996, SFAS No. 127 was issued which deferred the effective date of certain provisions of SFAS No. 125 related to repurchase agreements, securities lending and similar transactions until January 1, 1998. The Company adopted the provisions of SFAS No. 125 as of January 1, 1997, and the adoption did not have a material effect on the Company's reported financial condition or results of operations.

     Earnings per Share. In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which is effective for the financial statements issued for periods ending after December 15, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and replaces the presentation of primary EPS with a presentation of basic EPS. It requires dual presentation of basic and diluted EPS on the face of the consolidated statement of income and the reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.
Earlier application is not permitted but disclosure of pro forma EPS amounts computed using the standards established by SFAS No. 128 is permitted in the notes to financial statements for periods ending prior to the effective date. See Note 1 to the Notes to the Consolidated Financial Statements for additional information.

MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION
-----------------------------------------------------

     The Company's common stock is traded on the over-the-counter market under the symbol "HRBF" and trading information is reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System. As of March 31, 1997, there were 437 stockholders of record and 1,754,420 shares of common stock entitled to vote and receive dividends of which 1,640,736 shares were considered outstanding for financial reporting purposes due to nonvesting of certain ESOP shares. See
Note 12 of Notes to Consolidated Financial Statement. The number of stockholders of record does not reflect the number of persons or entities who hold their stock in nominee or "street" name.

     Four quarterly dividends of $.10 per share have been paid during the year ended March 31, 1997 and five quarterly dividends of $.05 per share have been paid during the year ended March 31, 1996. On February 24, 1997, a dividend of $.10 per share was declared payable April 10, 1997 to holders of record at the close of business on April 1, 1997. The high and low closing sale prices for the Company's common stock as reported on the NASDAQ stock market during each quarter of fiscal 1997, 1996 and 1995 were as follows:

                          First   Second    Third   Fourth
                          Quarter Quarter  Quarter  Quarter
                          ------- -------  -------  -------
Market Price Range
Fiscal 1997:
    High                  $13.75  14.50    16.00    18.25
    Low                    12.50  12.38    14.25    15.38

Fiscal 1996:
    High                  $13.75  15.38    15.50    15.00
    Low                    12.00  13.25    14.38    12.75

Fiscal 1995:
    High                  $ N/A   13.00    12.00    12.63
    Low                     N/A   11.69     9.75    10.25

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Harbor Federal Bancorp, Inc.
Baltimore, Maryland:

We have audited the accompanying consolidated statements of financial condition of Harbor Federal Bancorp, Inc. and subsidiary as of March 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended
March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Federal Bancorp, Inc. and subsidiary as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1997 in conformity with generally accepted accounting principles.

                                KPMG PEAT MARWICK LLP
Baltimore, Maryland
May 16, 1997

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition

March 31, 1997 and 1996
------------------------------------------------------------------------------
                                                      1997          1996
------------------------------------------------------------------------------
ASSETS
Cash:
  On hand and due from banks                       $1,482,872     1,814,498
  Interest-bearing deposits                           275,962       992,754
Federal funds sold                                  3,939,419     3,441,969
Investment securities, fair value of $46,968,577
  and $48,286,914, respectively (notes 2 and 8)    47,543,418    48,738,919
Mortgage-backed securities, fair value of
  $14,251,452 and $18,122,990, respectively
  (notes 3 and 8)                                  14,161,239    17,937,421
Loans receivable, net (note 4)                    144,701,746   116,891,985
Investment in Federal Home Loan Bank
  stock, at cost (note 10)                          1,366,000     1,269,600
Investments in real estate, net                       465,136        43,848
Investment in and advances to affiliated
  corporation (note 5)                              2,775,000     2,825,000
Property and equipment, net (note 6)                1,938,699     1,978,542
Prepaid expenses and other assets                     812,693       621,663
Federal and state income taxes receivable                  --       205,564
------------------------------------------------------------------------------
                                                 $219,462,184   196,761,763
------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings accounts (note 7)                      $171,466,629   161,643,312
  Borrowed funds (note 8)                          16,500,000     4,500,000
  Advance payments by borrowers for taxes,
    insurance and ground rents                      1,902,414     1,929,535
  Accrued expenses and other liabilities            1,296,861       799,822
  Federal and state income taxes payable               71,501            --
------------------------------------------------------------------------------
Total liabilities                                 191,237,405   168,872,669
Stockholders' equity (notes 1, 10, 11 and 12):
  Preferred stock $0.01 par value; authorized
    5,000,000 shares; none issued                          --            --
  Common stock $0.01 par value; authorized
    20,000,000 shares; issued and outstanding
    1,754,420 shares                                   17,544        17,544
  Additional paid-in capital                       13,611,599    13,316,038
  Unearned ESOP shares                             (1,136,840)   (1,363,250)
  Retained income, substantially restricted        16,068,969    16,041,999
  Unrealized holding gain (loss) on securities
    available for sale, net                          (336,493)     (123,237)
------------------------------------------------------------------------------
Total stockholders' equity                         28,224,779    27,889,094
Commitments and contingencies (notes 10, 11,
  12 and 14)
------------------------------------------------------------------------------
                                                 $219,462,184   196,761,763
------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income

Years ended March 31, 1997, 1996 and 1995
------------------------------------------------------------------------------
                                               1997       1996       1995
------------------------------------------------------------------------------
Interest income:
  Loans receivable                        $10,426,017   8,258,649  7,288,928
  Mortgage-backed securities                1,211,214   1,297,242    984,484
  Investment securities                     3,437,112   1,901,219  1,754,209
  Interest-earning deposits and other
    short-term investments                    294,470     325,511    280,063
------------------------------------------------------------------------------
Total interest income                      15,368,813  11,782,621 10,307,684
------------------------------------------------------------------------------
Interest expense:
  Savings accounts:
    Certificates                            6,375,035   4,351,237  2,999,199
    NOW and money market deposit
     accounts                               1,054,961     800,607    814,759
    Passbook and statement savings          1,037,527     792,324    841,491
------------------------------------------------------------------------------
                                            8,467,523   5,944,168  4,655,449
  Borrowed funds                              903,821     268,528     29,306
------------------------------------------------------------------------------
Total interest expense                      9,371,344   6,212,696  4,684,755
------------------------------------------------------------------------------
Net interest income                         5,997,469   5,569,925  5,622,929
Provision for losses on loans (note 4)         32,605          --      2,703
------------------------------------------------------------------------------
Net interest income after provision
  for losses on loans                       5,964,864   5,569,925  5,620,226
------------------------------------------------------------------------------
Noninterest income:
  Loan fees and service charges                65,687      65,916     88,047
  Other                                       163,587      76,203    109,885
------------------------------------------------------------------------------
Total noninterest income                      229,274     142,119    197,932
------------------------------------------------------------------------------

                                                  (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income, Continued

Years ended March 31, 1997, 1996 and 1995
------------------------------------------------------------------------------
                                               1997       1996       1995
------------------------------------------------------------------------------
Noninterest expense:
  Compensation and benefits (note 12)  $2,412,898     2,498,000   1,912,901
  Occupancy and equipment                 438,675       323,800     310,288
  SAIF deposit insurance premiums
    (note 10)                           1,029,651       297,295     273,679
  Advertising                             162,434       235,969     146,136
  Gain on foreclosed collateral                --            --     (51,958)
  Other                                   681,800       714,586     596,998
------------------------------------------------------------------------------
Total noninterest expense               4,725,458     4,069,650   3,188,044

Income before income taxes              1,468,680     1,642,394   2,630,114

Income taxes (note 9)                     567,200       638,182   1,015,900
------------------------------------------------------------------------------
Net income                             $  901,480     1,004,212   1,614,214

Net income per share of common
  stock (note 1):
  Primary:
    Post-conversion                    $     0.54          0.54        0.52
    Proforma                                   --            --        0.93
------------------------------------------------------------------------------
  Fully diluted:
    Post-conversion                    $     0.54          0.54        0.48
    Proforma                                   --            --        0.85
------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity

Years ended March 31, 1997, 1996 and 1995
------------------------------------------------------------------------------------
                                            Common     Additional       Unearned
                                            stock     paid-in capital  ESOP Shares
------------------------------------------------------------------------------------
Balance at March 31, 1994                  $    --     $        --    $        --
Proceeds from stock offering                21,801      21,779,059             --
Conversion costs                                --      (1,050,000)            --
Borrowings for Employee Stock
  Ownership Plan (ESOP)                         --              --     (1,744,070)
Compensation under stock-based
  benefit plans                                 --          98,784        174,410
Adjustment to unrealized holding
  gain (loss) on securities available
  for sale, net (note 1)                        --              --             --
Dividends ($.05 per share)                      --              --             --
Net income - 1995                               --              --             --
------------------------------------------------------------------------------------
Balance at March 31, 1995                   21,801      20,827,843     (1,569,660)

Compensation under stock-based benefit
  plans                                         --         451,677        206,410
Purchase of 425,666 shares of common stock  (4,257)     (5,973,431)            --
Purchase of 87,203 shares of common stock
  for MRP Trust                                 --      (1,242,522)            --
Purchase of 58,707 shares of common stock
  for Stock Option Trust                        --        (875,242)            --
Exercise of 12,020 stock options by
  Stock Option Trust                            --         127,713             --
Adjustment to unrealized holding gain
  (loss) on securities available for
  sale, net (note 1)                            --              --             --
Dividends ($.20 per share)                      --              --             --
Net income - 1996                               --              --             --
------------------------------------------------------------------------------------
Balance at March 31, 1996                   17,544      13,316,038     (1,363,250)

Compensation under stock-based benefit
  plans                                         --         236,240        226,410
Purchase of 698 shares of common stock
  for Stock Option Trust                        --          (8,987)            --
Exercise of 6,429 stock options by
  Stock Option Trust                            --          63,308             --
Adjustment to unrealized holding gain
  (loss) on securities available for
  sale, net (note 1)                            --              --             --
Dividends ($.40 per share)                      --              --             --
Net income - 1997                               --              --             --
------------------------------------------------------------------------------------
Balance at March 31, 1997                  $17,544     $13,611,599    $(1,136,840)
------------------------------------------------------------------------------------
/TABLE

Years ended March 31, 1997, 1996 and 1995
------------------------------------------------------------------------------------
                                      Retained    Unrealized Holding
                                        income       gain (loss) on      Total
                                    substantially securities available stockholders'
                                       restricted     for sale            equity
------------------------------------------------------------------------------------
Balance at March 31, 1994              $13,936,410   $        --       $13,936,410
Proceeds from stock offering                    --            --        21,800,860
Conversion costs                                --            --        (1,050,000)
Borrowings for Employee Stock
  Ownership Plan (ESOP)                         --            --        (1,744,070)
Compensation under stock-based
  benefit plans                                 --            --           273,194
Adjustment to unrealized holding
  gain (loss) on securities available
  for sale, net (note 1)                        --        68,523            68,523
Dividends ($.05 per share)                (109,004)           --          (109,004)
Net income - 1995                        1,614,214            --         1,614,214
------------------------------------------------------------------------------------
Balance at March 31, 1995               15,441,620        68,523        34,790,127

Compensation under stock-based benefit
  plans                                         --            --           658,087
Purchase of 425,66 shares of common stock       --            --        (5,977,688)
Purchase of 87,203 shares of common stock
  for MRP Trust                                 --            --        (1,242,522)
Purchase of 58,707 shares of common stock
  for Stock Option Trust                        --            --          (875,242)
Exercise of 12,020 stock options by
  Stock Option Trust                            --            --           127,713
Adjustment to unrealized holding gain
  (loss) on securities available for
  sale, net (note 1)                            --      (191,760)         (191,760)
Dividends ($.20 per share)                (403,833)           --          (403,833)
Net income - 1996                        1,004,212            --         1,004,212
------------------------------------------------------------------------------------
Balance at March 31, 1996               16,041,999      (123,237)       27,889,094

Compensation under stock-based benefit
  plans                                         --            --           462,650
Purchase of 698 shares of common stock
  for Stock Option Trust                        --            --            (8,987)
Exercise of 6,429 stock options by
  Stock Option Trust                            --            --            68,308
Adjustment to unrealized holding gain
  (loss) on securities available for
  sale, net (note 1)                            --      (213,256)         (213,256)
Dividends ($.40 per share)                (874,510)           --          (874,510)
Net income - 1997                          901,480            --           901,480
------------------------------------------------------------------------------------
Balance at March 31, 1997               16,068,969      (336,493)       28,224,779
------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

Years ended March 31, 1997, 1996 and 1995
------------------------------------------------------------------------------------
                                                  1997       1996       1995
------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                  $ 901,480    1,004,212     1,614,214
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                150,976      151,322       149,489
    Amortization of premium on savings
     deposits                                   381,384       25,314            --
    Provision for losses on loans                32,605           --         2,703
    Deferred income tax provision              (104,374)      14,275        30,819
    Noncash compensation under stock-
      based benefit plans                       462,650      658,087       273,194
    Loans originated for sale                (2,666,457)  (1,199,431)           --
    Amortization of loan fees, premiums
      and discounts, net                        (85,708)     (48,941)      168,319
    Loss on sale of mortgage-backed
      securities available for sale               7,787           --            --
    Decrease (increase) in prepaid
      expenses and other assets                  47,091       (2,535)      588,541
    Increase in accrued expenses and
      other liabilities                         210,826      325,977       282,064
    Increase (decrease) in federal and
      state income taxes                        277,065     (279,093)     (162,266)
    Increase in accrued interest receivable    (120,068)    (238,981)      (73,477)
    Increase (decrease) in accrued interest
      payable                                   113,471       (8,441)       14,773
------------------------------------------------------------------------------------
Net cash provided by (used in)
  operating activities                         (391,272)     401,765     2,888,373
------------------------------------------------------------------------------------
Cash flows from investing activities:
  Premium paid on savings deposits                   --   (3,044,642)           --
  Purchases of investment securities
    available for sale                       (4,997,965) (21,981,389)           --
  Maturities of investment securities
    available for sale                        4,000,000           --            --
  Principal repayments of mortgage-backed
    securities available for sale             1,193,668    2,462,614            --
  Purchases of mortgage-backed securities
    available for sale                       (4,996,875) (10,484,123)           --
  Sales of mortgage-backed securities
    available for sale                        3,538,099           --            --
  Maturities of investment securities         2,000,000   11,000,000       988,400
  Purchases of investment securities                 --  (10,986,501)   (8,966,726)
  Purchases of mortgage-backed securities            --           --    (1,020,262)
  Principal repayments of mortgage-backed
    securities                                3,890,273    1,818,389     2,768,183
  Loan principal disbursements, net of
    repayments                              (16,110,791)   1,166,296   (10,290,711)
  Loan purchases                             (9,334,785) (14,424,603)   (7,199,236)
  Increase in investment in Federal Home
    Loan Bank stock                             (96,400)          --            --
  Proceeds from sales of investments in
    real estate                                  43,848           --        91,230
  Purchases of property and equipment          (111,133)    (275,361)     (129,926)
  Decrease (increase) in investment in and
   advances to affiliated corporation, net       50,000      (50,000)     (100,000)
------------------------------------------------------------------------------------
Net cash used in investing activities       (20,932,061) (44,799,320)  (23,859,048)
------------------------------------------------------------------------------------
                                                                        (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows, Continued

Years ended March 31, 1997, 1996 and 1995
------------------------------------------------------------------------------------
                                                    1997       1996       1995
------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase (decrease) in savings accounts  $ 9,441,933  52,870,177   (1,739,040)
  Net increase in borrowed funds                12,000,000   2,500,000    2,000,000
  Increase (decrease) in advance payments by
    borrowers for taxes, insurance and
    ground rents                                   (27,121)   (164,902)    499,165
  Proceeds from stock offering                          --          --  19,006,790
  Stock repurchases                                     --  (5,977,688)         --
  Purchase of stock for MRP Trust                       --  (1,242,522)         --
  Purchase of stock for Stock Option Trust          (8,987)   (875,242)         --
  Exercise of stock options by Stock Option Trust   68,308     127,713          --
  Dividends paid                                  (701,768)   (403,833)   (109,004)
------------------------------------------------------------------------------------
Net cash provided by financing activities       20,772,365  46,833,703  19,657,911
------------------------------------------------------------------------------------
Net increase (decrease) in cash equivalents       (550,968)  2,436,151  (1,312,764)
Cash and cash equivalents at beginning of year   6,249,221   3,813,070   5,125,834
------------------------------------------------------------------------------------
Cash and cash equivalents at end of year        $5,698,253   6,249,221   3,813,070
------------------------------------------------------------------------------------
Supplemental information:
  Interest paid on savings accounts and
    borrowed funds                              $8,899,748   6,217,000   4,656,000
  Income taxes paid                                628,000     900,000   1,252,000
------------------------------------------------------------------------------------
Schedule of noncash investing and
  financing transactions:
  Transfers of loans receivable to investments
    in real estate                              $  465,136      43,848          --
  Unrealized holding gains (loss) on securities
    available for sale, net of income tax         (213,256)    (191,760)     68,523
------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 1997, 1996 and 1995
----------------------------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION

     The consolidated financial statements include the accounts of Harbor Federal Bancorp, Inc. (the Company) and its wholly-owned subsidiary Harbor Federal Savings Bank (the
     Bank). All significant intercompany accounts and transactions have been eliminated in consolidation.

     BUSINESS

     The Bank provides a full range of banking services to individual and corporate customers through its subsidiaries and branch banks in Maryland. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     BASIS OF PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate owned. In connection with the determination of the allowance and the valuation of real estate, management prepares fair value analyses and obtains independent appraisals for significant properties, where appropriate.

     Management believes that the allowances for losses on loans and investments in real estate are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in Baltimore and the state of Maryland. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowances for losses on loans and investments in real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

-----------------------------------------------------------------
(1)  CONTINUED

     CASH AND CASH EQUIVALENTS

     Cash equivalents includes Federal funds sold and are carried at cost which approximates fair value. Generally, Federal funds are purchased and sold for one-day periods.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES

     Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires classification of investments into three categories. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt not classified as held to maturity and equity securities with readily determinable fair values are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in income. Investments not classified as held to maturity or trading are considered available for sale and are reported at fair value, with unrealized holding gains and losses excluded from income and reported as a separate component of stockholders' equity (net of tax effects). Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. Realized gains and losses on sales are determined using the specific identification method.

     DISCOUNTS AND PREMIUMS ON LOANS AND MORTGAGE-BACKED
     SECURITIES

     Discounts and premiums on loans and mortgage-backed securities are deferred and amortized to income using the level-yield method over the contractual term of the loan or security.

     UNEARNED INTEREST ON FINANCING LEASES

     Leases included in loans receivable are accounted for as direct financing leases. The excess of rentals to be received over the cost of the investment in the lease is deferred and amortized to income using the level-yield method over the lease term.

     LOANS HELD FOR SALE

     Loans held for sale consisted of mortgage loans at March 31, 1997 and 1996. Loans held for sale are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis.
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

-----------------------------------------------------------------
(1)  CONTINUED

     INVESTMENTS IN REAL ESTATE

     Real estate acquired through foreclosure is initially recorded at the lower of cost or fair value and subsequently at the lower of cost or fair value less estimated costs to sell. Costs relating to holding real estate are charged against income, while costs relating to improving real estate are capitalized until a salable condition is reached.

     PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using the straight-line and accelerated methods over the estimated useful lives of the related assets. Additions and betterments are capitalized, and costs of repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation or amortization are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

     LOAN FEES

     Loan origination and commitment fees are deferred and amortized to income over the contractual lives of the related loans using the level-yield method. Under certain circumstances, commitment fees are recognized as income over the commitment period or upon expiration of the commitment. Direct loan origination costs are deferred and recognized as a reduction of the loan yield over the contractual lives of the related loans using the level-yield method. Deferred fees and costs are combined where applicable and the net amount is amortized.

     PROVISION FOR LOSSES ON LOANS

     The provision for losses on loans is determined based on management's review of the loan portfolio and analyses of borrowers' ability to pay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current and prospective economic conditions and the status of nonperforming loans. Loans or portions thereof are charged off when considered, in the opinion of management, uncollectible.

     Interest on potential problem loans is not accrued when, in the opinion of management, full collection of principal or interest is in doubt, or payment of principal or interest has become 90 days past due. Interest accrued prior to a loan becoming 90 days past due is retained in income. Such interest is considered in management's determination of the allowance for loan losses. Any interest received in excess of the amount previously accrued on such loans is recorded in income in the period of recovery.

                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

-----------------------------------------------------------------
(1)  CONTINUED

     SFAS No. 114, Accounting by Creditors for Impairment of a Loan (SFAS No. 114) addresses the accounting by creditors for impairment of certain loans. It is generally applicable to all loans, except large groups of smaller balance homogenous loans, including residential mortgage loans and consumer installment loans that are collectively evaluated for impairment. It also applies to loans that are restructured in a troubled debt restructuring involving a modification of terms, with limited exceptions.

     A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance.

     In October 1994, the Financial Accounting Standards Board
     (FASB) issued SFAS No. 118 Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosures (SFAS No. 118). SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. It also requires disclosure about the recorded investment in certain impaired loans and how the creditor recognizes interest income related to those loans.

     The Company adopted the provisions of SFAS No. 114 and No.
     118 as of April 1, 1995. The impact of adoption was not material.

     PREMIUM ON SAVINGS ACCOUNTS

     Effective February 16, 1996, the Bank purchased certain assets and liabilities, principally loans and deposits, relating to three branch offices pursuant to a Purchase and Assumption Agreement. The acquisition was accounted for using the purchase method and the excess of the purchase cost over the fair values of the acquired assets of $3,044,642 was recorded as a premium on savings accounts which is being amortized using the straight-line method over an estimated life of eight years.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

-----------------------------------------------------------------
(1)  CONTINUED

     INCOME TAXES

     Deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence, including tax planning strategies and other factors. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

     Qualified thrift lenders, such as the Bank, are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $4,600,000 with an income tax effect of approximately $1,750,000 at March 31, 1997 and 1996. As specified in legislation enacted in August 1996, this bad debt reserve would become taxable in the future if certain conditions are not met by the Bank.

     STOCK-BASED BENEFIT PLANS

     The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Compensation cost is recorded on a pro-rata basis as the employees perform the services required to acquire the stock.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 permits companies to adopt a new fair value-based method to account for stock-based employee compensation plans or to continue using the intrinsic value method. Information required by SFAS No. 123 concerning the Company's stock-based compensation plans is provided in note 12.

     The Company has established an Employee Stock Ownership Plan
     (ESOP) for its employees. The Company recognizes the costs associated with the ESOP in accordance with provisions of AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, compensation expense is recorded based on the market value of shares committed-to-be-released to the ESOP for allocation to participants for services rendered.
                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
-----------------------------------------------------------------

(1)  CONTINUED

     NET INCOME PER SHARE OF COMMON STOCK

     Primary net income per share for 1997 and 1996 has been computed based on 1,664,823 and 1,865,250 weighted average shares of common stock and common stock equivalents outstanding, respectively. Weighted average shares used in computing fully diluted net income per share for 1997 and 1996 were 1,671,094 and 1,865,250, respectively. Unearned ESOP shares are not included in outstanding shares.

     Net income per share for the portion of the year ended
     March 31, 1995 for which the Company was a stock corporation, (i.e., August 11, 1994 through March 31, 1995), is computed using estimated net income for such period. Pro forma net income per share for the year ended March 31, 1995 is computed assuming net proceeds of the sale of common stock issued in the conversion were received and invested beginning April 1, 1994 at a net effective yield of 4.5% (the approximate weighted average yield on all interest-earning assets, net of tax).

     In February 1997, the FASB issued SFAS No. 128, Earnings per Share, which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and replaces the presentation of primary EPS with a presentation of basic EPS. It requires dual presentation of basic and diluted EPS on the face of the consolidated statement of income and reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Earlier application is not permitted but disclosure of pro forma EPS amounts computed using the standards established by SFAS No. 128 is permitted in the notes to financial statements for periods ending prior to the effective date. Pro forma EPS of the Company determined in accordance with SFAS No. 128 are as follows for the years ended March 31:

                                                1997      1996
     -----------------------------------------------------------
     Basic                                     $0.55      0.54
     Diluted                                    0.54      0.53
     -----------------------------------------------------------

                                                    (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
-----------------------------------------------------------------

(2)  Investment Securities

     Investment securities are summarized as follows at March 31:

                                                               1997
                                   -----------------------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair     Carrying
                                     cost         gains         losses       value     amount
----------------------------------------------------------------------------------------------------
Held to maturity:
  U.S. Government and
    agency obligations           $24,476,611  $  6,140     $   (580,981)  $23,901,770  $24,476,611
--------------------------------------------------------------------------------------------------
Available for sale:
  U.S. Government and
    agency obligations            22,977,853        --         (671,253)   22,306,600   22,306,600
  Preferred stock -
    Federal Home Loan
    Mortgage Corporation              6,339    206,211               --       212,550      212,550
----------------------------------------------------------------------------------------------------
                                 22,984,192    206,211         (671,253)   22,519,150   22,519,150
Accrued interest receivable         547,657         --               --       547,657      547,657
----------------------------------------------------------------------------------------------------
                                $48,008,460   $212,351       (1,252,234)   46,968,577   47,543,418
----------------------------------------------------------------------------------------------------

                                                               1996
                                   -----------------------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair     Carrying
                                     cost         gains         losses       value     amount
----------------------------------------------------------------------------------------------------
Held to maturity:
  U.S. Government and
    agency obligations           $26,460,790  $ 65,542     $   (517,547)  $26,008,785  $26,460,790
---------------------------------------------------------------------------------------------------
Available for sale:
  U.S. Government and
    agency obligations            21,987,661        --         (366,594)   21,621,067   21,621,067
  Preferred stock -
    Federal Home Loan
    Mortgage Corporation               6,339   159,899               --       166,238      166,238
----------------------------------------------------------------------------------------------------
                                  21,994,000   159,899         (366,594)   21,787,305   21,787,305
Accrued interest receivable          490,824        --               --       490,824      490,824
----------------------------------------------------------------------------------------------------
                                 $48,945,614  $225,441         (884,141)   48,286,914   48,738,919
----------------------------------------------------------------------------------------------------

                                                               (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
-----------------------------------------------------------------
(2)   Continued

      Investment securities mature as follows at March 31:

                                                 1997                       1996
                                        ---------------------      ---------------------
                                        Amortized       Fair       Amortized      Fair
                                           cost         value         cost        value
----------------------------------------------------------------------------------------
Held to maturity:
  Due in one year or less              $ 2,000,140    $ 2,001,880  $ 1,997,493  $ 1,987,670
  Due after one through five years       8,494,899      8,403,015    9,487,608    9,377,990
  Due after five through ten years      12,981,572     12,497,655   13,975,689   13,628,275
  Due after ten years                    1,000,000        999,220    1,000,000    1,014,850
-------------------------------------------------------------------------------------------
                                        24,476,611     23,901,770   26,460,790   26,008,785
-------------------------------------------------------------------------------------------
Available for sale:
  Due after one through five years       1,000,000        966,410    2,000,000    1,956,160
  Due after five through ten years      17,984,611     17,519,280   16,993,680   16,783,027
  Due after ten years                    3,993,242      3,820,910    2,993,981    2,881,880
-------------------------------------------------------------------------------------------
                                        22,977,853     22,306,600   21,987,661   21,621,067
Accrued interest receivable                547,657        547,657      490,824      490,824
-------------------------------------------------------------------------------------------
                                       $48,002,121     46,756,027   48,939,275   48,120,676
----------------------------------------------------------------------------------------

There were no sales of investment securities during the years ended March 31, 1997, 1996 and 1995.
                                                    (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
-----------------------------------------------------------------------------

(3)  Mortgage-Backed Securities

     Mortgage-backed securities and accrued interest receivable thereon are summarized as follows at March 31:

                                                               1997
                                   -----------------------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair     Carrying
                                     cost         gains         losses       value     amount
----------------------------------------------------------------------------------------------------
Held to maturity:
  U.S. Government National
    Mortgage Association
    (GNMA)                       $ 1,319,880  $ 66,667     $         --   $ 1,386,547  $ 1,319,880
  Federal National Mortgage
    Association (FNMA)             2,243,013    58,086          (31,432)    2,269,667    2,243,013
  Federal Home Loan Mortgage
    Corporation (FHLMC)            2,392,199    45,693          (48,801)    2,389,091    2,392,199
---------------------------------------------------------------------------------------------------
                                   5,955,092   170,446          (80,233)    6,045,305    5,955,092
Available for sale:
   GNMA                            4,814,984        --          (87,215)    4,727,769    4,727,769
   FHLMC                           3,347,231    13,966               --     3,361,181    3,361,181
----------------------------------------------------------------------------------------------------
                                   8,162,215    13,966          (87,215)    8,088,950    8,088,950
Accrued interest receivable          117,197        --               --       117,197      117,197
----------------------------------------------------------------------------------------------------
                                 $14,234,504   184,412         (167,448)   14,251,452   14,161,239
----------------------------------------------------------------------------------------------------

                                                    (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
-----------------------------------------------------------------
(3)     Continued

                                                               1996
                                   -----------------------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair     Carrying
                                     cost         gains         losses       value     amount
----------------------------------------------------------------------------------------------------
Held to maturity:
  GNMA                           $ 1,697,869   100,379               --     1,798,248    1,697,869
  FNMA                             2,924,271    72,458          (45,050)    2,951,679    2,924,271
  FHLMC                            5,212,609    88,576          (30,794)    5,270,391    5,212,609
---------------------------------------------------------------------------------------------------
                                   9,834,749   261,413          (75,844)   10,020,318    9,834,749
Available for sale:
   FNMA                            3,712,263     1,176               --     3,713,439    3,713,439
   FHLMC                           4,233,641     4,134               --     4,236,775    4,236,775
----------------------------------------------------------------------------------------------------
                                   7,944,904     5,310               --     7,950,214    7,950,214
Accrued interest receivable          152,458        --               --       152,458      152,458
----------------------------------------------------------------------------------------------------
                                $17,932,111    266,723          (75,844)   18,122,990   17,937,421
----------------------------------------------------------------------------------------------------

Contractual maturities of mortgage-backed securities are as follows at March 31:

                                                 1997                       1996
                                        ---------------------      ---------------------
                                        Amortized       Fair       Amortized      Fair
                                           cost         value         cost        value
----------------------------------------------------------------------------------------
Held to maturity:
  Due in one year or less              $   695,097        692,776    1,717,215    1,723,558
  Due after one through five years       1,832,768      1,753,954    2,884,826    2,836,102
  Due after five through ten years          58,590         60,201      856,299      837,711
  Due after ten years                    3,368,637      3,538,374    4,376,409    4,622,947
-------------------------------------------------------------------------------------------
                                         5,955,092      6,045,305    9,834,749   10,020,318
-------------------------------------------------------------------------------------------
Available for sale:
  Due after ten years                    8,162,215      8,088,950    7,944,904    7,950,214
Accrued interest receivable                117,197        117,197      152,458      152,458
-------------------------------------------------------------------------------------------
                                       $14,234,504     14,251,452   17,932,111   18,122,990
----------------------------------------------------------------------------------------

Contractual maturities do not consider anticipated prepayments of mortgage-backed securities.

During the year ended March 31, 1997, mortgage-backed securities with an amortized cost of $3,538,099 were sold at a loss of $7,787. There were no sales of mortgage-backed securities during the years ended March 31, 1996 and 1995.
                                                    (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------
(4)     Loans Receivable

Loans receivable and accrued interest receivable thereon are summarized as follows at March 31:

                                                       1997          1996
------------------------------------------------------------------------------
First Mortgage loans on real estate:
   One-to four-family residential               $119,924,528  100,156,599
   Multifamily residential                           955,952      980,180
   Commercial                                     12,182,568    9,054,078
   Construction                                    6,632,972    6,129,635
   Land                                            1,473,445    1,927,527
   Loans held for sale                             3,865,888    1,199,431
------------------------------------------------------------------------------
Total first mortgage loans                       145,035,353  119,447,450

   Loans secured by savings accounts                 650,540      667,260
   Home equity loans                                 400,088      499,224
   Home improvement loans                            112,163       87,833
   Financing leases                                  277,112           --
   Commercial loans                                1,118,630    1,400,427
   Accrued interest receivable                       760,571      662,248
------------------------------------------------------------------------------
                                                 148,354,457  122,764,442
------------------------------------------------------------------------------
Less:
   Undisbursed portion of loans in process         2,306,965    4,767,046
   Unearned discount on loans purchased               46,130       57,941
   Unearned loan fees                                919,616      608,970
   Allowance for losses                              380,000      438,500
------------------------------------------------------------------------------
                                                   3,652,711    5,872,457
------------------------------------------------------------------------------
Loans receivable, net                           $144,701,746  116,891,985
------------------------------------------------------------------------------

Substantially all of the loans receivable are mortgage loans secured by residential and commercial real estate properties located in the state of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.
                                                    (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------
(4)  (Continued)

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Commercial and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of the borrowers or guarantors. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

Nonperforming loans amounted to approximately $289,000 and $403,000 at March 31, 1997 and 1996, respectively. For the years ended March 31, 1997, 1996, and 1995, the amount of interest income that would have been recorded on loans in nonaccrual status at year end had such loans performed in accordance with their terms, was approximately $11,000, $14,000 and $22,000, respectively. The actual interest income recorded on these loans for the years ended March 31, 1997, 1996 and 1995 was approximately $5,000, $11,000 and $8,000, respectively.

The Bank, through its normal asset review process, has identified certain loans which management believes involve a degree of risk warranting additional attention. Such loans, totaling approximately $1,170,000 at March 31, 1997, are not included above in nonperforming loans, but have exhibited potential or actual weaknesses, which, if not corrected, would cause management to have doubts as to the ability of the borrowers to comply with the present loan repayment terms and which could result in classification of such loans as nonperforming in the future.

Changes in the allowance for losses were as follows for the years ended March 31:

                                      1997      1996     1995
-----------------------------------------------------------------
Beginning balance                 $438,500  $465,000  $489,016
Provision for losses on loans       32,605        --     2,703
Charge-offs                        (91,105)  (26,500)  (26,719)
-----------------------------------------------------------------
Ending balance                    $380,000   438,500   465,000
-----------------------------------------------------------------

                                                  (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(4)  (Continued)

The following table allocates the allowance for losses on loans by loan category at March 31 of the years indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                      1997      1996     1995
---------------------------------------------------------------
Residential mortgage               $155,000  155,000   165,000
Commercial mortgage                 100,000  100,000   100,000
Construction                        125,000  125,000   125,000
Commercial and financing leases          --   58,500    75,000
---------------------------------------------------------------
                                   $380,000  438,500   465,000
---------------------------------------------------------------

At March 31, 1997, 1996 and 1995, the Bank was servicing loans for the benefit of others of approximately $9,215,000, $9,550,000 and $11,088,000, respectively.

The Bank has made loans to certain of its directors and a company in which an executive officer holds a 50% interest. These loans were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers. The balance outstanding at March 31, 1997 on such loans was approximately $432,000.

(5)     Investment in and Advances to Affiliated Corporation

Bankers Affiliate, Inc. (formerly, Cash, Inc.) was organized in April 1983 as a service corporation. It is owned by the Bank and two other thrift institutions and makes consumer loans to their customers. Advances are due on demand and bear interest at a rate determined by the Bank and the two other thrift institutions. The interest rate at March 31, 1997 was 7.0%. The Bank accounts for its investment using the equity method. As of March 31, 1997, all profits to date have been reinvested. Each of the three investors share profits and losses equally at 33-1/3%.
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(5)  (Continued)

The investment in and advances to Bankers Affiliate, Inc. are as follows at March 31:

                                                       1997          1996
------------------------------------------------------------------------------
Capital stock, at cost                           $   25,000    $   25,000
Advances                                          2,750,000     2,800,000
------------------------------------------------------------------------------
                                                 $2,775,000    $2,825,000
------------------------------------------------------------------------------

Summarized financial information as of June 30, 1996 and 1995 and for the years ended June 30, 1996, 1995 and 1994 for Bankers Affiliate, Inc. is as follows:

                                                       1996          1995
------------------------------------------------------------------------------
Cash                                             $  233,189     $  157,999
Finance receivables, net                          8,124,742      8,308,052
Other assets                                         24,461          8,166
Real estate owned                                   117,729        199,722
------------------------------------------------------------------------------
                                                 $8,500,121     $8,673,939
------------------------------------------------------------------------------
Loans payable to Harbor Federal                  $2,800,000     $2,800,000
Other loans payable                               5,600,000      5,773,000
Other liabilities                                    34,162         37,679
------------------------------------------------------------------------------
                                                  8,434,162      8,610,679
Stockholders' equity                                 65,959         63,260
------------------------------------------------------------------------------
                                                 $8,500,121     $8,673,939
------------------------------------------------------------------------------

                                                  (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
-----------------------------------------------------------------

(5)  (Continued)

                                      1997      1996     1995
-----------------------------------------------------------------
Income:
    Interest                      $897,767  $852,817  $782,023
    Other income                    33,866    28,920    33,908
-----------------------------------------------------------------
                                   931,633   881,737   815,931
-----------------------------------------------------------------
Expenses:
    Interest                       686,482   594,761   599,157
    Salaries                       120,997   119,428   109,402
    Provision for losses            40,392    73,694    35,302
    Other expenses                  78,013    78,890    73,205
-----------------------------------------------------------------
                                   925,884   866,773   817,066
-----------------------------------------------------------------
Income (loss) before income taxes    5,749    14,964    (1,135)
Income taxes                         3,050    15,688    29,765
-----------------------------------------------------------------
Income (loss) before cumulative
  effect of accounting change        2,699      (724)  (30,900)
-----------------------------------------------------------------
Cumulative effect of change in
  accounting for income taxes           --        --    20,086
-----------------------------------------------------------------
Net income (loss)                 $  2,699   $  (724) $(10,814)
-----------------------------------------------------------------

(6)  Property and Equipment

Property and equipment are summarized as follows at March 31:

                                 1997      1996      Useful life
-----------------------------------------------------------------
Land                           $  733,189  $  733,189        --
Buildings and improvements      1,356,498   1,356,498 15-30 years
Leasehold improvements             33,000      33,000  5-10 years
Furniture, fixtures and
  equipment                       829,189     718,056  5-10 years
Automobiles                        24,128      24,128     3 years
-----------------------------------------------------------------
Total, at cost                  2,976,004   2,864,871
Less accumulated depreciation
  and amortization              1,037,305     886,329
-----------------------------------------------------
Property and equipment, net    $1,938,699   1,978,542
-----------------------------------------------------

                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(6)  (Continued)

At March 31, 1997, the Bank was obligated under noncancellable long-term operating leases for two of its branch offices and space for an automated teller machine. These leases expire at various dates to 1999 and provide for approximate aggregate rentals of $93,000 in 1998 and $15,000 in 1999.

Rent expense was $103,618, $6,248 and $24,350 for the years ended March 31, 1997, 1996, and 1995, respectively.

(7)  SAVINGS ACCOUNTS

Savings accounts are summarized as follows at March 31:

                            Weighted average rate           1997                1996
                            ---------------------   -------------------   ------------------
                             1997          1996     Amount         %       Amount        %
--------------------------------------------------------------------------------------------
Certificates                5.99%          6.03%   $111,226,244   63.9%  $100,088,706  60.8%
Money market                3.65%          3.64%     24,799,745   14.2%    24,331,222  14.8%
Passbook                    3.05%          3.16%     31,254,100   18.0%    33,088,140  20.1%
NOW                         0.96%          2.57%      5,425,414    3.1%     5,442,070   3.3%
Christmas Club              3.05%          3.05%        333,075    0.2%       382,424   0.2%
Commercial checking           --             --       1,065,995    0.6%     1,330,078   0.8%
--------------------------------------------------------------------------------------------
                                                    174,104,573  100.0%   164,662,640 100.0%
                                                                 =====                =====
Unamortized premium                                  (2,637,944)           (3,019,328)
                                                   ------------          ------------
                                                   $171,466,629          $161,643,312
                                                   ============          ============
Certificate accounts maturing:
   Under 12 months                                 $ 52,551,230   47.2%    58,601,861  58.6%
   12 months to 24 months                            32,311,982   29.1%     8,784,095   8.8%
   24 months to 36 months                            17,203,594   15.5%    17,223,018  17.2%
   36 months to 48 months                             6,710,506    6.0%     9,057,298   9.0%
   48 months to 60 months                             2,448,932    2.2%     6,422,434   6.4%
                                                   ------------  -----    ----------- -----
                                                   $111,226,244  100.0%   100,088,706 100.0%
                                                   ============  =====    =========== =====

At March 31, 1997 and 1996, customer deposits in savings accounts of $100,000 or more were approximately $12,540,000 and $15,716,000, respectively.
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(8)  BORROWED FUNDS

Borrowed funds are summarized as follows at March 31:

                                                       1997          1996
------------------------------------------------------------------------------
Securities sold under agreements to
  repurchase with interest rates and
  maturities as follows:
    5.7% due June 1997                             $ 4,500,000    4,500,000
    5.7% due October 1997                           10,000,000           --
    5.6% due November 1997                           2,000,000           --
------------------------------------------------------------------------------
                                                   $16,500,000    4,500,000
------------------------------------------------------------------------------

The Bank enters into sales of mortgage-backed securities with agreements to repurchase. Such agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The securities underlying the agreements are book-entry securities. The securities are delivered by appropriate entry into the counterparties' accounts maintained at the Federal Reserve Bank of New York. The mortgage-backed securities remain in the asset accounts.

Information with respect to reverse repurchase agreements is as follows for the years ended March 31:

                                        1997         1996        1995
----------------------------------------------------------------------------
Amount outstanding at year-end        $16,500,000   4,500,000    2,000,000
Maximum outstanding at any month-end   21,415,000   7,500,000    2,000,000
Average outstanding                    15,210,000   4,700,000    1,746,000
Fair value of securities sold under
  reverse repurchase agreements
  at year-end:
    Mortgage-backed securities          9,354,892   4,886,383    2,073,335
    Investment securities               8,734,950          --           --
Amortized cost of securities sold
  under reverse repurchase
  agreements at year-end
    Mortgage-backed securities          9,478,744   4,995,156    2,157,186
    Investment securities               9,000,000          --           --
----------------------------------------------------------------------------

FEDERAL HOME LOAN BANK ADVANCES

Under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta, the Bank is required to maintain as collateral for its advances qualifying first mortgage loans in an amount equal to 110% of the advances. There were no advances in 1997 and 1996, and no first mortgage loans were pledged as collateral at March 31, 1997.


                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(9)     Income Taxes

The income tax provision is composed of the following for the years ended March 31:

                                        1997         1996        1995
----------------------------------------------------------------------------
Current:
    Federal                             $ 549,850   $ 510,822    $  801,598
    State                                 121,724     113,085       183,483
----------------------------------------------------------------------------
                                          671,574     623,907       985,081
----------------------------------------------------------------------------
Deferred:
    Federal                               (85,457)     11,688        24,900
    State                                 (18,917)      2,587         5,919
----------------------------------------------------------------------------
                                         (104,374)     14,275        30,819
----------------------------------------------------------------------------
                                        $ 567,200     638,182     1,015,900
----------------------------------------------------------------------------

The net deferred tax asset at March 31, 1997 and 1996 consists of total deferred tax assets of $887,301 and $642,260, respectively, and total deferred tax liabilities of $448,267 and $441,175, respectively. The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at March 31:

                                                       1997          1996
------------------------------------------------------------------------------
Interest and fees on loans                        $  51,457      $  67,211
Allowance for losses on loans                       146,949        173,404
Accrual basis of accounting and deferred
  compensation                                      408,271        323,497
Unamortized premium on savings deposits              68,901             --
Federal Home Loan Bank stock dividends             (207,351)      (207,351)
Prepaid pension cost                                (29,771)       (22,660)
Tax bad debt reserve in excess of base year        (211,145)      (211,164)
Unrealized loss on investment available for sale    211,723         78,148
------------------------------------------------------------------------------
                                                  $ 439,034      $ 201,085
------------------------------------------------------------------------------

                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(9)     Continued

A reconciliation between the income tax provision computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% and the actual provision for income taxes is as follows for the years ended March 31:

                                        1997         1996        1995
----------------------------------------------------------------------------
Tax at statutory rate                 $499,351     558,414       894,239
State income taxes, net of
  Federal income tax benefit            67,853      76,344       121,511
Other, net                                  (4)      3,424           150
----------------------------------------------------------------------------
Income tax provision                   567,200     638,182     1,015,900
----------------------------------------------------------------------------
Effective tax rate                        38.6%       38.9%         38.6%
----------------------------------------------------------------------------

(10)     Regulatory Matters

The Federal Deposit Insurance Corporation, through the Savings Association Insurance Fund (SAIF), insures deposits of accountholders up to $100,000. The Bank pays an annual premium to provide for this insurance. The Bank is also a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances from the Bank, whichever is greater. Purchases and sales of stock are made directly with the Federal Home Loan Bank of Atlanta at par value.

During 1997, the Bank paid a special assessment of approximately $806,000 as a result of the federally-mandated recapitalization of the SAIF. The assessment was required of substantially all SAIF-insured depository institutions and was charged to noninterest expense.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, iabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(10)    Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (as defined in the regulations and as set forth in the table below). As of December 31, 1996, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum tangible, core and risk-based capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

Regulatory capital amounts and ratios for the Bank are as follows (in thousands):

                                                                                    To Be Well
                                                                                 Capitalized Under
                                                              For Capital        Prompt Corrective
                                         Actual            Adequacy Purposes     Action Provisions
                                  ---------------------   -------------------   ------------------
                                   Amount        Ratio     Amount      Ratio     Amount     Ratio
--------------------------------------------------------------------------------------------------
As of March 31, 1997:
   Tangible capital (a)           $24,479      11.24%     $3,268       1.50%    $10,893     >5%
   Core capital (a)                24,479      11.24%      6,536       3.00%     13,072     >6%
   Risk-based capital (b)          24,859      27.17%      7,320       8.00%      9,150    >10%
As of March 31, 1996:
   Tangible capital (a)            23,398      11.80%      2,975       1.50%      9,914     >5%
   Core capital (a)                23,398      11.80%      5,949       3.00%     11,897     >6%
   Risk-based capital (b)          23,846      29.38%      6,494       8.00%      8,117    >10%

(a)     Percentage of capital to ending assets.
(b)     Percentage of risk-based capital to ending risk-weighted assets.

The OTS adopted a final rule in August, 1993 incorporating an interest rate risk (IRR) component into the risk-based capital rules. The new rule was effective January 1, 1994; however, the IRR capital deduction discussed below has been waived until the OTS publishes guidelines under which institutions may appeal such a deduction. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value (NPV) to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows
from assets, liabilities, and off-balance sheet contracts.   An
institution's IRR is measured as the change to its
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(10)    Continued

NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution. Institutions, such as the Bank, with total assets of less than $300,000,000 and a risk-based capital ratio of greater than 12% are exempt from calculating an IRR component. At its discretion, the OTS may require an institution to be subject to an IRR component.

(11)     Stockholders' Equity and Related Matters

In 1994, the Board of Directors approved a plan of reorganization from a mutual savings association to a capital stock savings bank and the concurrent formation of a holding company. The conversion was accomplished through amendment of the Bank's charter and the sale (on August 11, 1994) of the Company's common stock in an amount equal to the consolidated pro forma market value of the Company and the Bank after giving effect to the conversion. A subscription offering of the shares of common stock was made initially to employee benefit plans of the Company, depositors, borrowers, directors, officers and employees and certain other eligible parties. In connection with the conversion, the Company publicly issued 2,180,086 shares of its common stock, par value $.01 per share for gross proceeds of $21,800,860 and net proceeds of $19,006,790, of which $10,360,430 was contributed to the Bank in exchange for all of its outstanding common stock.

Federal regulations require that, upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Bank after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain a savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts. At conversion the liquidation account totaled approximately $14,500,000.

OTS regulations impose limitations on all capital distributions by savings institutions. Capital distributions include cash dividends, payments to repurchase or otherwise acquire the institution's capital stock, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulations establish three tiers of institutions. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier 1 Institution) may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(11)    Continued

capital requirements) at the beginning of the calendar year or 75% of its net income over the most recent four-quarter period.
Any additional capital distributions require prior OTS approval.

An institution that meets its regulatory capital requirements, but not its fully phased-in capital requirements before or after its capital distribution (Tier 2 Institution) may, after prior notice but without the approval of the OTS, make capital distributions of: up to 75% of its net income over the most recent four-quarter period if it satisfies the risk-based capital requirement that was applicable to it on January 1, 1993, computed based on its current portfolio; up to 50% of its net income over the most recent four-quarter period if it satisfies the risk-based capital standard that was applicable to it on January 1, 1991, computed based on its current portfolio; and up to 25% of its net income over the most recent four-quarter period if it satisfies its current risk-based capital requirement. In computing the institution's permissible percentage of capital distributions, previous distributions made during the prior four-quarter period must be included.

An institution that does not meet its current regulatory capital requirements before or after payment of a proposed capital distribution (Tier 3 Institution) may not make any capital distributions without the prior approval of the OTS.

In addition, the OTS would prohibit a proposed capital distribution by any institution which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.
In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 provides that, as a general rule, a financial institution may not make a capital distribution if it would be undercapitalized after making the capital distribution. Also, an institution meeting the Tier 1 capital criteria which has been notified that it needs more than normal supervision will be treated as a Tier 2 or Tier 3 Institution unless the OTS deems otherwise.

In addition to the foregoing, bad debt reserves deducted from income for federal income tax purposes and included in retained income of the Bank are not available for the payment of cash dividends or other distributions to stockholders, without payment of taxes at the then-current tax rate by the Bank on the amount removed from the reserves for such distributions.

On February 24, 1997 the Company's Board of Directors declared a $.10 per share dividend payable April 10, 1997, to holders of record on April 1, 1997.
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(12) STOCK-BASED BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN

On August 11, 1994 the ESOP acquired 174,407 shares of the Company's common stock in exchange for a note in conjunction with the conversion to a capital stock form of organization. The ESOP holds the common stock in a trust for allocation among participating employees. The ESOP's sources of repayment of the note are dividends on the common stock, if any, either held in trust or allocated to the participants' accounts, and an annual contribution from the Bank to the ESOP and earnings thereon. For the years ended March 31, 1997, 1996 and 1995 the Bank made contributions to the ESOP of approximately $312,000, $275,000 and $183,000, respectively.

All employees who attain the age of 21 and complete six months of service are eligible to participate in the ESOP. Participants are 100% vested in their accounts after seven years of service or, if earlier, upon death, disability or attainment of normal retirement age. Participants received credit for service with the Bank prior to the establishment of the ESOP.

For the years ended March 31, 1997, 1996 and 1995, compensation expense related to the ESOP was $284,000, $259,000 and $229,000, respectively. Dividends on ESOP shares used for debt service by the ESOP for the years ended March 31, 1997 and 1996 were $52,000 and $32,000, respectively. No dividends on ESOP shares were used for debt service by the ESOP for the year ended March 31, 1995.

The ESOP shares were as follows at March 31:

                                                       1997          1996
------------------------------------------------------------------------------
Allocated shares                                        60,723       38,082
Unearned shares                                        113,684      136,325
------------------------------------------------------------------------------
                                                       174,407      174,407
------------------------------------------------------------------------------
Fair value of unearned shares at March 31           $1,847,365    1,823,347
------------------------------------------------------------------------------

MANAGEMENT RECOGNITION PLAN

Effective January 13, 1995, the Company established a Management Recognition Plan (MRP) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers were awarded a total of 87,203 shares of stock which are held in a separate trust that manages the MRP. The Company funded the MRP in 1996 by purchasing 87,203 shares of its common stock in the open market. Shares awarded to participants in the MRP vest at a rate of 20% per
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(12) CONTINUED

year on each anniversary of the effective date of the MRP. If a participant terminates employment for reasons other than death or disability, he or she forfeits all rights to unvested shares. For the years ended March 31, 1997, 1996 and 1995, compensation expense related to the MRP was $150,650, $383,520 and $90,006, respectively.

DIRECTORS RETIREMENT PLAN

On August 11, 1994, the Bank established a Directors Retirement Plan for certain directors. Participants include the President of the Bank and other directors who were members of the Board of Directors at the date of conversion to a capital stock form of organization and were not employees at that date. Participants become one-third vested per full year of service from the date of conversion. The President's benefits are equal to 60% of his average salary for the final three years of service. Nonemployee directors' benefits are equal to annual directors' fees times a benefit percentage. Such benefit percentages are 33-1/3%, 66-2/3% and 100% for 6 to 14 years, 15 to 24 years, and 25 years or more of service on the Board of Directors, respectively. Participants receive on each of the ten anniversary dates following retirement, an amount equal to the vesting percentage times the benefit percentage times the annual fee received for service on the Board of Directors during the calendar year preceding retirement. For the years ended March 31, 1997, 1996 and 1995, compensation expense related to the Directors Retirement Plan was $214,668, $214,668 and $136,534, respectively.

STOCK OPTION PLAN

Effective January 13, 1995, Company established a stock option plan which provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal to or greater than the estimated fair market value of the common stock at the date of grant. Employee options vest at 20% per year from the date of grant. Director options may be exercised at any time after the date of grant. Options expire ten years after the date of grant or one year after the date of an employee's termination.
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(12) CONTINUED

Information with respect to options is as follows for the years ended March 31:

                                                       1997          1996
                                                     (shares)      (shares)
------------------------------------------------------------------------------
Outstanding at beginning of year - $10.625 per share  203,409       218,009
   Granted                                                 --            --
   Exercised                                           (6,429)      (12,020)
   Forfeited                                          (24,475)       (2,580)
------------------------------------------------------------------------------
Outstanding at end of year - $10.625 per share        172,505       203,409
------------------------------------------------------------------------------
Exercisable at end of year                             87,701        64,682
------------------------------------------------------------------------------

In connection with the Stock Option Plan, the Company established a Stock Option Trust to purchase shares in the open market or unissued shares of stock. The Company purchased 698 shares for $8,987 and 58,707 shares for $875,242 in 1997 and 1996, respectively, and is authorized to purchase up to 49,600 shares in the open market at March 31, 1997.

(13)     PENSION PLAN

Substantially all employees are included in a defined contribution pension plan. Benefits under the plan are funded partly by contributions to trust funds and partly by payments of premiums on life insurance policies. For the years ended March 31, 1997, 1996 and 1995, pension expense was $84,370, $99,581 and $119,056, respectively.

(14)      FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates and the methods and assumptions used to determine them are set forth below for financial instruments outstanding as of March 31, 1997 and 1996.
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(14) CONTINUED

The carrying value and estimated fair value of financial instruments is summarized as follows at March 31:

                                         1997                        1996
                                  ---------------------   ------------------------
                                  Carrying       Fair       Carrying        Fair
                                  amount         value       amount        value
------------------------------------------------------------------------------------
Assets:
  Cash and interest-bearing
    deposits                   $  1,758,834  $  1,759,000 $  2,807,252 $  2,807,000
  Federal funds sold              3,939,419     3,939,000    3,441,969    3,442,000
  Investment securities          47,543,418    46,969,000   48,738,919   48,287,000
  Mortgage-backed securities     14,161,239    14,251,000   17,937,421   18,123,000
  Loans receivable              144,701,746   144,975,000  116,891,985  116,458,000

Liabilities:
  Savings accounts              171,466,629   175,433,000  161,643,312  166,844,000
  Borrowed funds                 16,500,000    16,500,000    4,500,000    4,500,000
  Advances payments by
    borrowers for taxes,
    insurance and ground
    rents                         1,902,414     1,902,000    1,929,535    1,930,000
------------------------------------------------------------------------------------

CASH AND INTEREST-BEARING DEPOSITS

The carrying amount for cash on hand and due from banks approximates fair value due to the short maturity of these instruments.

FEDERAL FUNDS SOLD

The carrying amount for Federal funds sold approximates fair value due to the overnight maturity of these instruments.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

The fair value of investment securities and mortgage-backed securities is based on bid prices received from an external pricing service or bid quotations received from securities dealers.
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(14) CONTINUED

LOANS

The fair value of residential loans is calculated by discounting anticipated cash flows determined based on weighted-average contractual maturity, weighted-average coupon and certain prepayment assumptions. Prepayment speed estimates are derived from published historical prepayment experience in the mortgage pass-through market and recent issuance activity in the primary and secondary mortgage markets. The discount rate used is calculated by adding to the Treasury yield for the corresponding weighted average maturity associated with each prepayment assumption a market spread as observed for mortgage-backed securities with similar characteristics. The fair values of multifamily and nonresidential loans are calculated by discounting the contractual cash flows at the Bank's current nonresidential loan origination rate. Construction, land and commercial loans, loans secured by savings accounts and mortgage lines of credit are considered to be at fair value due to their adjustable rate nature. The fair value of second mortgage loans is calculated by discounting scheduled cash flows through the estimated maturity date using estimated market discount rates that reflect the credit and interest rate risk inherent in the portfolio. The fair value of consumer loans is calculated by discounting the contractual cash flows at the Bank's current consumer loan origination rate. The fair value of nonperforming loans is determined by reducing the carrying value of the loans by the Bank's historical loss percentage for each specific loan category.

ACCRUED INTEREST RECEIVABLE

The carrying amount of accrued interest receivable approximates its fair value.

SAVINGS ACCOUNTS

The fair value of deposits with no stated maturity, such as noninterest bearing deposits, interest bearing NOW accounts, money market and statement savings accounts, is equal to the carrying amounts. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rates are based on the rates currently offered by the Bank for deposits of similar maturities.

BORROWED FUNDS

Securities sold under agreements to repurchase are considered to be at fair value.

ACCRUED INTEREST PAYABLE

The carrying amount of accrued interest payable approximates its fair value.
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(14) CONTINUED

ADVANCE PAYMENTS BY BORROWERS FOR TAXES, INSURANCE AND
GROUND RENTS

The carrying amount of advance payments by borrowers for taxes, insurance and ground rents approximates its fair value.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including mortgage loan commitments and lines of credit on commercial business loans. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contract amount of the financial instrument.

The Bank uses the same credit policies in making commitments for off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. The contract amounts of financial instruments with off-balance-sheet risk were approximately as follows at March 31:

                                                            1997
                                                  ---------------------------
                                                  Fixed rate    Floating Rate
-----------------------------------------------------------------------------
Residential mortgage loans to be funded          $2,447,600       774,900
Commercial mortgage loans to be funded            1,495,000            --
Undisbursed lines of credit                              --     1,266,400
------------------------------------------------------------------------------
                                                 $3,942,600     2,041,300
------------------------------------------------------------------------------

All residential mortgage loan commitments usually expire within thirty days. The interest rate range on fixed rate mortgage loan commitments was from 6.875% to 9.50% at March 31, 1997. These mortgage loan commitments and undisbursed lines of credit are expected to be settled at face amount or expire unused.

The disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles. Core deposit intangibles represent the value attributable to total deposits based on an expected duration of customer relationships.
                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(14) CONTINUED

LIMITATIONS

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(15)  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Summarized financial information for the Company is as follows as of and for the years ended March 31:

                                                       1997          1996
------------------------------------------------------------------------------
Cash                                                $ 5,178,382    6,009,797
Investment in the Bank                               10,542,516    9,461,336
------------------------------------------------------------------------------
                                                    $15,720,898   15,471,133
------------------------------------------------------------------------------
Loan payable - Bank                                 $ 1,136,840    1,363,250
Federal and state income taxes (receivable)
  payable                                              (226,254)       1,728
Other liabilities                                       185,450       30,234
------------------------------------------------------------------------------
                                                      1,096,036    1,395,212
Stockholders' equity                                 14,624,862   14,075,921
------------------------------------------------------------------------------
                                                    $15,720,898   15,471,133
------------------------------------------------------------------------------

                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(15) CONTINUED

STATEMENTS OF INCOME

                                        1997         1996        1995
----------------------------------------------------------------------------
Income:
  Interest income                      $112,763    $258,840     $173,024
----------------------------------------------------------------------------
Expenses:
  Interest expense                      110,349     233,434           --
  Professional fees                      19,200      75,000       54,256
  Other expenses                         30,565      42,247       16,801
----------------------------------------------------------------------------
                                        160,114     350,681       71,057
----------------------------------------------------------------------------
Income (loss) before equity in
  net income of subsidiary and
  income taxes                          (47,351)    (91,841)     101,967
Equity in net income of subsidiary      930,531   1,060,703    1,551,647
----------------------------------------------------------------------------
Income before income taxes              883,180     968,862    1,653,614
Income taxes (benefit)                  (18,300)    (35,350)      39,400
----------------------------------------------------------------------------
Net income                           $  901,480   1,004,212    1,614,214
----------------------------------------------------------------------------

                                                   (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(15) CONTINUED

STATEMENTS OF CASH FLOWS

                                           1997         1996        1995
----------------------------------------------------------------------------
Operating activities:
  Net income                             $  901,480   $1,004,212   1,614,214
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
     Equity in net income of subsidiary    (930,531)  (1,060,703) (1,551,647)
     Noncash compensation under stock-
       based benefit plans                  462,650      658,087     273,194
     Other, net                            (396,157)    (261,656)     69,400
----------------------------------------------------------------------------
Net cash provided by operating activities    37,442      339,940     405,161
----------------------------------------------------------------------------
Investing activities:
   Purchase of stock of Bank                     --           -- (10,465,465)
   Dividend distribution from Bank               --    4,000,000          --
----------------------------------------------------------------------------
Net cash provided by (used in)
  investing activities                           --    4,000,000 (10,465,465)
----------------------------------------------------------------------------
Financing activities:
  Net proceeds of stock conversion               --           --  19,006,790
  Purchase of common stock                   (8,987)  (7,220,210) (1,034,545)
  Exercise of stock options by Stock
    Option Trust                             68,308      127,713          --
  Borrowings                                     --           --   1,744,070
  Repayment of borrowings                  (226,410)    (206,410)   (174,410)
  Dividends paid                           (701,768)    (403,833)   (109,004)
----------------------------------------------------------------------------
Net cash provided by (used in) financing
  activities                               (868,857)  (7,702,740) 19,432,901
----------------------------------------------------------------------------
Increase (decrease) in cash and
  equivalents                              (831,415)  (3,362,800)  9,372,597
Cash and equivalents at beginning of
  year                                    6,009,797    9,372,597          --
----------------------------------------------------------------------------
Cash and equivalents at end of year      $5,178,382    6,009,797   9,372,597
----------------------------------------------------------------------------