Form 10KSB40, Exhibit 13
period 1998-03-31
HARBOR FEDERAL BANCORP INC
filed 1998-06-26
CIK 919553

                       MARKET INFORMATION

The Company's common stock began trading under the symbol "HRBF" on the NASDAQ National Market System on August 11, 1994. At March 31, 1998, there were 1,693,420 shares of the common stock outstanding and approximately 426 holders of record of the common stock. During fiscal year ended March 31, 1998, two dividends have been paid on the common stock at $0.10 per share and two dividends at $0.12 per share. On April 10, 1998 a dividend of $0.13 per share was also paid.

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

          In addition to historical information, this annual report may contain forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed herein. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date they are made. The Company undertakes no obligation to publicly revise or update forward-looking statements to reflect events or circumstances that arise thereafter. Readers should carefully review the disclosures set forth in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual, Quarterly and Current Reports of Forms 10-KSB, 10-QSB and 8-K filed in the past and to be filed in the future.

FINANCIAL CONDITION

          Harbor Federal's total assets increased by $11.7
million or 5.3% from $219.5 million at March 31, 1997 to $231.1 million at March 31, 1998, primarily due to increases in mortgage-backed securities of $7.0 million and investment securities of $4.3 million.

          Net loans receivable increased $3.2 million or 2.2% from $144.7 million at March 31, 1997 to $147.9 million at March 31, 1998. This increase was due primarily to a normal level of loan originations over repayments which was funded primarily by an increase in borrowed funds.

          Harbor Federal's borrowings increased by $8.8
million or 53.1% from $16.5 million at March 31, 1997 to $25.3 million at March 31, 1998. The borrowed funds were used to fund loan originations.

RESULTS OF OPERATIONS

          Harbor Federal had net income totaling $1.7 million, $901,000 and $1.0 million for fiscal years 1998, 1997 and 1996, respectively.

          Interest Income. Total interest income increased by $1.0 million, or 6.7% from $15.4 million for the year ended March 31, 1997 to $16.4 million for the year ended March 31, 1998. The increase in interest income was principally attributable to a $11.3 million, or 5.5% increase in the balance of average interest-earning assets to $217.2 million for the year ended March 31, 1998 from $205.8 million for the year ended March 31, 1997, and an increase in the average on Harbor Federal's average interest-earning assets to 7.55% for the year ended March 31, 1998 from 7.47% for the year ended March 31, 1997. The increase in interest-earning assets during the year ended March 31, 1998 compared to the year ended March 31, 1997 reflects management's use of funds received from deposits and borrowings. The increase in average interest-earning assets was largely the result of a $14.3 million increase in average loans receivable, partially offset by a $2.0 million decrease in average investment securities and a $1.0 million decrease in average mortgage-backed securities. The increase in average yield was caused primarily by an increase in adjustable rates on one-to-four family residential mortgage loans.

          Interest income on first mortgage and other loans increased by $1.2 million, or 11.7%, to $11.6 million for the year ended March 31, 1998 from $10.4 million for the year ended March 31, 1997. This increase was attributable to the increase in average investment in first mortgage and other loans to $148.0 million for the year ended March 31, 1998 from $133.7 million for the year ended March 31, 1997 and an increase in the average yield on first mortgage and other loans to 7.9% for the year ended March 31, 1998 from 7.8% for the year ended March 31, 1997. The higher average yield on mortgage loans reflects primarily increasing interest rates on adjustable rate mortgage loans. Interest income on mortgage-backed securities decreased by $90,000, or 7.4% to $1.1 million for the year ended March 31, 1998 from $1.2 million for the year ended March 31, 1997. The decrease resulted primarily from a $1.0 million, or 6.2%, decrease in average mortgage-backed securities to $15.8 million for the year ended March 31, 1998 from $16.8 million for the year ended March 31, 1997 and a decrease in average yield on mortgage-backed securities to 7.1% for the year ended March 31, 1998 from 7.2% for the year ended March 31, 1997. Interest income on investment securities also decreased $116,000, or 3.4%, to $3.3 million for the year ended March 31, 1998 from $3.4 million for the year ended March 31, 1997. The decrease resulted primarily from a $2.0 million, or 4.1%, decrease in average investment securities to $46.9 million for the year ended March 31, 1998 from $48.9 million for the year March 31, 1997, partially offset by an increase in average yield on investment securities to 7.1% for the year ended March 31, 1998 from 7.0% for the year ended March 31, 1997. Interest income from short-term investments and other interest-earning assets increased $19,000, or 6.5% to $314,000 for the year ended March 31, 1998 from $295,000 for the year ended March 31, 1997 as a result of an increase in average short-term investments and other interest earning assets of $88,000, or 1.4%, to $6.5 million for the year ended March 31, 1998 from $6.4 million for the year ended March 31, 1997 and an increase in average yield on short-term investments and other interest-earning assets to 4.8% for the year ended March 31, 1998 from 4.6% for the year ended March 31, 1997.

          Total interest income increased by $3.6 million, or 30.4%, from $11.8 million for the year ended March 31, 1996 to $15.4 million for the year ended March 31, 1997. The increase in interest income was principally attributable to a $49.3 million, or 31.5% increase in the balance of average interest-earning assets to $205.8 million for the year ended March 31, 1997 from $156.5 million for the year ended March 31, 1996, partially offset by a decrease in the average yield on Harbor Federal's average interest-earning assets to 7.47% for the year ended March 31, 1997 from 7.53% for the year ended March 31, 1996. The increase in interest-earning assets during the year ended March 31, 1997 compared to the year ended March 31, 1996 reflects management's use of the funds received from deposits, including the deposits acquired in February 1996, and borrowings. The increase in average interest-earning assets was largely the result of a $29.8 million increase in average loans and a $22.5 million increase in average investment securities, partially offset by a $1.3 million decrease in average mortgage-backed securities and a $1.7 million decrease in average short-term investment securities and other interest-earning assets. The decrease in average yield was caused primarily by a decrease in fixed and adjustable rates on one-to four-family residential mortgage loans.

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

          Interest Expense. Total interest expense increased $468,000, or 5.0% to $9.8 million for the year ended March 31, 1998 from $9.4 million for the year ended March 31,1997. The increase resulted from an $8.3 million, or 5.0% , increase in average deposits to $172.8 million for the year ended March 31, 1998 from $164.5 million for the year ended March 31, 1997, and $2.3 million or 14.8% increase in average borrowed funds to $17.5 million for the year ended March 31, 1998 from $15.2 million for the year ended March 31, 1997. These increases were partially offset by a reduction in the average cost of funds to 5.17% for the year ended March 31, 1998 from 5.21% for the year ended March 31, 1997.

          Total interest expense increased by $3.2 million, or 50.8%, to $9.4 million for the year ended March 31, 1997 from $6.2 million for the year ended March 31, 1996. The increase was attributable to an increase in the average cost of deposits to 5.2% for the year ended March 31, 1997 from 4.9% for the year ended March 31, 1996, a $41.9 million, or 34.2%, increase in average deposits to $164.5 million for the year ended March 31, 1997 from $122.6 million for the year ended March 31, 1996, and a $10.7 million increase in average borrowed funds to $15.2 million for the year ended March 31, 1997 from $4.5 million for the year ended March 31, 1996. The borrowed funds were used to fund loan originations.

          Net Interest Income. Net interest income increased by $564,000, or 9.4%, to $6.6 million for the year ended March 31, 1998 from $6.0 million for the year ended March 31, 1997. The principal reason for the increase in net interest income was the increase in average outstanding loans and an increase in the interest rate spread to 2.4% for the year ended March 31, 1998 from 2.3% for the year ended March 31, 1997.

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

          Provisions for Losses. Harbor Federal maintains an allowance for losses on loans based on management's review and classification of the loan portfolio and analyses of borrowers' ability to pay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current and prospective economic conditions, status of nonperforming loans and regulatory reviews conducted in the regulatory examination process. There was a $110,000 provision for losses on loans for the year ended March 31, 1998 as compared to $33,000 provision for the year ended March 31, 1997 and no provision for the year ended March 31, 1996. Management believes that the current level of loan loss allowances is adequate to provide for losses, although there can be no assurance that such losses will not exceed estimated amounts. See Notes 1 and 4 of the Notes to Consolidated Financial Statements for additional information on the allowance for losses on loans.

          Noninterest Income. Noninterest income increased $260,000, or 113.5%, to $489,000 for the year ended March 31,
1998 from $229,000 for the year ended March 31, 1997. The increase was due primarily to loan origination fees of $160,000 earned by Bank Street Mortgage Company, a subsidiary of the Bank formed in June 1997, and a sale of loans in December 1997 which resulted in a gain of $96,000.

          Noninterest income increased $87,000 or 61.3% to $229,000 for the year ended March 31, 1997 from $142,000 for the year ended March 31, 1996. The increase was due primarily to fees of $45,000 earned from an ATM machine installed in Ocean City, Maryland in May 1996.

          Noninterest Expense. Noninterest expense decreased by $594,000, or 12.6%, to $4.1 million for the year ended March 31, 1998 from $4.7 million for the year ended March 31, 1997. The decrease in noninterest expense was due to a reduction in the SAIF premiums of $939,000, partially offset by increases in compensation and benefits expense of $239,000, or 9.9%, to $2.7 million for the year ended March 31, 1998 from $2.4 million for the year ended March 31, 1997 and other expenses of $127,000, or 18.7%, to $809,000 for the year ended March 31, 1998 from $682,000 for the year ended March 31, 1997.

          The decrease in SAIF premiums occurred because premiums for the year ended March 31, 1997 included a nonrecurring assessment for recapitalization of the SAIF of $806,000 and because deposit insurance rates were reduced. The increases in compensation and benefits expense and other expenses were due to operations of Bank Street Mortgage Company and general increases in costs.

          Noninterest expense increased by $656,000 to $4.7 million for the year ended March 31, 1997 from $4.1 million for the year ended March 31, 1996. The increase in noninterest expense was due to a one-time assessment of $806,000 for deposit insurance due to the federally mandated recapitalization of Savings Association Insurance Fund as of September 30, 1996.

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

          Income Taxes. The changes in the amounts of Harbor Federal's income tax provision reflect the changes in income before income taxes. Income tax provisions for the years ended March 31, 1998, 1997 and 1996 are generally reflective of the amounts of Harbor Federal's pre-tax income and the effective income tax rate then in effect. See Notes 1 and 9 of the Notes to Consolidated Financial Statements for additional information on income taxes.

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

          The table also presents information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                   Year Ended March 31,
                                ------------------------------------------------------------------------------------
                                            1998                         1997                       1996
                                ----------------------------  --------------------------- --------------------------
                                                     Average                      Average                    Average
                                Average               Yield/  Average              Yield/ Average             Yield/
                                Balance   Interest   Cost(1)  Balance   Interest  Cost(1)  Balance  Interest Cost(1)
                                -------   --------   -------  -------   --------  ------- --------  -------- -------
                                                               (Dollars in thousands)
Interest-earning assets:
  Loans .  .  .  .  .  .  .  .  $147,967  $11,645    7.87%    $133,674   $10,426  7.80%   $103,861  $ 8,259   7.95%
  Investment securities.  .  .    46,893    3,321    7.08       48,895     3,437  7.03      26,426    1,901   7.19
  Mortgage-backed securities .    15,768    1,121    7.11       16,810     1,211  7.21      18,136    1,297   7.15
  Short-term investments and
    other interest-earning
    assets (2). .  .  .  . . .     6,545      314    4.79        6,456       295  4.56       8,115      326   4.01
                                --------  -------             --------   -------          --------  -------
    Total interest-earning
      assets. . .  .  .  . . .   217,173   16,401    7.55      205,835    15,369  7.47     156,538   11,783   7.53
                                          -------                        -------                    -------
Non-interest-earning assets. .     4,598                         4,347                       4,387
                                --------                      --------                    --------
    Total assets. . .  .  .  .  $221,771                      $210,182                    $160,925
                                ========                      ========                    ========

Interest-bearing liabilities:
  Deposits  .  .  .  .  .  .  . $172,797    8,845    5.12     $164,531     8,468  5.15    $122,575    5,944   4.85
  Borrowed funds  .  .  .  .  .   17,463      994    5.69       15,210       904  5.94       4,554      269   5.90
                                --------  -------             --------   -------          --------  -------
    Total interest-bearing
      liabilities .  .  .  .  .  190,260    9,839    5.17      179,741     9,372  5.21     127,129    6,213   4.89
                                          -------                        -------                    -------

Non-interest bearing
  liabilities  .  .  .  .  .  .    3,040                         2,489                       2,115
                                --------                      --------                    --------
    Total liabilities.  .  .  .  193,300                       182,230                     129,244
Stockholders' equity .  .  .  .   28,471                        27,952                      31,681
                                --------                      --------                    --------
    Total liabilities and
      stockholders' equity. . . $221,771                      $210,182                    $160,925
                                ========                      ========                    ========
Net interest income  .  .  .  .           $ 6,562                        $ 5,997                    $ 5,570
                                          =======                        =======                    =======
Interest rate spread (3).  .  .                       2.38%                       2.26%                       2.64%
                                                      ====                        ====                        ====
Net yield on interest-earning
  assets (4).  .  .  .  .  .  .                       3.02%                       2.91%                       3.56%
                                                      ====                        ====                        ====
Ratio of average interest-
  earning assets to average
  interest-bearing
  liabilities  .  .  .  .  .                        114.15%                     114.52%                     123.13%
                                                    ======                      ======                      ======

____________
(1)  Represents interest income or expense as a percentage of average interest-earning assets or average interest-bearing liabilities.
(2)  Includes interest-bearing deposits, certificates of deposit, short-term investments, secured demand loans to Bankers Affiliate, Inc. and Federal Home Loan Bank stock.
(3)  Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)  Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                                               Year Ended March 31,
                                      -------------------------------------------------------------
                                          1998       vs.       1997       1997      vs.      1996
                                      -------------------------------  ----------------------------
                                              Increase (Decrease)           Increase (Decrease)
                                                   Due to                         Due to
                                      -------------------------------  ----------------------------
                                                        Rate/                        Rate/
                                       Volume   Rate   Volume   Total  Volume  Rate  Volume   Total
                                      -------   ----  --------  -----  ------  ----  ------   -----
Interest income:
    Loans  .  .  .  .  .  .  .  .  .  $1,115    $ 94   $10     $1,219  $2,370  $(158) $ (45)  $2,167
    Investment securities .  .  .  .    (141)     24     1       (116)  1,617    (44)   (37)   1,536
    Mortgage-backed securities  .  .     (75)    (17)    2        (90)    (95)    10     (1)     (86)
    Short-term investments and
      other interest-earning
      assets (1) .  .  .  .  .  .  .       4      15     0         19     (67)    45     (9)     (31)
                                      ------    ----   ---     ------  ------  -----  -----   ------
        Total interest income.  .  .     903     116    13      1,032   3,825   (147)   (92)   3,586

Interest expense:
    Deposits  .  .  .  .  .  .  .  .     425     (49)    1        377   2,034    364    126    2,524
    Borrowed funds  .  .  .  .  .  .     134     (38)   (6)        90     628      2      5      635
                                      ------    ----   ---     ------  ------  -----  -----   ------
        Total interest expense  .  .     559     (87)   (5)       467   2,662    366    131    3,159
                                      ------    ----   ---     ------  ------  -----  -----   ------
Change in net interest income.  .  .  $  344    $203   $18     $  565  $1,163  $(513) $(223)  $  427
                                      ======    ====   ===     ======  ======  =====  =====   ======

________
(1) Includes interest on interest-bearing deposits, certificates of deposit, short-term investments, secured demand loan to Bankers Affiliate, Inc. and dividends on Federal Home Loan Bank stock.

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

      Net Portfolio Value. The OTS has incorporated an interest rate risk ("IRR") component into the risk-based regulatory capital rules. The IRR component is a dollar amount that would be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and would be measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's IRR is measured as the reduction in its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% may require the institution to deduct from its capital 50% of the excess change times the estimated market value of its assets. Based on the most recent information provided to Harbor Federal by the OTS, which is as of December 31, 1997, a 200 basis point change in market interest rates would not be expected to reduce the Bank's NPV by more than 2%.

LIQUIDITY AND CAPITAL RESOURCES

      Harbor Federal is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.0%. Harbor Federal's liquidity ratio averaged 7.3% during the month of March 1998. Liquidity ratios averaged 7.7% for the year ended March 31, 1998. Harbor Federal adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes from mortgage escrow accounts, repayment of borrowings and loan commitments. Harbor Federal also adjusts liquidity as appropriate to meet its asset and liability management objectives.

      Harbor Federal's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Harbor Federal manages the pricing of its deposits to maintain a desired deposit balance. In addition, Harbor Federal invests in short-term interest-earning assets, which provide liquidity to meet lending requirements. At March 31, 1998, $6.5 million, or 12.8%, of Harbor Federal's investment portfolio was scheduled to mature in one year or less, $1.0 million, or 1.9%, was scheduled to mature in one to five years, and $43.3 million was scheduled to mature in over five years. At March 31, 1998, certificates of deposit which were scheduled to mature in one year or less totaled $74.3 million. Assets qualifying for liquidity outstanding at March 31, 1998 amounted to $12.4 million.

      Harbor Federal had $933,000 in outstanding loan commitments at March 31, 1998. Harbor Federal expects to fund its loan originations through principal and interest payments on loans and mortgage-backed securities, proceeds from investment and other securities as maturities occur and, to the extent necessary, borrowed funds. Management expects that funds provided from these sources will be adequate to meet Harbor Federal's needs.

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

YEAR 2000 ACTION PLAN

      In 1997, the Company adopted a Year 2000 Action Plan
(the "Plan"). The Plan identifies the process by which the Company will address Year 2000 related issues. It also establishes a committee, lead by senior management, assigned the responsibility to complete Year 2000 preparations, with a targeted completion date of December 31, 1998. The Plan includes several phases as follows; awareness; assessment; renovation; validation; and implementation.

      The Company relies upon its third party service bureau to provide its data processing services. The Company has reviewed the Year 2000 plan established by its data processing service bureau and regularly evaluates the progress being made. In addition, the Company is working with other vendors in pursuit of timely completion of the Year 2000 project.

      Cost associated with the Year 2000 project will primarily include costs incurred to upgrade existing software and hardware not currently Year 2000 compliant. The Company estimates that these costs will be incurred in the normal course of business as software and hardware is ordinarily upgraded to keep pace with technological advances. Management currently expects that these costs could range to $35,000 over a period of eighteen months.

NEW ACCOUNTING STANDARDS

      In June 1997, The Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with other financial statements. It requires that an enterprise display an amount representing total comprehensive income for each period. It does not require per share amounts of comprehensive income to be disclosed. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997.

MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION
-----------------------------------------------------

      The Company's common stock is traded on the over-the-counter market under the symbol "HRBF" and trading information is reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System. As of March 31, 1998, there were 437 stockholders of record and 1,693,420 shares of common stock entitled to vote and receive dividends of which 1,602,137 shares were considered outstanding for financial reporting purposes due to nonvesting of certain ESOP shares. See Note 12 of Notes to Consolidated Financial Statements. The number of stockholders of record does not reflect the number of persons or entities who hold their stock in nominee or "street" name.

      Two quarterly dividends of $.10 per share and two quarterly dividends of $.12 per share were paid during the year ended March 31, 1998 and four quarterly dividends of $.10 per share were paid during the year ended March 31, 1997. On February 23, 1998, a dividend of $.13 per share was declared payable April 10, 1998 to holders of record at the close of business on April 1, 1998. The high and low closing sale prices for the Company's common stock as reported on the NASDAQ stock market during each quarter of fiscal 1998 and 1997 were as follows (these quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and might not represent actual transactions):

                          First   Second    Third   Fourth
                          Quarter Quarter  Quarter  Quarter
                          ------- -------  -------  -------
Market Price Range

Fiscal 1998:
    High                  $19.00  23.00    25.25    25.25
    Low                    15.38  18.25    19.50    21.50

Fiscal 1997:

    High                  $13.75  14.50    16.00    18.25
    Low                    12.50  12.38    14.25    15.38

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 1998, 1997 and 1996
________________________________________________________________


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION

     The consolidated financial statements include the accounts of Harbor Federal Bancorp, Inc. (the Company) and its wholly owned subsidiary Harbor Federal Savings Bank (the
     Bank). All significant intercompany accounts and transactions have been eliminated in consolidation.

     BUSINESS

     The Bank provides a full range of banking services to individual and corporate customers through its subsidiaries and branch banks in Maryland. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those agencies.

     BASIS OF PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the periods. Actual results could differ from those estimates.

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


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(1)  CONTINUED

     CASH AND CASH EQUIVALENTS

     Cash equivalents includes Federal funds sold and are carried at cost which approximates fair value. Generally, Federal funds are purchased and sold for one-day periods.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES

     Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires classification of investments into three categories. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt securities not classified as held to maturity and equity securities with readily determinable fair values are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in income. Investments not classified as held to maturity or trading are considered available for sale and are reported at fair value, with unrealized holding gains and losses excluded from income and reported as a separate component of stockholders' equity (net of tax effects). Fair value is determined based on published bid prices or bid quotations received from securities dealers. Realized gains and losses on sales are determined using the specific identification method.

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

     LOANS HELD FOR SALE

     Loans held for sale consisted primarily of mortgage loans at March 31, 1998 and 1997. Loans held for sale are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis.
                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

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

     LOANS RECEIVABLE

     Loans are stated at the amount of unpaid principal reduced by unearned income and the allowance for credit losses. Interest on loans is not accrued when, in the opinion of management, full collection of principal or interest is in doubt, or payment of principal or interest has become 90 days past due. Interest accrued prior to a loan becoming 90 days past due is retained in income. Such interest is considered in management's determination of the allowance for loan losses. Any interest received in excess of the amount previously accrued on such loans is recorded in income in the period of recovery.

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

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(1)  CONTINUED

     A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In accordance with SFAS No. 114 Accounting by Creditors for Impairment of a Loan(SFAS No. 114), impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance. SFAS No. 114 does not apply to large groups of smaller balance homogenous loans, including residential mortgage loans and consumer installment loans, that are collectively evaluated for impairment.

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

     Qualified thrift lenders, such as the Bank, are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $4,600,000 with an income tax effect of approximately $1,750,000 at March 31, 1998 and 1997. As specified in legislation enacted in August 1996, this bad debt reserve would become taxable in the future if certain conditions are not met by the Bank.

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(1)  CONTINUED

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

     NET INCOME PER SHARE OF COMMON STOCK

     The Company adopted Statement of Financial Accounting Standards No. 128 Earnings per Share (SFAS No. 128) in 1998. SFAS No. 128 establishes revised standards for computing and presenting earnings per share (EPS) data. It requires dual presentation of "basic" and "diluted" EPS on the face of the statements of income and reconciliation of the numerators and denominators used in the basic and diluted EPS calculations. As required by SFAS No. 128, EPS data for prior periods presented have been restated to conform to the new standard.

     Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the numerator and the denominator of the basic EPS calculation for the effect of all dilutive potential common shares outstanding during the period. The dilutive effects of options and

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(1)  CONTINUED

     unvested restricted stock awards are computed during the "treasury stock" method. Unearned ESOP shares are not included in outstanding shares. Information related to the calculation of net income per share of common stock is summarized as follows for the years ended March 31:

                                     1998                   1997                  1996
                              --------------------     -----------------    --------------------
                              Basic       Diluted      Basic    Diluted     Basic      Diluted
------------------------------------------------------------------------------------------------
Net income                    $1,668,807 1,668,807    901,480    901,480   1,004,212  1,004,212
Dividends on unvested
  common stock awards            (14,098)  (11,441)   (18,138)   (16,213)    (17,441)   (15,868)
------------------------------------------------------------------------------------------------
Adjusted net income
  used in EPS
  calculations                $1,654,709 1,657,366    883,342    885,267     986,771    988,344
================================================================================================
Weighted average
  shares outstanding           1,574,314 1,574,314  1,596,392  1,596,392   1,825,883  1,825,883

Dilutive securities:
  Options                             --    51,527         --     24,095          --     15,419
  Unvested common
    stock awards                      --     5,653         --      4,811          --      6,289
------------------------------------------------------------------------------------------------
Adjusted weighted-average
  shares used in EPS
  computation                  1,574,314 1,631,494  1,596,392  1,625,298   1,825,883  1,847,591
================================================================================================

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(2)  INVESTMENT SECURITIES

     Investment securities and accrued interest receivable thereon are summarized as follows at March 31:

                                                               1998
                                   ----------------------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair     Carrying
                                     cost         gains         losses       value     amount
---------------------------------------------------------------------------------------------------
Held to maturity:
  U.S. Government and
    agency obligations           $14,987,212     4,387          (51,319)   14,940,280   14,987,212
--------------------------------------------------------------------------------------------------
Available for sale:
  U.S. Government and
    agency obligations            35,994,884    41,594         (202,398)   35,834,080   35,834,080
  Preferred stock -
    Federal Home Loan
    Mortgage Corporation              6,339    363,674               --       370,013      370,013
---------------------------------------------------------------------------------------------------
                                 36,001,223    405,268         (202,398)   36,204,093   36,204,093
Accrued interest receivable         635,237         --               --       635,237      635,237
---------------------------------------------------------------------------------------------------
                                $51,623,672    409,655         (253,717)   51,779,610   51,826,542
===================================================================================================

                                                               1997
                                   ----------------------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair     Carrying
                                     cost         gains         losses       value     amount
---------------------------------------------------------------------------------------------------
Held to maturity:
  U.S. Government and
    agency obligations           $24,476,611  $  6,140     $   (580,981)  $23,901,770  $24,476,611
---------------------------------------------------------------------------------------------------
Available for sale:
  U.S. Government and
    agency obligations            22,977,853        --         (671,253)   22,306,600   22,306,600
  Preferred stock -
    Federal Home Loan
    Mortgage Corporation              6,339    206,211               --       212,550      212,550
---------------------------------------------------------------------------------------------------
                                 22,984,192    206,211         (671,253)   22,519,150   22,519,150
Accrued interest receivable         547,657         --               --       547,657      547,657
---------------------------------------------------------------------------------------------------
                                $48,008,460   $212,351       (1,252,234)   46,968,577   47,543,418
===================================================================================================


                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(2)  CONTINUED

     Investment securities mature as follows at March 31:

                                                 1998                         1997
                                        ------------------------    --------------------------
                                        Amortized         Fair      Amortized         Fair
                                           cost           value       cost           value
---------------------------------------------------------------------------------------------
Held to maturity:
  Due in one year or less              $ 6,499,429      6,490,245     2,000,140    2,001,880
  Due after one through
    five years                                  --             --     8,494,899    8,403,015
  Due after five through
    ten years                            8,487,783      8,450,035    12,981,572   12,497,655
  Due after ten years                           --             --     1,000,000      999,220
--------------------------------------------------------------------------------------------
                                        14,987,212     14,940,280    24,476,611   23,901,770
-------------------------------------------------------------------------------------------------------------
Available for sale:
  Due after one through
    five years                           1,000,000        992,510     1,000,000      966,410
  Due after five through
    ten years                            8,996,986      9,012,100    17,984,611   17,519,280
  Due after ten years                   25,997,898     25,829,470     3,993,242    3,820,910
--------------------------------------------------------------------------------------------
                                        35,994,884     35,834,080    22,977,853   22,306,600
Accrued interest receivable                635,237        635,237       547,657      547,657
--------------------------------------------------------------------------------------------
                                       $51,617,333     51,409,597    48,002,121   46,756,027
============================================================================================

There were no sales of investment securities during the years ended March 31, 1998, 1997 and 1996.

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(3)  MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities and accrued interest receivable thereon are summarized as follows at March 31:

                                                               1998
                                   -----------------------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair     Carrying
                                     cost         gains         losses       value     amount
----------------------------------------------------------------------------------------------------
Held to maturity:
  Government National
    Mortgage Association
    (GNMA)                        $1,042,252       70,645        --        1,112,897   1,042,252
  Federal National
    Mortgage Association
    (FNMA)                         1,747,152       56,724    (2,980)       1,800,896   1,747,152
  Federal Home Loan
    Mortgage Corporation
    (FHLMC)                        1,286,191       41,576    (1,123)       1,326,644   1,286,191
---------------------------------------------------------------------------------------------------
                                   4,075,595      168,945    (4,103)       4,240,437   4,075,595
Available for sale:
  GNMA                            14,127,943      139,307        --       14,267,250  14,267,250
  FHLMC                            2,663,085          448        --        2,663,533   2,663,533
---------------------------------------------------------------------------------------------------
                                  16,791,028      139,755        --       16,930,783  16,930,783
Accrued interest receivable          153,576           --        --          153,576     153,576
---------------------------------------------------------------------------------------------------
                                 $21,020,199      308,700    (4,103)      21,324,796  21,159,954
===================================================================================================

                                                               1998
                                   ---------------------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair     Carrying
                                     cost         gains         losses       value     amount
--------------------------------------------------------------------------------------------------
Held to maturity:
  GNMA                            $ 1,319,880      66,667            --     1,386,547   1,319,880
  FNMA                              2,243,013      58,086       (31,432)    2,269,667   2,243,013
  FHLMC                             2,392,199      45,693       (48,801)    2,389,091   2,392,199
--------------------------------------------------------------------------------------------------
                                    5,955,092     170,446       (80,233)    6,045,305   5,955,092
Available for sale:
  GNMA                              4,814,984          --       (87,215)    4,727,769   4,727,769
  FHLMC                             3,347,231      13,966            --     3,361,197   3,361,181
--------------------------------------------------------------------------------------------------
                                    8,162,215      13,966       (87,215)    8,088,966   8,088,950
Accrued interest receivable           117,197          --            --       117,197     117,197
--------------------------------------------------------------------------------------------------
                                  $14,234,504     184,412      (167,448)   14,251,468  14,161,239
==================================================================================================

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(3)  CONTINUED

     Contractual maturities of mortgage-backed securities are as follows at March 31:

                                                 1998                         1997
                                        ------------------------    --------------------------
                                        Amortized         Fair      Amortized       Fair
                                           cost           value       cost          value
---------------------------------------------------------------------------------------------
Held to maturity:
   Due in one year or less              $   465,345        464,222      695,097       692,776
   Due after one through five years       1,010,984      1,012,661    1,832,768     1,753,954
   Due after five through ten years         143,118        150,467       58,590        60,201
   Due after ten years                    2,456,148      2,613,087    3,368,637     3,538,374
---------------------------------------------------------------------------------------------
                                          4,075,595      4,240,437    5,955,092     6,045,305

Available for sale:
   Due after ten years                   16,791,028     16,930,783    8,162,215     8,088,950

Accrued interest receivable                 153,576        153,576      117,197       117,197
---------------------------------------------------------------------------------------------
                                        $21,020,199     21,324,796   14,234,504    14,251,452
=============================================================================================

Contractual maturities do not consider possible prepayments.

During the year ended March 31, 1997, mortgage-backed securities with an amortized cost of $3,538,099 were sold at a loss of $7,787. There were no sales of mortgage-backed securities during the years ended March 31, 1998 and 1996.

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(4)  LOANS RECEIVABLE

     Loans receivable and accrued interest receivable thereon are summarized as follows at March 31:

                                                     1998           1997
------------------------------------------------------------------------------
First mortgage loans on real estate:
   One to four-family residential                 $118,814,885   119,924,528
   Multifamily residential                             929,111       955,952
   Commercial                                       16,392,236    12,182,568
   Construction                                      8,296,150     6,632,972
   Land                                              2,934,061     1,473,445
   Loans held for sale                               2,755,614     3,865,888
------------------------------------------------------------------------------
Total first mortgage loans                         150,122,057   145,035,353
   Loans secured by savings accounts                   621,080       650,540
   Home equity loans                                   455,744       400,088
   Home improvement loans                              224,493       112,163
   Financing leases                                    850,046       277,112
   Commercial loans                                    811,022     1,118,630
   Accrued interest receivable                         758,781       760,571
------------------------------------------------------------------------------
                                                   153,843,223   148,354,457
------------------------------------------------------------------------------
Less:
   Undisbursed portion of loans in process           4,438,239     2,306,965
   Unearned discount on loans purchased                 38,638        46,130
   Unearned loan fees                                  975,327       919,616
   Allowance for losses                                490,000       380,000
------------------------------------------------------------------------------
                                                     5,942,204     3,652,711
------------------------------------------------------------------------------
Loans receivable, net                             $147,901,019   144,701,746
==============================================================================

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


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(4)  CONTINUED

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

     Nonperforming loans amounted to approximately $975,000 and $289,000 at March 31, 1998 and 1997, respectively. For the years ended March 31, 1998, 1997 and 1996, the amount of interest income that would have been recorded on loans in nonaccrual status at year end had such loans performed in accordance with their terms, was approximately $79,000, $11,000 and $14,000, respectively. The actual interest income recorded on these loans for the years ended March 31, 1998, 1997 and 1996 was approximately $67,000, $5,000 and $11,000, respectively.

     The Bank, through its normal asset review process, has identified certain loans which management believes involve a degree of risk warranting additional attention. Such loans, totaling approximately $385,000 and $1,170,000 at March 31, 1998 and 1997, respectively, are not included above in nonperforming loans, but have exhibited potential or actual weaknesses, which, if not corrected, would cause management to have doubts as to the ability of the borrowers to comply with the present loan repayment terms and which could result in classification of such loans as nonperforming in the future.

     Changes in the allowance for losses were as follows for the years ended March 31:


                                      1998      1997     1996
-----------------------------------------------------------------
Beginning balance                   $380,000  438,500  465,000
Provision for losses on loans        110,000   32,605       --
Charge-offs                               --  (91,105) (26,500)
-----------------------------------------------------------------
Ending balance                      $490,000  380,000  438,500
=================================================================

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(4)  CONTINUED

     The following table allocates the allowance for losses on loans by loan category at March 31 of the years indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                      1998      1997     1996
-----------------------------------------------------------------
Residential mortgage                $265,000  155,000  155,000
Commercial mortgage                  175,000  100,000  100,000
Construction                          50,000  125,000  125,000
Commercial and financing leases           --       --   58,500
-----------------------------------------------------------------
                                    $490,000  380,000  438,500
=================================================================

     At March 31, 1998, 1997 and 1996, the Bank was servicing loans owned by others of approximately $13,718,000, $9,215,000 and $9,550,000, respectively.

     The Bank made loans to certain of its directors and a company in which an executive officer holds a 50% interest. These loans, which were repaid in 1998, were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers. The balance outstanding at March 31, 1997 on such loans was approximately $432,000.

(5)  INVESTMENT IN AND ADVANCES TO AFFILIATED CORPORATION

     Bankers Affiliate, Inc. was organized in April 1983 as a service corporation. It is owned by the Bank and two other thrift institutions and makes consumer loans to their customers. Advances are due on demand and bear interest at a rate determined by the Bank and the two other thrift institutions. The interest rate at March 31, 1998 was 7.5%. The Bank accounts for its investment using the equity method. As of March 31, 1998, all profits to date have been reinvested. Each of the three investors share profits and losses equally at 33-1/3%.

     The investment in and advances to Bankers Affiliate, Inc.
     are as follows at March 31:

                                       1998         1997
-----------------------------------------------------------------
Capital stock, at cost              $   25,000       25,000
Advances                             2,825,000    2,750,000
-----------------------------------------------------------------
                                    $2,850,000    2,775,000
=================================================================

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(5)  CONTINUED

     Summarized financial information as of June 30, 1997 and 1996 and for the years ended June 30, 1997, 1996 and 1995 for Bankers Affiliate, Inc. is as follows:

                                       1997         1996
-----------------------------------------------------------------
Cash                                $  191,991       233,189
Finance receivables, net             8,333,119     8,124,742
Other assets                            32,811        24,461
Real estate owned                      101,851       117,729
-----------------------------------------------------------------
                                    $8,659,772     8,500,121
=================================================================
Loans payable to Harbor Federal     $2,850,000     2,800,000
Other loans payable                  5,700,000     5,600,000
Other liabilities                       27,670        34,162
-----------------------------------------------------------------
                                     8,577,670     8,434,162
Stockholders' equity                    82,102        65,959
-----------------------------------------------------------------
                                    $8,659,772     8,500,121
=================================================================

                                      1997      1996     1995
-----------------------------------------------------------------
Income:
  Interest                          $830,949  897,767  852,817
  Other income                        37,865   33,866   28,920
-----------------------------------------------------------------
                                     868,814  931,633  881,737
-----------------------------------------------------------------
Expenses:
  Interest                           588,769  686,482  594,761
  Salaries                           128,006  120,997  119,428
  Provision for losses                67,788   40,392   73,694
  Other expenses                      75,744   78,013   78,890
-----------------------------------------------------------------
                                     860,307  925,884  866,773
-----------------------------------------------------------------
Income before income taxes (benefit)   8,507    5,749   14,964
Income taxes (benefit)                (7,636)   3,050   15,688
-----------------------------------------------------------------
Net income (loss)                   $ 16,143    2,699     (724)
=================================================================

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(6)  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows at March
     31:

                                         1998         1997       Useful life
------------------------------------------------------------------------------
Land                                  $  733,189      733,189            --
Buildings and improvements             1,356,498    1,356,498    15-30 years
Leasehold improvements                    33,000       33,000     5-10 years
Furniture, fixtures and equipment        847,131      829,189     5-10 years
Automobiles                               24,128       24,128        3 years
------------------------------------------------------------------------------
Total, at cost                         2,993,946    2,976,004
Less accumulated depreciation
  and amortization                     1,173,037    1,037,305
--------------------------------------------------------------
Property and equipment, net           $1,820,909    1,938,699
==============================================================

     At March 31, 1998, the Bank was obligated under noncancellable long-term operating leases for two of its branch offices. These leases expire at dates to 2000 and provide for approximate aggregate rentals of $47,000 in 1999 and $25,000 in 2000.

     Rent expense was $89,495, $103,618 and $6,248 for the years ended March 31, 1998, 1997 and 1996, respectively.


                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(7)  SAVINGS ACCOUNTS

     Savings accounts are summarized as follows at March 31:

                            Weighted average rate           1998                1997
                            ---------------------   -------------------   --------------------
                             1998          1997     Amount         %       Amount        %
----------------------------------------------------------------------------------------------
Certificates                 6.08%         5.99%    $114,623,651   65.4%  111,226,244   63.9%
Money market                 3.57%         3.65%      23,374,603   13.4%   24,799,745   14.2%
Passbook                     3.05%         3.05%      29,656,504   16.9%   31,254,100   18.0%
NOW                          1.00%         0.96%       5,704,768    3.3%    5,425,414    3.1%
Christmas Club               3.05%         3.05%         336,619    0.2%      333,075    0.2%
Commercial checking            --            --        1,463,259    0.8%    1,065,995    0.6%
----------------------------------------------------------------------------------------------
                                                     175,159,404  100.0%  174,104,573  100.0%
                                                                  =====                =====
Acquisition premium, net of
  accumulated amortization
  of $788,082 and $406,698,
  respectively                                        (2,256,560)          (2,637,944)
                                                    ------------          -----------
                                                    $172,902,844          171,466,629
                                                    ============          ===========
Certificate accounts maturing:
  Under 12 months                                   $ 74,322,514   64.8%   52,551,230   47.2%
  12 months to 24 months                              23,687,061   20.7%   32,311,982   29.1%
  24 months to 36 months                              12,243,493   10.7%   17,203,594   15.5%
  36 months to 48 months                               3,059,413    2.7%    6,710,506    6.0%
  48 months to 60 months                               1,311,170    1.1%    2,448,932    2.2%
                                                    ------------  -----   -----------  -----
                                                    $114,623,651  100.0%  111,226,244  100.0%
                                                    ============  =====   ===========  =====

     At March 31, 1998 and 1997, customer deposits in savings accounts of $100,000 or more were approximately $13,240,000 and $12,540,000, respectively.

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(8)   BORROWED FUNDS

     Borrowed funds are summarized as follows at March 31:

                                                  1998         1997
-------------------------------------------------------------------------

Securities sold under agreements to
  repurchase with interest rates
  and maturities as follows:
      5.7% due June 1997                        $        --      4,500,000
      5.7% due October 1997                              --     10,000,000
      5.6% due November 1997                             --      2,000,000
      5.7% due April 1998                           966,250             --
      5.8% due April 1998                           990,000             --
      5.8% due May 1998                           3,880,000             --
      5.9% due December 1998                      7,500,000             --
      5.6% due March 1999                         1,930,000             --
Federal Home Loan Bank advances,
  5.05%, due December 2007                       10,000,000             --
---------------------------------------------------------------------------
                                                $25,266,250     16,500,000
===========================================================================

     The Bank enters into sales of mortgage-backed securities and investment securities with agreements to repurchase. Such agreements are treated as financings, and the obligations to repurchase securities sold are reported as liabilities in the consolidated statements of financial condition. The securities underlying the agreements are book-entry securities. The securities are delivered by appropriate entry into the counterparties' accounts maintained at the Federal Reserve Bank of New York. The mortgage-backed securities remain in the asset accounts.

     Information with respect to reverse repurchase agreements is as follows for the years ended March
     31:

                                                  1998        1997        1996
---------------------------------------------------------------------------------
Amount outstanding at year-end                 $15,266,250  16,500,000  4,500,000
Maximum outstanding at any month-end            16,500,000  21,415,000  7,500,000
Average outstanding                             14,210,000  15,210,000  4,700,000
Fair value of securities sold under
  reverse repurchase agreements at year-end:
     Mortgage-backed securities                  2,017,108   9,354,892  4,886,383
     Investment securities                      13,950,500   8,734,950         --
Amortized cost of securities sold under
  reverse repurchase agreements at year-end:
     Mortgage-backed securities                  1,980,396   9,478,744  4,995,156
     Investment securities                      14,000,000   9,000,000         --
==================================================================================

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(8)   CONTINUED

     Under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta (FHLB), the Bank is required to maintain as collateral for its advances qualifying first mortgage loans in an amount equal to 100% of the advances. First mortgage loans of $10,000,000 were pledged as collateral at March 31, 1998. At the discretion of the FHLB, the interest rate can be converted to a variable rate subsequent to December 1998.


(9)  INCOME TAXES

     The income tax provision is composed of the following for the years ended March 31:

                                   1998       1997      1996
----------------------------------------------------------------
Current:
  Federal                       $1,005,289   549,850   510,822
  State                            222,550   121,724   113,085
----------------------------------------------------------------
                                 1,227,839   671,574   623,907
Deferred:
  Federal                          (71,948)  (85,457)   11,688
  State                            (15,928)  (18,917)    2,587
----------------------------------------------------------------
                                   (87,876) (104,374)   14,275
----------------------------------------------------------------
                                $1,139,963   567,200   638,182
================================================================

     The net deferred tax asset at March 31, 1998 and 1997 consists of total deferred tax assets of $775,388 and $887,301, respectively, and total deferred tax liabilities of $592,522 and $448,267, respectively. The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at March 31:

                                                        1998       1997
----------------------------------------------------------------------------
Interest and fees on loans                             $  46,480    51,457
Allowance for losses on loans                            189,238   146,949
Accrual basis of accounting and deferred compensation    401,868   408,271
Unamortized premium on savings deposits                  137,802    68,901
Federal Home Loan Bank stock dividends                  (207,351) (207,351)
Prepaid pension cost                                     (40,983)  (29,771)
Tax bad debt reserve in excess of base year             (211,867) (211,145)
Unrealized (gain) loss on investments available
  for sale                                              (132,321)  211,723
----------------------------------------------------------------------------
                                                       $ 182,866   439,034
============================================================================

                                                     (Continued)


HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(9)  CONTINUED

     A reconciliation between the income tax provision computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% and the actual provision for income taxes is as follows for the years ended March 31:

                                   1998       1997      1996
----------------------------------------------------------------
Tax at statutory rate           $  954,982   499,351   558,414
State income taxes, net of
  Federal income tax benefit       136,371    67,853    76,344
Other, net, primarily
  nondeductible compensation
  costs in 1998                     48,610        (4)    3,424
----------------------------------------------------------------
Income tax provision            $1,139,963   567,200   638,182
================================================================

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

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(10)  CONTINUED

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (as defined in the regulations and as set forth in the table below). As of December 31, 1997, the most recent notification from the Office of Thrift
     Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

     Regulatory capital amounts and ratios for the Bank are as follows (in thousands):

                                                                                   To be well
                                                                                capitalized under
                                                              For capital       prompt corrective
                                         Actual            adequacy purposes    action provisions
                                  ---------------------   -------------------   -----------------
                                   Amount        Ratio     Amount      Ratio     Amount     Ratio
-------------------------------------------------------------------------------------------------
As of March 31, 1998:
  Tier I core capital (a)          $22,215        9.69%   $9,169       4%       $11,462    >5%
  Tier I risk-based capital (b)     22,215       21.59%    4,115       4%         6,173    >6%
  Total risk-based capital (b)      22,705       22.07%    8,231       8%        10,289    >10%

As of March 31, 1997:
  Tier I core capital (a)           24,479       11.24%    8,715       4%        13,072    >5%
  Tier I risk-based capital (b)     24,479       26.83%    3,650       4%         5,475    >6%
  Total risk-based capital (b)      24,859       27.17%    7,320       8%         9,150    >10%
=================================================================================================

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

     Federal regulations require that, upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Bank after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain a savings account shall be entitled to receive a
                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(11)  CONTINUED

     distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts. At conversion, the liquidation account totaled approximately $14,500,000.

     OTS regulations impose limitations on all capital distributions by savings institutions. Capital distributions include cash dividends, payments to repurchase or otherwise acquire the institution's capital stock, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulations establish three tiers of institutions.

     An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier 1 Institution) may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio"
     (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year or 75% of its net income over the most recent four-quarter period. Any additional capital distributions require prior OTS approval.

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

     In addition, the OTS would prohibit a proposed capital distribution by any institution which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. In addition, the Federal Deposit Insurance
     Corporation Improvement Act of 1991 provides that, as a general rule, a financial institution may not make a capital distribution if it would be undercapitalized after making the capital distribution. Also, an institution meeting the Tier 1 capital criteria which has been notified that it needs more than normal supervision will be treated as a Tier 2 or Tier 3 Institution unless the OTS deems otherwise.
                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(11)  CONTINUED

     In addition to the foregoing, bad debt reserves deducted from income for federal income tax purposes and included in retained income of the Bank are not available for the payment of cash dividends or other distributions to stockholders, without payment of taxes at the then-current tax rate by the Bank on the amount removed from the reserves for such distributions.

     On February 23, 1998 the Company's Board of
     Directors declared a $.13 per share dividend on common stock payable April 10, 1998, to holders of record on April 1, 1998.

(12)  STOCK-BASED BENEFIT PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN

     On August 11, 1994, the ESOP acquired 174,407 shares of the Company's common stock in exchange for a note in conjunction with the conversion to a capital stock form of organization. The ESOP holds the common stock in a trust for allocation among participating employees. Shares are allocated to participants annually based on principal payments made on the note. The ESOP's sources of repayment of the note are dividends on the common stock, if any, and an annual contribution to the ESOP and earnings thereon.
     All employees who attain the age of 21 and complete six months of service are eligible to participate in the ESOP. Participants are 100% vested in their accounts after seven years of service or, if earlier, upon death, disability or attainment of normal retirement age. Participants received credit for service with the Bank prior to the establishment of the ESOP.

     For the years ended March 31, 1998, 1997 and 1996, compensation expense related to the ESOP was approximately $378,000, $284,000 and $259,000, respectively. Dividends on ESOP shares used for debt service by the ESOP for the years ended
     March 31, 1998, 1997 and 1996 were approximately
     $50,000, $52,000 and $32,000, respectively.

     The ESOP shares were as follows at March 31:

                                       1998         1997
----------------------------------------------------------------
Allocated shares                     83,124        60,723
Unearned shares                      91,283       113,684
----------------------------------------------------------------
                                    174,407       174,407
----------------------------------------------------------------
Fair value of unearned shares
  at March 31                    $2,282,075     1,847,365
================================================================

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(12)  CONTINUED

     MANAGEMENT RECOGNITION PLAN

     Effective January 13, 1995, the Company established a Management Recognition Plan (MRP) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers were awarded a total of 87,203 shares of stock which are held in a separate trust that manages the MRP. The Company funded the MRP in 1996 by purchasing 87,203 shares of its common stock in the open market. Shares awarded to participants in the MRP vest at a rate of 20% per year on each anniversary of the effective date of the MRP. If a participant terminates employment for reasons other than death or disability, he or she forfeits all rights to unvested shares. For the years ended March 31, 1998, 1997 and 1996, compensation expense related to the MRP was $113,790, $150,650 and $383,520, respectively.

     DIRECTORS RETIREMENT PLAN

     On August 11, 1994, the Bank established a Directors Retirement Plan for certain directors. Participants include the President of the Bank and other directors who were members of the Board of Directors at the date of conversion to a capital stock form of organization and were not employees at that date. Participants become one-third vested per full year of service from the date of conversion. The President's benefits are equal to 60% of his average salary for the final three years of service. Nonemployee directors' benefits are equal to annual directors' fees times a benefit percentage. Such benefit percentages are 33-1/3%, 66-2/3% and 100% for 6 to 14 years, 15 to 24 years, and 25 years or more of service on the Board of Directors, respectively. Participants receive on each of the ten anniversary dates following retirement, an amount equal to the vesting percentage times the benefit percentage times the annual fee received for service on the Board of Directors during the calendar year preceding retirement. For the years ended March 31, 1998, 1997 and 1996, compensation expense related to the Directors Retirement Plan was $97,034, $214,668 and $214,668, respectively.

     STOCK OPTION PLAN

     Effective January 13, 1995, Company established a stock option plan which provides for the granting of options to acquire common stock to directors greater than the estimated fair market value of the common stock at the date of grant. Employee options vest at 20% per year from the date of grant. Director options may be exercised at any time after the date of grant. Options expire ten years after the date of grant or one year after the date of an employee's termination.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(12)  CONTINUED

     Information with respect to options is as follows for the years ended March 31:

                                                       1998       1997      1996
                                                     (shares)   (shares)  (shares)
----------------------------------------------------------------------------------
Outstanding at beginning of year - $10.625 per share  172,505   203,409   218,009
   Granted                                                 --        --        --
   Exercised                                           (9,970)   (6,429)  (12,020)
   Forfeited                                           (1,361)  (24,475)   (2,580)
----------------------------------------------------------------------------------
Outstanding at end of year - $10.625 per share        161,174   172,505   203,409
----------------------------------------------------------------------------------
Exercisable at end of year                            105,279    87,701    64,682
==================================================================================

     In connection with the Stock Option Plan, the Company established a Stock Option Trust to purchase shares in the open market or unissued shares of stock. The Company purchased 698 shares for $8,987 and 58,707 shares for $875,242 in 1997 and 1996, respectively. No shares were purchased in 1998. The Company is authorized to purchase up to 49,600 shares for the Stock Option Trust in the open market at March 31, 1998.


(13) PENSION PLAN

     Substantially all employees are included in a defined contribution pension plan. Benefits under the plan are funded partly by contributions to trust funds and partly by payments of premiums on life insurance policies. For the years ended
     March 31, 1998, 1997 and 1996, pension expense was
     $112,459, $84,370 and $99,581, respectively.


(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of
     Financial Instruments requires disclosure of estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates and the methods and assumptions used to determine them are set forth below for financial instruments outstanding as of March 31, 1998 and 1997.
                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(14) CONTINUED

     The carrying amounts and estimated fair values of financial instruments are summarized as follows at March 31:

                                         1998                        1997
                                  ---------------------   ------------------------
                                  Carrying       Fair       Carrying        Fair
                                  amount         value       amount        value
------------------------------------------------------------------------------------

Assets:
  Cash and interest-bearing
    deposits                      $2,926,358    2,926,000   1,758,834    1,759,000
  Federal funds sold                 313,047      313,000   3,939,419    3,939,000
  Investment securities           51,826,542   51,780,000  47,543,418   46,969,000
  Mortgage-backed securities      21,159,954   21,325,000  14,161,239   14,251,000
  Loans receivable               147,901,019  146,354,000 144,701,746  144,975,000

Liabilities:
  Savings accounts               172,902,844  174,024,000 171,466,629  175,433,000
  Borrowed funds                  25,266,250   25,266,000  16,500,000   16,500,000
  Advances payments by borrowers
    for taxes, insurance and
    ground rents                   1,935,804    1,936,000   1,902,414    1,902,000
====================================================================================

     CASH AND INTEREST-BEARING DEPOSITS

     The carrying amounts for cash on hand and due from banks and interest-bearing deposits approximate fair value due to the short maturity of these instruments.

     FEDERAL FUNDS SOLD

     The carrying amount for Federal funds sold approximates fair value due to the overnight maturity of these instruments.

     INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

     The fair values of investment securities and mortgage-backed securities are based on bid prices received from an external pricing service or bid quotations received from securities dealers.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

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

     ACCRUED INTEREST PAYABLE

     The carrying amount of accrued interest payable approximates its fair value.
                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

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

     The Bank uses the same credit policies in making commitments for off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. The contract amounts of financial instruments with off-balance-sheet risk were approximately as follows at March 31:

                                                            1998
                                                  ---------------------------
                                                  Fixed rate    Floating Rate
-----------------------------------------------------------------------------
Residential mortgage loans to be funded          $  852,500            --
Commercial mortgage loans to be funded               80,000            --
Undisbursed lines of credit                              --     1,116,000
------------------------------------------------------------------------------
                                                 $  932,500     1,116,000
==============================================================================

     Residential mortgage loan commitments usually expire within thirty days. The interest rate range on fixed rate mortgage loan commitments was from 6.50% to 8.75% at March 31, 1998. These mortgage loan commitments and undisbursed lines of credit are expected to be settled at face amount or expire unused.

     The disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles. Core deposit intangibles represent the value attributable to total deposits based on an expected duration of customer relationships.
                                                    (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
______________________________________________________________

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

(15) CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Summarized financial information for the Company is as follows as of and for the years ended March
     31:

STATEMENTS OF FINANCIAL CONDITION
                                               1998         1997
-------------------------------------------------------------------------
Cash and cash equivalents                    $ 8,000,267    $ 5,178,382
Investment in the Bank                         8,303,510     10,542,516
Federal and state income taxes receivable         17,654        226,254
-------------------------------------------------------------------------
                                             $16,321,431     15,947,152
=========================================================================
Loan payable - Bank                          $   912,830      1,136,840
Other liabilities                                232,506        185,450
-------------------------------------------------------------------------
                                               1,145,336      1,322,290
Stockholders' equity                          15,176,095     14,624,862
-------------------------------------------------------------------------
                                             $16,321,431     15,947,152
=========================================================================

                                                    (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
______________________________________________________________

(15)  CONTINUED

STATEMENT OF INCOME
                                                  1998        1997        1996
---------------------------------------------------------------------------------
Income:
  Interest income                              $  194,673     112,763     258,840
---------------------------------------------------------------------------------
Expenses:
  Interest expense                                 89,742     110,349     233,434
  Professional fees                                32,837      19,200      75,000
  Other expenses                                   36,891      30,565      42,247
---------------------------------------------------------------------------------
                                                  159,470     160,114     350,681
---------------------------------------------------------------------------------
Income (loss) before equity in net income of
  subsidiary and income taxes                      35,203     (47,351)    (91,841)
Equity in net income of subsidiary              1,647,204     930,531   1,060,703
---------------------------------------------------------------------------------
Income before income taxes                      1,682,407     883,180     968,862
Income taxes (benefit)                             13,600     (18,300)    (35,350)
---------------------------------------------------------------------------------
Net income                                     $1,668,807     901,480   1,004,212
=================================================================================


                                                    (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
______________________________________________________________

(15)  CONTINUED

STATEMENT OF CASH FLOWS
                                                  1998        1997        1996
---------------------------------------------------------------------------------
Operating activities:
  Net income                                  $ 1,668,807    901,480    1,004,212
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
     Equity in net income of subsidiary        (1,647,204)  (930,531)  (1,060,703)
     Noncash compensation under stock-
       based benefit plans                        541,401    462,650      658,087
     Other, net                                    94,462   (396,157)    (261,656)
---------------------------------------------------------------------------------
Net cash provided by operating activities         657,466     37,442      339,940
---------------------------------------------------------------------------------
Investing activities - dividend
  distribution from Bank                        4,000,000         --    4,000,000
---------------------------------------------------------------------------------
Net cash provided by investing activities       4,000,000         --    4,000,000
---------------------------------------------------------------------------------
Financing activities:
  Purchases of common stock                      (966,297)    (8,987)  (7,220,210)
  Exercise of stock options by
    Stock Option Trust                            105,930     68,308      127,713
  Repayment of borrowings                        (224,010)  (226,410)    (206,410)
  Dividends paid                                 (751,204)  (701,768)    (403,833)
---------------------------------------------------------------------------------
Net cash used in financing activities          (1,835,581)  (868,857)  (7,702,740)
---------------------------------------------------------------------------------
Increase (decrease) in cash and equivalents     2,821,885   (831,415)  (3,362,800)

Cash and cash equivalents at beginning of year  5,178,382  6,009,797    9,372,597
---------------------------------------------------------------------------------
Cash and cash equivalents at end of year       $8,000,267  5,178,382    6,009,797
=================================================================================

                             51