Form 10KSB40/A, Exhibit 13
period 1998-03-31
HARBOR FEDERAL BANCORP INC
filed 1998-07-07
CIK 919553

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

INDEPENDENT AUDITORS' REPORT



The Board of Directors
Harbor Federal Bancorp, Inc.
Baltimore, Maryland:


We have audited the accompanying consolidated statements of financial condition of Harbor Federal Bancorp, Inc. and subsidiary as of March 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Federal Bancorp, Inc. and subsidiary as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1998 in conformity with generally accepted accounting principles.


                            /s/ KPMG Peat Marwick LLP


May 15, 1998


HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition

March 31, 1998 and 1997
==============================================================================
                                                     1998          1997
------------------------------------------------------------------------------
ASSETS
Cash:
  On hand and due from banks                     $  2,752,630     1,482,872
  Interest-bearing deposits                           173,728       275,962
Federal funds sold                                    313,047     3,939,419
Investment securities, fair value of $51,779,610
  and $46,968,577, respectively (notes 2 and 8)    51,826,542    47,543,418
Mortgage-backed securities, fair value of
  $21,324,796 and $14,251,468, respectively
  (notes 3 and 8)                                  21,159,954    14,161,239
Loans receivable, net (note 4)                    147,901,019   144,701,746
Investment in Federal Home Loan Bank
  stock, at cost (note 10)                          1,433,500     1,366,000
Investments in real estate, net                            --       465,136
Investment in and advances to affiliated
  corporation (note 5)                              2,850,000     2,775,000
Property and equipment, net (note 6)                1,820,909     1,938,699
Prepaid expenses and other assets                     908,861       812,693
------------------------------------------------------------------------------
                                                 $231,140,190   219,462,184
==============================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings accounts (note 7)                      $172,902,844   171,466,629
  Borrowed funds (note 8)                          25,266,250    16,500,000
  Advance payments by borrowers for taxes,
    insurance and ground rents                      1,935,804     1,902,414
  Accrued expenses and other liabilities            1,560,098     1,296,861
  Federal and state income taxes payable              152,384        71,501
------------------------------------------------------------------------------
Total liabilities                                 201,817,380   191,237,405
Stockholders' equity (notes 1, 10, 11 and 12):
  Preferred stock $0.01 par value; authorized
    5,000,000 shares; none issued                          --            --
  Common stock $0.01 par value; authorized
    20,000,000 shares; issued and outstanding
    1,693,420 and 1,754,420 shares, respectively       16,934        17,544
  Additional paid-in capital                       13,069,233    13,611,599
  Unearned ESOP shares                               (912,830)   (1,136,840)
  Retained income, substantially restricted        16,939,169    16,068,969
  Unrealized holding gain (loss) on securities
    available for sale, net                           210,304      (336,493)
------------------------------------------------------------------------------
Total stockholders' equity                         29,322,810    28,224,779
Commitments and contingencies (notes 10, 11,
  12 and 14)
------------------------------------------------------------------------------
                                                 $231,140,190   219,462,184
==============================================================================

See accompanying notes to consolidated financial statements.


HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income

Years ended March 31, 1998, 1997 and 1996
==============================================================================
                                              1998       1997       1996
------------------------------------------------------------------------------
Interest income:
  Loans receivable                        $11,644,544  10,426,017  8,258,649
  Mortgage-backed securities                1,121,238   1,211,214  1,297,242
  Investment securities                     3,321,342   3,437,112  1,901,219
  Interest-bearing deposits and other
    short-term investments                    313,561     294,470    325,511
------------------------------------------------------------------------------
Total interest income                      16,400,685  15,368,813 11,782,621
------------------------------------------------------------------------------
Interest expense:
  Savings accounts:
    Certificates                            6,858,210   6,375,035  4,351,237
    NOW and money market deposit
     accounts                                 985,810   1,054,961    800,607
    Passbook and statement savings          1,001,263   1,037,527    792,324
------------------------------------------------------------------------------
                                            8,845,283   8,467,523  5,944,168
  Borrowed funds:
    Federal Home Loan Bank advances           147,292          --         --
    Securities sold under agreements
      to repurchase                           846,842     903,821    268,528
------------------------------------------------------------------------------
                                              994,134     903,821    268,528
------------------------------------------------------------------------------
Total interest expense                      9,839,417   9,371,344  6,212,696
------------------------------------------------------------------------------
Net interest income                         6,561,268   5,997,469  5,569,925

Provision for losses on loans (note 4)        110,000      32,605         --
------------------------------------------------------------------------------
Net interest income after provision
  for losses on loans                       6,451,268   5,964,864  5,569,925
------------------------------------------------------------------------------
Noninterest income:
  Loan fees and service charges               225,431      65,687     65,916
  Other                                       263,955     163,587     76,203
------------------------------------------------------------------------------
Total noninterest income                      489,386     229,274    142,119
------------------------------------------------------------------------------

                                                  (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income, Continued

Years ended March 31, 1998, 1997 and 1996
==============================================================================
                                          1998          1997        1996
------------------------------------------------------------------------------
Noninterest expense:
  Compensation and benefits (note 12)  $2,652,242     2,412,898   2,498,000
  Occupancy and equipment                 450,958       438,675     323,800
  SAIF deposit insurance premiums
    (note 10)                              90,278     1,029,651     297,295
  Advertising                             129,040       162,434     235,969
  Other                                   809,366       681,800     714,586
------------------------------------------------------------------------------
Total noninterest expense               4,131,884     4,725,458   4,069,650

Income before income taxes              2,808,770     1,468,680   1,642,394

Income taxes (note 9)                   1,139,963       567,200   1,638,182
------------------------------------------------------------------------------
Net income                             $1,668,807       901,480   1,004,212
==============================================================================
Net income per share of common
  stock (note 1):
    Basick                             $     1.05          0.55        0.54
    Diluted                                  1.02          0.54        0.53
==============================================================================

See accompanying notes to consolidated financial statements.


HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity

Years ended March 31, 1998, 1997 and 1996
====================================================================================
                                            Common     Additional       Unearned
                                            stock     paid-in capital  ESOP Shares
------------------------------------------------------------------------------------
Balance at March 31, 1995                  $21,801      20,827,843     (1,569,660)

Compensation under stock-based benefit
  plans                                         --         451,677        206,410
Purchase of 425,666 shares of common stock  (4,257)     (5,973,431)            --
Purchase of 87,203 shares of common stock
  for MRP Trust                                 --      (1,242,522)            --
Purchase of 58,707 shares of common stock
  for Stock Option Trust                        --        (875,242)            --
Exercise of 12,020 stock options by
  Stock Option Trust                            --         127,713             --
Adjustment to unrealized holding gain
  (loss) on securities available for
  sale, net (note 1)                            --              --             --
Dividends ($.20 per share)                      --              --             --
Net income - 1996                               --              --             --
------------------------------------------------------------------------------------
Balance at March 31, 1996                   17,544      13,316,038     (1,363,250)

Compensation under stock-based benefit
  plans                                         --         236,240        226,410
Purchase of 698 shares of common stock
  for Stock Option Trust                        --          (8,987)            --
Exercise of 6,429 stock options by
  Stock Option Trust                            --          68,308             --
Adjustment to unrealized holding gain
  (loss) on securities available for
  sale, net (note 1)                            --              --             --
Dividends ($.40 per share)                      --              --             --
Net income - 1997                               --              --             --
------------------------------------------------------------------------------------
Balance at March 31, 1997                   17,544      13,611,599     (1,136,840)

Compensation under stock-based benefit
  plans                                         --         317,391        244,010
Purchase of 61,000 shares of common stock     (610)       (965,687)            --
Exercise of 9,970 stock options by
  Stock Option Trust                            --         105,930             --
Adjustment to unrealized holding gain
  (loss) on securities available for
  sale, net (note 1)                            --              --             --
Dividends ($.47 per share)                      --              --             --
Net income - 1998                               --              --             --

------------------------------------------------------------------------------------
Balance at March 31, 1998                  $16,934     $13,069,233    $  (912,830)
====================================================================================

Years ended March 31, 1998, 1997 and 1996
====================================================================================
                                        Retained    Unrealized holding
                                        income       gain (loss) on      Total
                                    substantially securities available stockholders'
                                       restricted     for sale            equity
------------------------------------------------------------------------------------
Balance at March 31, 1995               15,441,620        68,523        34,790,127

Compensation under stock-based benefit
  plans                                         --            --           658,087
Purchase of 425,66 shares of common stock       --            --        (5,977,688)
Purchase of 87,203 shares of common stock
  for MRP Trust                                 --            --        (1,242,522)
Purchase of 58,707 shares of common stock
  for Stock Option Trust                        --            --          (875,242)
Exercise of 12,020 stock options by
  Stock Option Trust                            --            --           127,713
Adjustment to unrealized holding gain
  (loss) on securities available for
  sale, net (note 1)                            --      (191,760)         (191,760)
Dividends ($.20 per share)                (403,833)           --          (403,833)
Net income - 1996                        1,004,212            --         1,004,212
------------------------------------------------------------------------------------
Balance at March 31, 1996               16,041,999      (123,237)       27,889,094

Compensation under stock-based benefit
  plans                                         --            --           462,650
Purchase of 698 shares of common stock
  for Stock Option Trust                        --            --            (8,987)
Exercise of 6,429 stock options by
  Stock Option Trust                            --            --            68,308
Adjustment to unrealized holding gain
  (loss) on securities available for
  sale, net (note 1)                            --      (213,256)         (213,256)
Dividends ($.40 per share)                (874,510)           --          (874,510)
Net income - 1997                          901,480            --           901,480
------------------------------------------------------------------------------------
Balance at March 31, 1997               16,068,969      (336,493)       28,224,779

Compensation under stock-based benefit
  plans                                         --            --           541,401
Purchase of 61,000 shares of common stock       --            --          (966,297)
Exercise of 9,970 stock options by
  Stock Option Trust                            --            --           105,930
Adjustment to unrealized holding gain
  (loss) on securities available for
  sale, net (note 1)                            --       546,797           546,797
Dividends ($.47 per share)                (798,607)           --          (798,607)
Net income - 1998                        1,668,807            --         1,668,807
------------------------------------------------------------------------------------
Balance at March 31, 1998               16,939,169       210,304        29,322,810
====================================================================================

See accompanying notes to consolidated financial statements


HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

Years ended March 31, 1998, 1997 and 1996
====================================================================================
                                                 1998       1997       1996
------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                 $1,668,807      901,480     1,004,212
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                135,661      150,976       151,322
    Amortization of premium on savings
     deposits                                   381,384      381,384        25,314
    Provision for losses on loans               110,000       32,605            --
    Deferred income tax provision               (87,876)    (104,374)       14,275
    Noncash compensation under stock-
      based benefit plans                       541,401      462,650       658,087
    Loans originated for sale                (3,682,878)  (2,666,457)   (1,199,431)
    Proceeds from sales of loans originated
      for sale                                4,803,060           --            --
    Amortization of loan fees, premiums
      and discounts, net                       (172,819)     (85,708)      (48,941)
    Gain on sale of loans                       (96,428)          --            --
    Loss on sale of mortgage-backed
      securities available for sale                  --        7,787            --
    Decrease (increase) in prepaid
      expenses and other assets                (358,403)      47,091        (2,535)
    Increase in accrued expenses and
      other liabilities                         215,834      324,297       317,536
    Increase (decrease) in federal and
      state income taxes payable                 80,883      277,065      (279,093)
    Increase in accrued interest receivable    (116,104)    (120,068)     (238,981)
------------------------------------------------------------------------------------
Net cash provided by (used in)
  operating activities                        3,422,522     (391,272)      401,765
------------------------------------------------------------------------------------
Cash flows from investing activities:
  Premium paid on savings deposits                   --           --    (3,044,642)
  Purchases of investment securities
    available for sale                      (30,000,000)  (4,997,965)  (21,981,389)
  Maturities of investment securities
    available for sale                       17,000,000    4,000,000            --
  Principal repayments of mortgage-backed
    securities available for sale             1,463,947    1,193,668     2,462,614
  Purchases of mortgage-backed securities
    available for sale                      (10,122,750)  (4,996,875)  (10,484,123)
  Sales of mortgage-backed securities
    available for sale                               --    3,538,099            --
  Principal repayments of mortgage-backed
    securities                                1,883,401    3,890,273     1,818,389
  Maturities of investment securities         9,500,000    2,000,000    11,000,000
  Purchases of investment securities                 --           --   (10,986,501)
  Loan principal disbursements, net of
    repayments                               (2,048,299) (16,110,791)    1,166,299
  Loan purchases                             (2,105,334)  (9,334,785)  (14,424,603)
  Increase in investment in Federal Home
    Loan Bank stock                             (67,500)     (96,400)           --
  Proceeds from sales of investments in
    real estate                                 465,136       43,848            --
  Purchases of property and equipment           (17,871)    (111,133)     (275,361)
  Decrease (increase) in investment in and
   advances to affiliated corporation, net      (75,000)      50,000       (50,000)
------------------------------------------------------------------------------------
Net cash used in investing activities       (14,124,270) (20,932,061)  (44,799,317)
------------------------------------------------------------------------------------
                                                                        (Continued)


HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows, Continued

Years ended March 31, 1998, 1997 and 1996
====================================================================================
                                                   1998       1997       1996
------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in savings accounts             $ 1,054,831   9,441,933   52,870,177
  Net increase in borrowed funds                 8,766,250  12,000,000    2,500,000
  Increase (decrease) in advance payments by
    borrowers for taxes, insurance and
    ground rents                                    33,390     (27,121)   (164,902)
  Purchase of common stock                        (966,297)         --  (5,977,688)
  Purchase of common stock for MRP Trust                --          --  (1,242,522)
  Purchase of common stock for Stock
    Option Trust                                        --      (8,987)   (875,242)
  Exercise of stock options by Stock Option Trust  105,930      68,308     127,713
  Dividends paid                                  (751,204)   (701,768)   (403,833)
------------------------------------------------------------------------------------
Net cash provided by financing activities        8,242,900  20,772,365  46,833,703
------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash
  equivalents                                   (2,458,848)   (550,968)  2,436,151
Cash and cash equivalents at beginning of year   5,698,253   6,249,221   3,813,070
------------------------------------------------------------------------------------
Cash and cash equivalents at end of year        $3,239,405   5,698,253   6,249,221
====================================================================================
Supplemental information:
  Interest paid on savings accounts and
    borrowed funds                              $9,450,511   8,899,748   6,217,000
  Income taxes paid                              1,146,956     628,000     900,000
====================================================================================
Schedule of noncash investing and
  financing transactions:
  Transfers of loans receivable to investments
    in real estate                              $       --     465,136      43,848
  Unrealized holding gains (loss) on securities
    available for sale                             546,797    (213,256)   (191,760)
====================================================================================

See accompanying notes to consolidated financial statements.


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


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