Form 10KSB40, Exhibit 13
period 1999-03-31
HARBOR FEDERAL BANCORP INC
filed 1999-06-23
CIK 919553

                  HARBOR FEDERAL BANCORP, INC.

                 ANNUAL REPORT TO STOCKHOLDERS

                              1999

                    [LETTERHEAD]

Dear Stockholders,

The Board of Directors of Harbor Federal Bancorp, Inc. ("the
Company") is pleased to announce its most successful year since its inception in 1887. This is our sixth annual report as a stock corporation.

Consolidated net income for the year ended March 31, 1999 was $1.8 million or $.99 per diluted share. This compares to $1.7 million or $.93 per diluted share for the year ended March 31, 1998, an increase of 7%. Net income was $387,000 for the three months ended March 31, 1999 as compared to $440,000 for the three months ended March 31, 1998.

Net interest income increased by $192,000 or 2.9% to $6.8 million for the year ended March 31, 1999 from $6.6 million for the year ended March 31, 1998. Noninterest income increased $149,000 or 30.5% to $638,000 for the year ended March 31, 1999 from $489,000 for the year ended March 31, 1998. The increase was due primarily to an increase in loan origination fees of $224,000 earned by Bank Street Mortgage Company, a Bank subsidiary. Noninterest expense increased by $123,000 or 3.0% to $4.2 million for the year ended March 31, 1999 from $4.1 million for the year ended March 31, 1998. There was a $75,000 addition to allowance for losses on loans for the year ended March 31, 1999. The total allowance as of March 31, 1999 was $457,000 after write offs of $108,000. Harbor Federal continues its conservative risk management with only a .41% ratio of nonperforming assets to total assets at March 31, 1999.

Harbor Federal assets increased by $8.2 million or 3.5% from $231.1 million at March 31, 1998 to $239.3 million at March 31, 1999, primarily due to an increase in loans of $6.0 million and investment securities of $8.1 million, partially offset by a reduction in mortgage-backed securities of $7.0 million. Return on average assets was .77% and return on equity was 6.14% for the year ended March 31, 1999.

The Company had stockholders' equity of $26.8 million or 11.2% of total assets. The book value of the Company as of March 31, 1999 was $15.99 per share. Shares outstanding total 1,676,515.
The efficiency ratio was 57.6% as of March 31, 1999.

With continuing financial improvement in mind, the Company has focused on expanding services and personnel to better serve our customers. During the fiscal year just completed, Harbor Federal has continued Bank Street Mortgage Company as a subsidiary to further expand our lending products, including VA and FHA loans. Additionally we have continued to broaden our business checking and commercial lending operations.

Regarding the Year 2000 issue, Harbor Federal has developed and implemented a plan to address this date change. Management currently expects that this issue will have no adverse effect on our operations and service to customers.

The staff and management continue to focus their work towards our primary goal, that of being responsive to our customers and shareholders.

Sincerely,

/s/ Robert A. Williams, President

Robert A. Williams, President

            HARBOR FEDERAL BANCORP, INC.

Harbor Federal Bancorp, Inc. (the "Company") was organized at the direction of the Board of Directors of Harbor Federal Savings and Loan Association for the purpose of becoming a holding company to own all of the outstanding capital stock of the Association upon its conversion to capital stock form. Effective with the conversion of Harbor Federal Savings and Loan Association to capital stock form on August 11, 1994, the name of the association was changed to Harbor Federal Savings Bank ("Harbor Federal" or the "Bank"). Since the conversion, the Company's primary assets have been the outstanding capital stock of the Bank, a portion of the net proceeds of the Bank's conversion from mutual to stock form and a note receivable from the Company's Employee Stock Ownership Plan, and the Company has been engaged primarily in the business of directing, planning and coordinating the business activities of the Bank.

Harbor Federal was chartered in 1887. The Bank is a member of the Federal Home Loan Bank System, and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank currently operates through nine banking offices in the City of Baltimore and the Counties of Baltimore and Anne Arundel in Maryland.

Harbor Federal is primarily engaged in the business of attracting deposits from the general public and originating loans secured by first mortgages on one-to four-family residences in the Bank's market area. The Bank also makes commercial and multi-family real estate loans, construction loans, commercial loans and other loans.

                 MARKET INFORMATION

The Company's common stock began trading under the symbol "HRBF" on the NASDAQ National Market System on August 11, 1994. At March 31, 1999, there were 1,676,515 shares of the common stock outstanding and approximately 397 holders of record of the common stock. During fiscal year ended March 31, 1999, one dividend was paid on the common stock at $0.118 per share (giving effect to a 10% stock dividend that was paid on August 10, 1998) and three dividends were paid at $0.13 per share. On April 12, 1999 a dividend of $0.13 per share was also paid.

        SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

SELECTED CONSOLIDATED FINANCIAL CONDITION INFORMATION

  The following table sets forth selected consolidated financial condition information with respect to the Company at the dates indicated.

                                                    At March 31,
                                   --------------------------------------------
                                   1999        1998     1997       1996      1995
                                   ----        ----     ----       ----      ----
                                                  (Dollars in thousands)
Total amount of:
    Assets  .  .  .  .  .  .  .  . $239,298  $231,140  $219,462  $196,762  $151,233
    Loans receivable, net  .  .  .  153,919   147,901   144,702   116,892   102,247
    Investment securities  .  .  .   59,963    51,827    47,543    48,739    26,999
    Mortgage-backed securities.  .   14,172    21,160    14,161    17,937    11,763
    Savings accounts .  .  .  .  .  181,486   172,903   171,467   161,643   111,792
    Borrowed funds   .  .  .  .  .   27,555    25,266    16,500     4,500     2,000
    Retained income-substantially
        restricted.  .  .  .  .  .   14,423    16,939    16,069    16,042    15,442
Number of:
    Loans outstanding   .  .  .       1,581     1,507     1,521     1,429     1,348
    Savings accounts  .  .  .  .  .  15,291    14,957    15,327    15,313    11,693
    Offices open    .  .  .  .  .  .      9         9         9         9         6

SELECTED CONSOLIDATED INCOME INFORMATION

    The following table sets forth selected consolidated income information with respect to the Company for the periods indicated.

                                                Year Ended March 31,
                                   --------------------------------------------
                                   1999      1998     1997       1996      1995
                                   ----      ----     ----       ----      ----
                                                  (Dollars in thousands)
Interest income  .  .  .  .  .  . $17,023    $16,401   $15,369   $11,783  $10,308

Interest expense  .  .  .  . .  .  10,269      9,839     9,371     6,213    4,685
                                  -------    -------   -------   -------  -------
Net interest income .  .  .  .  .   6,754      6,562     5,998     5,570    5,623

Provision for losses on loans.  .      75        110        33        --        3
                                  -------    -------   -------   -------  -------
Net interest income after
    provisions for losses on
    loans  .  .  .  .  .  .  .  .   6,679      6,452     5,965     5,570    5,620

Noninterest income   .  . .  .  .     638        489       229       142      198

Noninterest expense  .  . .  .  .   4,255      4,132     4,726     4,070    3,188
                                  -------    -------   -------   -------  -------
Income before income taxes.  .  .   3,062      2,809     1,468     1,642    2,630

Income taxes  .  .  .  .  .  .  .   1,277      1,140       567       638    1,016
                                  -------    -------   -------   -------  -------
Net income  .  .  .  .  .  .  .  . $1,785    $ 1,669   $   901   $ 1,004  $ 1,614
                                  =======    =======   =======   =======  =======

Net income per common share (1):
    Basic
        Post-conversion             $1.03      $0.96     $0.50     $0.49    $0.48
                                  =======    =======   =======   =======  =======
        Proforma                      N/A        N/A       N/A       N/A    $0.85
                                  =======    =======   =======   =======  =======
    Diluted
        Post-conversion             $0.99      $0.93     $0.49     $0.48    $0.48
                                  =======    =======   =======   =======  =======
        Proforma                      N/A        N/A       N/A       N/A    $0.85
                                  =======    =======   =======   =======  =======

__________
(1)  Net income per share amounts have been restated for the 10% stock dividend paid on August 10, 1998 to shareholders of record on July 31, 1998.  Fractional shares were rounded up or down to the nearest whole share.

                             3

KEY OPERATING RATIOS

    The following table sets forth selected financial ratios with respect to the Company at the dates and for the periods indicated.

                                          At or for the
                                       Year Ended March 31,
                                       --------------------
                                       1999    1998    1997
                                       ----    ----    ----
Return on assets (net income
    divided by average total
    assets)  .  .  .  .  .  .  .  .  .0.77%   0.75%   0.44%

Return on equity (net income
    divided by average equity) .  .   6.14    5.86    3.23

Tangible equity-to-assets ratio
    (average equity divided by
    average total assets).  .  .  .  11.86   11.73   11.95

Interest rate spread  .  .  .  .      2.34    2.38    2.26

Net interest margin.  .  .  .  .      2.97    3.02    2.91

Nonperforming loans to total
    loans .  .  .  .  .  .  .  .      0.64    0.66    0.20

Nonperforming assets to total
    assets   .  .  .  .  .  .  .      0.41    0.42    0.34

Noninterest expense to average
    assets   .  .  .  .  .  .  .      1.83    1.86    2.25

Average interest-earning assets
    to average interest-bearing
    liabilities .  .  .  .  .  .    113.95  114.15  114.52

REGULATORY CAPITAL COMPLIANCE

    At March 31, 1999, Harbor Federal exceeded all regulatory minimum capital requirements. The table below presents certain information relating to Harbor Federal's regulatory capital at March 31, 1999.

                                                    Percent
                                                      of
                                  Amount            Assets(1)
                                  ------            --------
                            (Dollars in thousands)

Tier 1Core Capital   .  .  .  .  . $23,945            10.24
Tier 1 Core Capital Requirement  .   9,356             4.00
                                   -------            -----
    Excess                         $14,589             6.24
                                   =======            =====

Total Risk-Based Capital . . . . . $24,600            21.57
Total Risk-Based Capital
  Requirement . . .  .  .  .  .  .   9,122             8.00
                                   -------            -----
    Excess                         $15,478            13.57
                                   =======            =====

_______________
(1) Based on adjusted total assets for the core capital requirement, and risk-weighted assets for the risk-based capital requirement.

        MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The earnings of Harbor Federal depend primarily on its level of net interest income, which is the difference between interest earned on Harbor Federal's interest-earning assets, consisting primarily of mortgage loans, mortgage-backed securities, interest-bearing deposits at other institutions, investment securities and other investments, and the interest paid on interest-bearing liabilities which have consisted primarily of savings deposits. Net interest income is a function of Harbor Federal's interest rate spread, which is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as the average balances of interest-earning assets and interest-bearing liabilities. Harbor Federal's earnings are also affected by its level of noninterest income, including primarily service fees and charges, and noninterest expense, including primarily compensation and employee benefits and occupancy and equipment expenses. Earnings of Harbor Federal also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of Harbor Federal.

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

FINANCIAL CONDITION

    Harbor Federal's total assets increased by $8.2 million or 3.5% from $231.1 million at March 31, 1998 to $239.3 million at March 31, 1999, primarily due to increases in loans of $6.0 million and investment securities of $8.1 million, partially offset by a reduction in mortgage-backed securities of $7.0 million.

    Net loans receivable increased $6.0 million or 4.1% from $147.9 million at March 31, 1998 to $153.9 million at March 31,
1999. This increase was due primarily to a normal level of loan originations over repayments.

    Harbor Federal's savings accounts increased $8.6 million or 5.0% from $172.9 million at March 31, 1998 to $181.5 million at March 31, 1999, and its borrowings increased by $2.3 million or 9.1% from $25.3 million at March 31, 1998 to $27.6 million at March 31, 1999. The increases in savings accounts and borrowings were used to fund the increases in net loans receivable and total assets and to repurchase shares of common stock for an aggregate of $4.1 million.

RESULTS OF OPERATIONS

    Harbor Federal had net income totaling $1.8 million, $1.7 million and $.9 million for fiscal years 1999, 1998 and 1997, respectively.

    Interest Income. Total interest income increased by $622,000 or 3.8% from $16.4 million for the year ended March 31, 1998 to $17.0 million for the year ended March 31, 1999. The increase in interest income was principally attributable to a $10.4 million or 4.8% increase in the balance of average interest-earning assets to $227.6 million for the year ended March 31, 1999 from $217.2 million for the year ended March 31, 1998, partially offset by a reduction in the average yield on Harbor Federal's average interest-earning assets to 7.48% for the year ended March 31, 1999 from 7.55% for the year ended March 31, 1998. The increase in interest-earning assets during the year ended March 31, 1999 compared to the year ended March 31, 1998 reflects management's use of funds received from deposits and borrowings. The increase in average interest-earning assets was largely the result of a $4.4 million increase in average loans receivable, $3.4 million increase in average investment securities and $1.8 million increase in average mortgage-backed securities. The decrease in average yield was caused primarily by decreases in adjustable rates on one-to four-family residential mortgage loans and rates available on short-term investments.

    Interest income on first mortgages and other loans increased by $245,000 or 2.1% to $11.9 million for the year ended March 31, 1999 from $11.6 million for the year ended March 31, 1998. This increase was attributable to an increase in the average investment in first mortgages and other loans to $152.3 million for the year ended March 31, 1999 from $148.0 million for the year ended March 31, 1998, partially offset by a reduction in the average yield on first mortgage and other loans to 7.81% for the year ended March 31, 1999 from 7.87% for the year ended March 31, 1998. The lower average yield on mortgage loans reflects primarily a reduction in interest rates on adjustable rate mortgage loans. Interest income on investment securities increased $274,000 or 8.2% to $3.6 million for the year ended March 31, 1999 from $3.3 million for the year ended March 31, 1998. This increase was attributable to an increase in the average investment securities to $50.2 million for the year ended March 31, 1999 from $46.9 million for the year ended
March 31, 1998 and an increase in the average yield on investment securities to 7.15% for the year ended March 31, 1999 from 7.08% for the year ended March 31, 1998. Interest income on mortgage-backed securities increased by $106,000 or 9.4% to $1.2 million for the year ended March 31, 1999 from $1.1 million for the year ended March 31, 1998. This increase was attributable to an increase in average mortgage-backed securities to $17.6 million for the year ended March 31, 1999 from $15.8 million for the year ended March 31, 1998, partially offset by a reduction in the average yield on mortgage-backed securities to 6.99% for the year ended March 31, 1999 from 7.11% for the year ended March 31, 1998. The lower average yield on mortgage-backed securities reflects primarily the pay down of principal on higher rate mortgage pools.

    Total interest income increased by $1.0 million, or 6.7% from $15.4 million for the year ended March 31, 1997 to $16.4 million for the year ended March 31, 1998. The increase in interest income was principally attributable to an $11.3 million, or 5.5% increase in the balance of average interest-earning assets to $217.2 million for the year ended March 31, 1998 from $205.8 million for the year ended March 31, 1997, and an increase in the average yield on Harbor Federal's average interest-earning assets to 7.55% for the year ended March 31, 1998 from 7.47% for the year ended March 31, 1997.
The increase in interest-earning assets during the year ended March 31, 1998 compared to the year ended March 31, 1997 reflects management's use of funds received from deposits and borrowings. The increase in average interest-earning assets was largely the result of a $14.3 million increase in average loans receivable, partially offset by a $2.0 million decrease in average investment securities and a $1.0 million decrease in average mortgage-backed securities. The increase in average yield was caused primarily by an increase in adjustable rates on one-to four-family residential mortgage loans.

    Interest income on first mortgage and other loans increased by $1.2 million, or 11.7%, to $11.6 million for the year ended March 31, 1998 from $10.4 million for the year ended March 31, 1997. This increase was attributable to an increase in the average investment in first mortgage and other loans to $148.0 million for the year ended March 31, 1998 from $133.7 million for the year ended March 31, 1997 and an increase in the average yield on first mortgage and other loans to 7.9% for the year ended March 31, 1998 from 7.8% for the year ended March 31, 1997. The higher average yield on mortgage loans reflects primarily increasing interest rates on adjustable rate mortgage loans. Interest income on mortgage-backed securities decreased by $90,000, or 7.4% to $1.1 million for the year ended March 31, 1998 from $1.2 million for the year ended March 31, 1997. The decrease resulted primarily from a $1.0 million, or 6.2%, decrease in average mortgage-backed securities to $15.8 million for the year ended March 31, 1998 from $16.8 million for the year ended March 31, 1997 and a decrease in average yield on mortgage-backed securities to 7.1% for the year ended March 31, 1998 from 7.2% for the year ended March 31, 1997.
Interest income on investment securities also decreased $116,000, or 3.4%, to $3.3 million for the year ended March 31, 1998 from $3.4 million for the year ended March 31, 1997. The decrease resulted primarily from a $2.0 million, or 4.1%, decrease in average investment securities to $46.9 million for the year ended March 31, 1998 from $48.9 million for the year March 31, 1997, partially offset by an increase in average yield on investment securities to 7.1% for the year ended March 31, 1998 from 7.0% for the year ended March 31, 1997. Interest income from short-term investments and other interest-earning assets increased $19,000, or 6.5% to $314,000 for the year ended March 31, 1998 from $295,000 for the year ended March 31, 1997 as a result of an increase in average short-term investments and other interest earning assets of $88,000, or 1.4%, to $6.5 million for the year ended March 31, 1998 from $6.4 million for the year ended March 31, 1997 and an increase in average yield on short-term investments and other interest-earning assets to 4.79% for the year ended March 31, 1998 from 4.56% for the year ended March 31, 1997.

    Interest Expense. Total interest expense increased $430,000 or 4.4% to $10.3 million for the year ended March 31, 1999 from $9.8 million for the year ended March 31, 1998. The increase resulted from a $3.7 million, or 2.2%, increase in average deposits to $176.5 million for the year ended March 31, 1999 from $172.8 million for the year ended March 31, 1998, and $5.7 million, or 32.9% increase in average borrowed funds to $23.2 million for the year ended March 31, 1999 from $17.5 million for the year ended March 31, 1998. These increases were partially offset by a reduction in the average cost of funds to 5.14% for the year ended March 31, 1999 from 5.17% for the year ended March 31, 1998.

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

    Net Interest Income. Net interest income increased by $192,000 or 2.9%, to $6.8 million for the year ended March 31, 1999 from $6.6 million for the year ended March 31, 1998. The principal reason for the increase in the net interest income was the increase in average outstanding loans, investments and mortgage-backed securities, partially offset by a reduction in the interest rate spread to 2.34% for the year ended March 31, 1999 from 2.38% for the year ended March 31, 1998.

    Net interest income increased by $564,000, or 9.4%, to $6.6 million for the year ended March 31, 1998 from $6.0 million for the year ended March 31, 1997. The principal reason for the increase in net interest income was the increase in average outstanding loans and an increase in the interest rate spread to 2.38% for the year ended March 31, 1998 from 2.26% for the year ended March 31, 1997.

    Provisions for Losses on Loans. Harbor Federal maintains an allowance for losses on loans based on management's review and classification of the loan portfolio and analyses of borrowers' ability to pay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current economic conditions, status of nonperforming loans and regulatory reviews conducted in the regulatory examination process. There was a $75,000 provision for losses on loans for the year ended March 31, 1999 as compared to a $110,000 provision for the year ended March 31, 1998 and a $33,000 provision for the year ended March 31, 1997. Management believes that the current level of the loan loss allowance is adequate to provide for losses, although there can be no assurance that losses will not exceed estimated amounts. See Notes 1 and 4 of the Notes to Consolidated Financial Statements for additional information on the allowance for losses on loans.

    Noninterest Income. Noninterest income increased $149,000 or 30.5%, to $638,000 for the year ended March 31, 1999 from $489,000 for the year ended March 31, 1998. The increase was due primarily to an increase in loan origination fees of $224,000 earned by Bank Street Mortgage Company, partially offset by a reduction in gain on loans sold of $96,000.

     Noninterest income increased $260,000, or 113.5%, to $489,000 for the year ended March 31, 1998 from $229,000 for the year ended March 31, 1997. The increase was due primarily to loan origination fees of $160,000 earned by Bank Street Mortgage Company, a subsidiary of the Bank formed in June 1997, and a sale of loans in December 1997 which resulted in a gain of $96,000.

    Noninterest Expense. Noninterest expense increased by $123,000, or 3.0% to $4.2 million for the year ended March 31, 1999 from $4.1 million for the year ended March 31, 1998. The increase in noninterest expense was due primarily to an increase in compensation and benefits expense of $180,000, or 6.8%, to $2.8 million for the year ended March 31, 1999 from $2.6 million for the year ended March 31, 1998, partially offset by a reduction in occupancy and equipment expense of $61,000, or 13.5%, to $390,000 for the year ended March 31, 1999 from $451,000 for the year ended March 31, 1998. The primary reason for the compensation and benefits expense increase was an increase in compensation to employees of Bank Street Mortgage Company of $126,000 or 96.5%, to $257,000 for the year ended March 31, 1999 from $131,000 for the year ended March 31, 1998. The primary reason for the reduction in occupancy and equipment expense was a reduction in the depreciation expense of $39,000, or 28.6% , to $97,000 for the year ended March 31, 1999 from $136,000 for the year ended March 31, 1998, and a reduction in rent of $32,000, or 36.3%, to $57,000 for the year ended March 31, 1999 from $89,000 for the year ended March 31, 1998. These reductions were due to the aging of the fixed assets and the closing of an ATM location in November 1997, respectively. The ATM was reinstated in an existing branch location in June 1998 with no additional cost to facilities.

    Noninterest expense decreased by $594,000, or 12.6%, to $4.1 million for the year ended March 31, 1998 from $4.7 million for the year ended March 31, 1997. The decrease in noninterest expense was due to a reduction in the SAIF premiums of $939,000, partially offset by increases in compensation and benefits expense of $239,000, or 9.9%, to $2.6 million for the year ended March 31, 1998 from $2.4 million for the year ended March 31, 1997 and other expenses of $127,000, or 18.7%, to $809,000 for the year ended March 31, 1998 from $682,000 for the year ended March 31, 1997. The decrease in SAIF premiums occurred because premiums for the year ended March 31, 1997 included a nonrecurring assessment for recapitalization of the SAIF of $806,000 and because deposit insurance rates were reduced. The increases in compensation and benefits expense and other expenses were due to operations of Bank Street Mortgage Company and general increases in costs.

    Income Taxes. The changes in Harbor Federal's income tax provision reflect the changes in income before income taxes. Income tax provisions for the years ended March 31, 1999, 1998 and 1997 are generally reflective of the amounts of Harbor Federal's pre-tax income and the effective income tax rate then in effect. See Notes 1 and 9 of the Notes to Consolidated Financial Statements for additional information on income taxes.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

    The following tables set forth certain information relating to Harbor Federal's average interest-earning assets and interest-bearing liabilities and the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. During the periods indicated, nonaccrual loans are included in the loans category.

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

                                                                   Year Ended March 31,
                                ------------------------------------------------------------------------------------
                                            1999                         1998                       1997
                                ----------------------------  --------------------------- --------------------------
                                                     Average                      Average                    Average
                                Average               Yield/  Average              Yield/ Average             Yield/
                                Balance   Interest   Cost(1)  Balance   Interest  Cost(1)  Balance  Interest Cost(1)
                                -------   --------   -------  -------   --------  ------- --------  -------- -------
                                                               (Dollars in thousands)
Interest-earning assets:
  Loans .  .  .  .  .  .  .  .  $152,331  $11,890   7.81%    $147,967   $11,645   7.87%   $133,674  $10,426   7.80%
  Investment securities.  .  .    50,245    3,595   7.15       46,893     3,321   7.08      48,895    3,437   7.03
  Mortgage-backed securities .    17,563    1,227   6.99       15,768     1,121   7.11      16,810    1,211   7.21
  Short-term investments and
   other interest-earning
   assets (2) .  .  .  .  .  .     7,475      311   4.17        6,545       314   4.79       6,456      295   4.56
                                --------  -------             --------  -------           --------  -------
      Total interest-earning
        assets.  .  .  .  .  .   227,614   17,023   7.48      217,173    16,401   7.55     205,835   15,369   7.47
Non-interest-earning assets  .     4,289  -------               4,598   -------              4,347  -------
                                --------                     --------                     --------
        Total assets.  .  .  .  $231,903                     $221,771                     $210,182
                                ========                     ========                     ========

Interest-bearing liabilities:
    Deposits .  .  .  .  .  .   $176,531    9,029   5.12     $172,797     8,845   5.12    $164,531    8,468   5.15
    Borrowed funds .  .  .  .     23,210    1,240   5.34       17,463       994   5.69      15,210      904   5.94
                                --------  -------             --------  -------           --------  -------
        Total interest-bearing
            liabilities   .  .   199,741   10,269   5.14      190,260     9,839   5.17     179,741    9,372   5.21
                                          -------                       -------                     -------
Non-interest bearing
  liabilities .  .  .  .  .  .     3,110                        3,040                        2,489
                                --------                     --------                     --------
        Total liabilities .  .   202,851                      193,300                      182,230

Stockholders' equity.  .  .  .    29,052                       28,471                       27,952
                                --------                     --------                     --------
        Total liabilities and
          stockholders'
          equity  . .   .  .  . $231,903                     $221,771                     $210,182
                                ========                     ========                     ========
Net interest income  .  .  .  .           $ 6,754                       $ 6,562                     $ 5,997
                                          =======                       =======                     =======
Interest rate spread (3).  .  .                     2.34%                         2.38%                       2.26%
                                                  ======                        ======                      ======
Net yield on interest-earning
  assets (4)  .  .  .  .  .  .                      2.97%                         3.02%                       2.91%
                                                  ======                        ======                      ======
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities.  .  .  .                   113.95%                       114.15%                     114.52%
                                                  ======                        ======                      ======

___________________________
(1) Represents interest income or expense as a percentage of average interest-earning assets or average interest-bearing liabilities.
(2) Includes interest-bearing deposits, short-term investments, secured demand loans to Bankers Affiliate,
    Inc. and Federal Home Loan Bank stock.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                                               Year Ended March 31,
                                      -------------------------------------------------------------
                                          1999       vs.       1998       1998      vs.      1997
                                      -------------------------------  ----------------------------
                                              Increase (Decrease)           Increase (Decrease)
                                                   Due to                         Due to
                                      -------------------------------  ----------------------------
                                                        Rate/                        Rate/
                                       Volume   Rate   Volume   Total  Volume  Rate  Volume   Total
                                      -------   ----  --------  -----  ------  ----  ------   -----
Interest income:
    Loans  .  .  .  .  .  .  .  .  .  $  343    $ (89)  $ (9)   $ 245   $1,115  $ 94  $  10   $ 1,219
    Investment securities .  .  .  .     237       33      4      274     (141)   24      1      (116)
    Mortgage-backed securities  .  .     128      (19)    (3)     106      (75)  (17)     2       (90)

    Short-term investments and
        other interest-earning
        assets (1)  .  .  .  .  .  .      45      (41)    (7)      (3)       4    15     0         19
                                      ------    -----   ----    -----   ------  ----  -----   -------
            Total interest income  .     753     (116)   (15)     622      903   116    13      1,032

Interest expense:
    Deposits  .  .  .  .  .  .  .  .     191        0     (7)     184      425   (49)    1        377
    Borrowed funds  .  .  .  .  .  .     327      (61)   (20)     246      134   (38)   (6)        90
                                      ------    -----   ----    -----   ------  ----  -----   -------
        Total interest expense.  .  .    518      (61)   (27)     430      559   (87)   (5)       467
                                      ------    -----   ----    -----   ------  ----  -----   -------
Change in net interest income .  .  . $  235    $ (55)  $ 12    $ 192   $  344  $203  $  18   $   565
                                      ======    =====   ====    =====   ======  ====  =====   =======

________________________
(1) Includes interest on interest-bearing deposits, short-term investments, secured demand loan to Bankers Affiliate, Inc. and dividends on Federal Home Loan Bank stock.

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

    Net Portfolio Value. The OTS has incorporated an interest rate risk ("IRR") component into the risk-based regulatory capital rules. The IRR component is a dollar amount that would be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and would be measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's IRR is measured as the reduction in its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% may require the institution to deduct from its capital 50% of the excess change times the estimated market value of its assets. Based on the most recent information provided to Harbor Federal by the OTS, which is as of December 31, 1998, a 200 basis point change in market interest rates would not be expected to reduce the Bank's NPV by more than 2%.

LIQUIDITY AND CAPITAL RESOURCES

    Harbor Federal is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.0%. Harbor Federal's liquidity ratio averaged 17.4% during the month of March 1999. Liquidity ratios averaged 16.2% for the year ended March 31, 1999. Harbor Federal adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes from mortgage escrow accounts, repayment of borrowings and loan commitments. Harbor Federal also adjusts liquidity as appropriate to meet its asset and liability management objectives.

    Harbor Federal's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, and other investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Harbor Federal manages the pricing of its deposits to maintain a desired deposit balance. In addition, Harbor Federal invests in short-term interest-earning assets, which provide liquidity to meet lending requirements.
At March 31, 1999, certificates of deposit which were scheduled to mature in one year or less totaled $71.4 million. Assets qualifying for liquidity outstanding at March 31, 1999 amounted to $12.4 million.

    Harbor Federal had $2.4 million in outstanding loan commitments at March 31, 1999. Harbor Federal expects to fund its loan originations through principal and interest payments on loans and mortgage-backed securities, proceeds from investment and other securities as maturities occur and, to the extent necessary, borrowed funds. Management expects that funds provided from these sources will be adequate to meet Harbor Federal's needs.

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

YEAR 2000 READINESS DISCLOSURE

  The entire concept behind the Year 2000 issue is the way the computer stores the year. In the beginning of the computer age, computers had limited storage space. In an effort to save this storage space, programmers utilized a two-digit year field.
This means that the year 1998 is stored as 98 in some systems. This year format implies that 2000 is stored as 00 and interpreted as 1900. In order for calculations to be performed accurately, these computer systems have to be reprogrammed.

  Achieving Year 2000 readiness has been a major part of Harbor Federal Savings Bank's strategic planning process for well over two years. In 1997, the Company adopted a Year 2000 Action Plan (the "Plan"). The Plan called for Year 2000 readiness by the end of December 1998, a full year ahead of the millennium and the Company's Year 2000 Plan has largely been accomplished. The Company relies on its third party service bureaus to provide data processing services and is dependent upon vendor application software. Internal and external mission critical systems have been upgraded with Year 2000 compliant versions. These systems include data processing, accounting, payroll, mortgage management and electronic systems. The Company's testing of these mission critical systems has revealed no Year 2000 discrepancies. In addition to software, all hardware has been replaced and tested successfully. It is the Company's goal to follow the Plan and to continue to aggressively monitor Year 2000 issues.

  In addition to the Plan, the Company has devised a Year 2000 contingency plan. The contingency plan addresses any issues that may occur to software. It states alternative solutions and deadlines for any software that is not Year 2000 compliant. In addition, the contingency plan handles any outside variables that may affect the Company when the Year 2000 approaches. Although precautions have been taken, the contingency plan does not guarantee all external and internal variables. However, the Company will continue to design and implement solutions to avoid interruptions to service.

  Cost associated with the Year 2000 primarily relate to upgrade existing software and replacing hardware. The Company is incurring these costs in the normal course of business as software and hardware are ordinarily upgraded to keep pace with technological advances. Management's cost associated with the Year 2000 efforts have totalled $27,600 to date. No significant spending is anticipated.

NEW ACCOUNTING STANDARDS

  In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, although the FASB recently proposed extending the required effective date to June 15, 2000. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter. On the effective date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter that begins after issuance of SFAS No. 133. SFAS No. 133 does not apply retroactively. While the Company has not completed its analysis of SFAS No. 133 and has not made a decision regarding timing of adoption, management does not believe that adoption will have a material effect on the financial condition or results of operations of the Company.

    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
    ---------------------------------------------

A summary of selected quarterly financial data for the years ended March 31, 1999, 1998 and 1997 is as follows:

                                           First     Second    Third    Fourth
                                          Quarter    Quarter   Quarter  Quarter
                                           (In Thousands Except Per Share Data)
                                          -------------------------------------
Fiscal 1999:
  Interest income                         $4,319    4,297     4,281    4,126
  Net interest income                      1,731    1,655     1,708    1,659
  Provision for loan losses                   10       30        20       15
  Net income                                 495      479       422      389
                                          ======    =====     =====    =====

  Net income per common share:
    Basic                                 $  .27      .29       .25      .22
    Diluted                                  .27      .27       .24      .21
                                          ======    =====     =====    =====
Fiscal 1998:
  Interest income                         $4,020    4,016     4,063    4,302
  Net interest income                      1,623    1,627     1,581    1,731
  Provision for loan losses                   30       10        40       30
  Net income                                 404      411       414      440
                                          ======    =====     =====    =====

  Net income per common share:
    Basic                                 $  .23      .24       .24      .25
    Diluted                                  .23      .23       .23      .24
                                          ======    =====     =====    =====
Fiscal 1997:
  Interest income                         $3,592    3,809     3,958    4,010
  Net interest income                      1,421    1,468     1,518    1,590
  Provision for loan losses                  ---       33       ---      ---
  Net income                                 319     (144)      328      398
                                          ======    =====     =====    =====
  Net income per common share:
    Basic                                 $  .18     (.09)      .18      .23
    Diluted                                  .18     (.09)      .18      .22
                                          ======    =====     =====    =====

MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION
-----------------------------------------------------

    The Company's common stock is traded on the over-the-counter market under the symbol "HRBF" and trading information is reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System. As of March 31, 1999, there were 397 stockholders of record and 1,676,515 shares of common stock entitled to vote and receive dividends of which 1,603,688 shares were considered outstanding for financial reporting purposes due to nonvesting of certain ESOP shares. See Note 12 of Notes to Consolidated Financial Statements. The number of stockholders of record does not reflect the number of persons or entities who hold their stock in nominee or "street" name.

    The dividends paid and the high and low closing sale prices for the Company's common stock as reported on the NASDAQ stock market during each quarter of fiscal 1999 and 1998 were as follows (these quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and might not represent actual transactions):

                                           First     Second    Third    Fourth
                                          Quarter    Quarter   Quarter  Quarter
                                          -------   --------   -------  -------
Fiscal 1999
  Market Price Range:
    High                                  $23.41     21.75     21.75    20.50
    Low                                    19.20     16.94     18.00    15.75
  Dividend Paid (1)                         .118       .13       .13      .13

Fiscal 1998:
  Market Price Range
    High                                  $17.27     20.91     22.95    22.95
    Low                                    13.98     16.59     17.73    19.55
  Dividend Paid (1)                         .091      .091      .109     .109

___________
(1) The first quarter dividend for the year ended March 31, 1999 and all of the quarterly dividends for the year ended March 31, 1998 have been adjusted for the 10% stock dividend that was paid August 10, 1998 to shareholders of record July 31, 1998. On February 22, 1999, a dividend of $.13 per share was declared payable April 12, 1999 to holders of record at the close of business on April 1, 1999.

                 [LETTERHEAD OF KPMG LLP]

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Harbor Federal Bancorp, Inc.
Baltimore, Maryland:

We have audited the accompanying consolidated statements of financial condition of Harbor Federal Bancorp, Inc. and subsidiary as of March 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Federal Bancorp, Inc. and subsidiary as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999 in conformity with generally accepted accounting principles.

                             /s/ KPMG LLP

Baltimore, Maryland
May 7, 1999

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition

March 31, 1999 and 1998
==============================================================================
                                                     1999          1998
------------------------------------------------------------------------------
ASSETS
Cash:
  On hand and due from banks                     $  1,501,358     2,752,630
  Interest-bearing deposits                           114,259       173,728
Federal funds sold                                  2,545,437       313,047
Investment securities, fair value of $59,963,291
  and $51,779,610, respectively (notes 2 and 8)    59,963,291    51,826,542
Mortgage-backed securities, fair value of
  $14,280,938 and $21,324,796, respectively
  (notes 3 and 8)                                  14,172,392    21,159,954
Loans receivable, net (note 4)                    153,918,968   147,901,019
Investment in Federal Home Loan Bank
  stock, at cost (note 10)                          1,433,500     1,433,500
Investments in real estate, net                       446,899            --
Investment in and advances to affiliated
  corporation (note 5)                              2,525,000     2,850,000
Property and equipment, net (note 6)                1,760,516     1,820,909
Prepaid expenses and other assets                     916,015       908,861
------------------------------------------------------------------------------
                                                 $239,297,635   231,140,190
==============================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings accounts (note 7)                      $181,485,848   172,902,844
  Borrowed funds (note 8)                          27,555,000    25,266,250
  Advance payments by borrowers for taxes,
    insurance and ground rents                      1,841,672     1,935,804
  Accrued expenses and other liabilities            1,612,963     1,560,098
  Federal and state income taxes payable                   --       152,384
------------------------------------------------------------------------------
Total liabilities                                 212,495,483   201,817,380
Stockholders' equity (notes 1, 10, 11 and 12):
  Preferred stock $0.01 par value; authorized
    5,000,000 shares; none issued                          --            --
  Common stock $0.01 par value; authorized
    20,000,000 shares; issued and outstanding
    1,676,515 and 1,862,762 shares, respectively       16,765        16,934
  Additional paid-in capital                       13,071,570    13,069,233
  Unearned ESOP shares                               (662,056)     (912,830)
  Retained income, substantially restricted        14,422,503    16,939,169
  Accumulated other comprehensive income              (46,630)      210,304
------------------------------------------------------------------------------
Total stockholders' equity                         26,802,152    29,322,810
Commitments and contingencies (notes 10, 11,
  12 and 14)
------------------------------------------------------------------------------
                                                 $239,297,635   231,140,190
==============================================================================

See accompanying notes to consolidated financial statements.

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income and Comprehensive Income

Years ended March 31, 1999, 1998 and 1997
==============================================================================
                                              1999       1998       1997
------------------------------------------------------------------------------
Interest income:
  Loans receivable                        $11,890,112  11,644,544 10,426,017
  Mortgage-backed securities                1,227,043   1,121,238  1,211,214
  Investment securities                     3,594,695   3,321,342  3,437,112
  Interest-bearing deposits and other
    short-term investments                    311,540     313,561    294,470
------------------------------------------------------------------------------
Total interest income                      17,023,390  16,400,685 15,368,813
------------------------------------------------------------------------------
Interest expense:
  Savings accounts:
    Certificates                            7,137,897   6,858,210  6,375,035
    NOW and money market deposit
     accounts                                 924,405     985,810  1,054,961
    Passbook and statement savings            967,676   1,001,263  1,037,527
------------------------------------------------------------------------------
                                            9,029,978   8,845,283  8,467,523
  Borrowed funds:
    Federal Home Loan Bank advances           512,014     147,292         --
    Securities sold under agreements
      to repurchase                           727,862     846,842    903,821
------------------------------------------------------------------------------
                                            1,239,876     994,134    903,821
------------------------------------------------------------------------------
Total interest expense                     10,269,854   9,839,417  9,371,344
------------------------------------------------------------------------------
Net interest income                         6,753,536   6,561,268  5,997,469

Provision for losses on loans (note 4)         75,000     110,000     32,605
------------------------------------------------------------------------------
Net interest income after provision
  for losses on loans                       6,678,536   6,451,268  5,964,864
------------------------------------------------------------------------------
Noninterest income:
  Loan fees and service charges               459,700     225,431     65,687
  Other                                       178,787     263,955    163,587
------------------------------------------------------------------------------
Total noninterest income                      638,487     489,386    229,274
------------------------------------------------------------------------------

                                                 (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income and Comprehensive Income,
Continued

Years ended March 31, 1999, 1998 and 1997
==============================================================================
                                          1999          1998        1997
------------------------------------------------------------------------------
Noninterest expense:
  Compensation and benefits (note 12)  $2,832,077    $2,652,242   2,412,898
  Occupancy and equipment                 390,130       450,958     438,675
  SAIF deposit insurance premiums
    (note 10)                              89,547        90,278   1,029,651
  Advertising                             142,926       129,040     162,434
  Other                                   800,624       809,366     681,800
------------------------------------------------------------------------------
Total noninterest expense               4,255,304     4,131,884   4,725,458

Income before income taxes              3,061,719     2,808,770   1,468,680

Income taxes (note 9)                   1,277,050     1,139,963     567,200
------------------------------------------------------------------------------
Net income                              1,784,669     1,668,807     901,480
------------------------------------------------------------------------------
Other comprehensive income, net of
  tax    unrealized holding gain
  (loss) on securities available
  for sale                               (256,934)      546,797    (213,256)
------------------------------------------------------------------------------
Comprehensive income                   $1,527,735     2,215,604     688,224
==============================================================================
Net income per share of common
  stock (note 1):
    Basic                              $     1.03          0.96        0.50
    Diluted                                  0.99          0.93        0.49
==============================================================================

See accompanying notes to consolidated financial statements.

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity

Years ended March 31, 1999, 1998 and 1997
====================================================================================
                                            Common     Additional       Unearned
                                            stock     paid-in capital  ESOP shares
------------------------------------------------------------------------------------
Balance at March 31, 1996                 $ 17,544      13,316,038     (1,363,250)

Compensation under stock-based benefit
  plans                                         --         236,240        226,410
Purchase of 768 shares of common stock
  for Stock Option Trust                        --          (8,987)            --
Exercise of stock options by
  Stock Option Trust                            --          68,308             --
Other comprehensive income                      --              --             --
Dividends ($.36 per share)                      --              --             --
Net income - 1997                               --              --             --
------------------------------------------------------------------------------------
Balance at March 31, 1997                   17,544      13,611,599     (1,136,840)

Compensation under stock-based benefit
  plans                                         --         317,391        224,010
Purchase of 61,000 shares of common stock     (610)       (965,687)            --
Exercise of stock options by
  Stock Option Trust                            --         105,930             --
Other comprehensive income                      --              --             --
Dividends ($.43 per share)                      --              --             --
Net income - 1998                               --              --             --

------------------------------------------------------------------------------------
Balance at March 31, 1998                   16,934      13,069,233       (912,830)

Stock dividend - 10%                         1,693       3,385,827             --
Compensation under stock-based benefit
  plans                                         --         471,539        250,774
Purchase of 186,280 shares of common stock  (1,862)     (3,469,134)            --
Purchase of 35,841 shares of common stock
  for Stock Option Trust                        --        (652,544)            --
Exercise of stock options by
  Stock Option Trust                            --         266,649             --
Other comprehensive income                      --              --             --
Dividends ($.51 per share)                      --              --             --
Net income - 1999                               --              --             --
------------------------------------------------------------------------------------
Balance at March 31, 1999                 $ 16,765      13,071,570       (662,056)
====================================================================================


Years ended March 31, 1999, 1998 and 1997
====================================================================================
                                       Retained     Accumulated
                                        income,        other               Total
                                     substantially  comprehensive      stockholders'
                                       restricted      income              equity
------------------------------------------------------------------------------------
Balance at March 31, 1996               16,041,999      (123,237)       27,889,094

Compensation under stock-based benefit
  plans                                         --            --           462,650
Purchase of 768 shares of common stock
  for Stock Option Trust                        --            --            (8,987)
Exercise of stock options by
  Stock Option Trust                            --            --            68,308
Other comprehensive income                      --      (213,256)         (213,256)
Dividends ($.36 per share)                (874,510)           --          (874,510)
Net income - 1997                          901,480            --           901,480
------------------------------------------------------------------------------------
Balance at March 31, 1997               16,068,969      (336,493)       28,224,779

Compensation under stock-based benefit
  plans                                         --            --           541,401
Purchase of 61,000 shares of common stock       --            --          (966,297)
Exercise of stock options by
  Stock Option Trust                            --            --           105,930
Other comprehensive income                      --       546,797           546,797
Dividends ($.43 per share)                (798,607)           --          (798,607)
Net income - 1998                        1,668,807            --         1,668,807
------------------------------------------------------------------------------------
Balance at March 31, 1998               16,939,169       210,304        29,322,810

Stock dividend - 10%                    (3,387,520)           --                --
Compensation under stock-based
  benefit plans                                 --            --           722,313
Purchase of 186,280 shares of common
  stock                                         --            --        (3,470,996)
Purchase of 35,841 shares of common stock
  for Stock Option Trust                        --            --          (652,544)
Exercise of stock options by
  Stock Option Trust                            --            --           266,649
Other comprehensive income                      --      (256,934)         (256,934)
Dividends ($.51 per share)                (913,815)           --          (913,815)
Net income - 1999                        1,784,669            --         1,784,669
------------------------------------------------------------------------------------
Balance at March 31, 1999               14,422,503       (46,630)       26,802,152
====================================================================================

See accompanying notes to consolidated financial statements

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

Years ended March 31, 1999, 1998 and 1997
====================================================================================
                                                 1999       1998       1997
------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                 $1,784,669    1,668,807       901,480
  Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities:
    Depreciation and amortization                97,012      135,661       150,976
    Amortization of premium on savings
     deposits                                   381,384      381,384       381,384
    Provision for losses on loans                75,000      110,000        32,605
    Deferred income tax provision              (107,015)     (87,876)     (104,374)
    Noncash compensation under stock-
      based benefit plans                       722,313      541,401       462,650
    Loans originated for sale                  (920,390)  (3,682,878)   (2,666,457)
    Proceeds from sales of loans originated
      for sale                                1,016,685    4,803,060            --
    Amortization of loan fees, premiums
      and discounts, net                       (198,331)    (172,819)      (85,708)
    Gain on sale of loans                            --      (96,428)           --
    Loss on sale of investments in
      real estate                                 3,219           --            --
    Loss on sale of mortgage-backed
      securities available for sale                  --           --         7,787
    Decrease (increase) in prepaid
      expenses and other assets                 252,143     (358,403)       47,091
    Increase in accrued expenses and
      other liabilities                          50,667      215,834       324,297
    Increase (decrease) in federal and
      state income taxes payable               (149,516)      80,883       277,065
    Decrease (increase)in accrued
      interest receivable                       270,285     (116,104)     (120,068)
------------------------------------------------------------------------------------
Net cash provided by (used in)
  operating activities                        3,278,125    3,422,522      (391,272)
------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of investment securities
    available for sale                      (56,675,792) (30,000,000)   (4,997,965)
  Maturities of investment securities
    available for sale                       33,000,000   17,000,000     4,000,000
  Principal repayments of mortgage-backed
    securities available for sale             4,971,956    1,463,947     1,193,668
  Purchases of mortgage-backed securities
    available for sale                               --  (10,122,750)   (4,996,875)
  Sales of mortgage-backed securities
    available for sale                               --           --     3,538,099
  Principal repayments of mortgage-backed
    securities                                1,855,587    1,883,401     3,890,273
  Maturities of investment securities        15,000,000    9,500,000     2,000,000

                                                                        (Continued)


HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows, Continued

Years ended March 31, 1999, 1998 and 1997
====================================================================================
                                                   1999       1998       1997
------------------------------------------------------------------------------------
Cash flows from investing activities (continued):
  Loan principal disbursements, net of
    repayments                             $ (5,562,643)  (2,048,299)  (16,110,791)
  Loan purchases                               (941,300)  (2,105,334)   (9,334,785)
  Investment in Federal Home
    Loan Bank stock                                  --      (67,500)      (96,400)
  Proceeds from sales of investments in
    real estate                                 79,605       465,136        43,848
  Purchases of property and equipment          (36,619)      (17,871)     (111,133)
  Decrease (increase) in investment in and
   advances to affiliated corporation, net      325,000      (75,000)       50,000
------------------------------------------------------------------------------------
Net cash used in investing activities        (7,984,206) (14,124,270)  (20,932,061)
------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in savings accounts            8,201,620    1,054,831     9,441,933
  Net increase in borrowed funds              2,288,750    8,766,250    12,000,000
  Increase (decrease) in advance payments by
    borrowers for taxes, insurance and
    ground rents                                (94,132)      33,390       (27,121)
  Purchase of common stock                   (3,470,996)    (966,297)           --
  Purchase of common stock for Stock
    Option Trust                              (652,544)           --        (8,987)
  Exercise of stock options by Stock Option
    Trust                                      266,649       105,930        68,308
  Dividends paid                              (911,617)     (751,204)     (701,768)
------------------------------------------------------------------------------------
Net cash provided by financing activities    5,627,730     8,242,900    20,772,365
------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash
  equivalents                                  921,649    (2,458,848)     (550,968)
Cash and cash equivalents at beginning of
  year                                       3,239,405     5,698,253     6,249,221
------------------------------------------------------------------------------------
Cash and cash equivalents at end of year    $4,161,054     3,239,405     5,698,253
====================================================================================
Supplemental information:
  Interest paid on savings accounts and
    borrowed funds                          $9,975,058     9,450,511     8,899,748
  Income taxes paid                          1,457,031     1,146,956       628,000
====================================================================================
Schedule of noncash investing and
  financing transactions:
  Transfers of loans receivable to
    investments in real estate              $  529,723            --       465,136
  Unrealized holding gains (loss) on
    securities available for sale,
    net of tax                                (256,934)      546,797      (213,256)
====================================================================================

See accompanying notes to consolidated financial statements.

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 1999, 1998 and 1997
_________________________________________________________________

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

     BASIS OF PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the statements of financial condition and the reported amounts of revenues and expenses for the periods. Actual results could differ from those estimates.

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

                                                    (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
_________________________________________________________________

(1)  CONTINUED

     INVESTMENT AND MORTGAGE-BACKED SECURITIES

     Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt securities not classified as held to maturity and equity securities with readily determinable fair values are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in income. Investments not classified as held to maturity or trading are considered available for sale and are reported at fair value, with unrealized holding gains and losses, net of the related tax effect, excluded from income and reported as an item of other comprehensive income until realized. Fair value is determined based on published bid prices or bid quotations received from securities dealers. Realized gains and losses on sales are determined using the specific identification method.

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

     LOANS HELD FOR SALE

     Loans held for sale consisted primarily of mortgage loans at March 31, 1999 and 1998. Loans held for sale are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis.

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

                                                    (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
_________________________________________________________________

(1)  CONTINUED

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

     The provision for losses on loans is determined based on management's review of the loan portfolio and analyses of borrowers' ability to pay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current economic conditions and the status of nonperforming loans. Loans or portions thereof are charged off when considered, in the opinion of management, uncollectible.

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

     PREMIUM ON SAVINGS ACCOUNTS

     Effective February 16, 1996, the Bank purchased certain assets and liabilities, principally loans and deposits, relating to three branch offices. The acquisition was accounted for using the purchase method and the excess of the purchase cost over the fair values of the net assets acquired of $3,044,642 was recorded as a premium on savings accounts which is being amortized to interest expense using the straight-line method over an estimated life of eight years.
                                                    (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
_________________________________________________________________

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

     Qualified thrift lenders, such as the Bank, are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $4,600,000 with an income tax effect of approximately $1,750,000 at March 31, 1999 and 1998. As specified in legislation enacted in August 1996, this bad debt reserve would become taxable in the future if certain conditions are not met by the Bank.

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

     PER SHARE DATA AND NET INCOME PER SHARE OF COMMON STOCK

     On July 15, 1998, the Board of Directors declared a 10% stock dividend, which was paid on August 10, 1998. An amount equal to the fair value of the common shares issued plus cash in lieu of fractional shares was transferred from retained income to common stock and additional paid-in capital, as appropriate. Except for the number of shares authorized, all references to per share information and numbers of shares in the consolidated financial statements have been adjusted to reflect the stock dividend on a retroactive basis.

     Basic earnings per share (EPS) is calculated by dividing net income by the weighted average number of common shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the numerator and the denominator of the basic EPS calculation for the effect of all dilutive potential common shares outstanding during the period. The dilutive effects of options and

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
_________________________________________________________________

(1)  CONTINUED

     unvested restricted stock awards are computed using the "treasury stock" method. Unearned ESOP shares are not included in outstanding shares. Information related to the calculation of net income per share of common stock is summarized as follows for the years ended March 31:

                                     1999                   1998                  1997
                              --------------------     -----------------    --------------------
                              Basic       Diluted      Basic    Diluted     Basic      Diluted
------------------------------------------------------------------------------------------------
Net income                    $1,784,669 1,784,669  1,668,807  1,668,807   901,480    901,480
Dividends on unvested
  common stock awards             (7,991)   (5,460)   (14,098)   (11,441)  (18,138)   (16,213)
------------------------------------------------------------------------------------------------
Adjusted net income
  used in EPS
  calculations                $1,776,678 1,779,209  1,654,709  1,657,366    883,342    885,267
================================================================================================
Weighted average
  shares outstanding           1,731,587 1,731,587  1,731,745  1,731,745  1,756,031  1,756,031

Effect of dilutive securities:
  Options                             --    61,269        --      54,680         --     26,505
  Unvested common
    stock awards                      --     4,983        --       6,161         --      5,292
------------------------------------------------------------------------------------------------
Adjusted weighted-average
  shares used in EPS
  computation                  1,731,587 1,797,839  1,731,745  1,792,586  1,756,031  1,787,828
================================================================================================


COMPREHENSIVE INCOME

Effective April 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income (SFAS No. 130). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in financial statements. Comprehensive income includes all changes in stockholders' equity during a period, except those relating to investments by and distributions to stockholders. The Company's comprehensive income consists of net earnings and unrealized gains and losses on securities available for sale and is presented in the statements of income and comprehensive income. Accumulated other comprehensive income is displayed as a separate component of stockholders' equity. SFAS No. 130 requires additional disclosures in the consolidated financial statements but does not affect the Company's financial position or results of operations.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(2)  INVESTMENT SECURITIES

Investment securities and accrued interest receivable thereon are summarized as follows at March 31:

                                                               1999
                                   ----------------------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair     Carrying
                                     cost         gains         losses       value     amount
---------------------------------------------------------------------------------------------------
Available for sale:
  U.S. Government and
    agency obligations           $50,992,523    16,249         (636,718)   50,372,054   50,372,054
  Trust preferred securities       8,610,862    90,722          (61,896)    8,639,688    8,639,688
  Preferred stock -
    Federal Home Loan
    Mortgage Corporation              6,339    440,699               --       447,038      447,038
---------------------------------------------------------------------------------------------------
                                 56,609,724    547,670         (698,614)   59,458,780   59,458,780
Accrued interest receivable         504,511         --               --       504,511      504,511
---------------------------------------------------------------------------------------------------
                                $60,114,235    547,670         (698,614)   59,963,291   59,963,291
===================================================================================================


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


                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(2)  CONTINUED

     Investment securities mature as follows at March 31:

                                                 1999                         1998
                                        ------------------------    --------------------------
                                        Amortized         Fair      Amortized         Fair
                                           cost           value       cost           value
---------------------------------------------------------------------------------------------
Held to maturity:
  Due in one year or less              $        --             --     6,499,429    6,490,245
  Due after one through
    five years                                  --             --            --           --
  Due after five through
    ten years                                   --             --     8,487,783    8,450,035
  Due after ten years                           --             --            --           --
--------------------------------------------------------------------------------------------
                                                --             --    14,987,212   14,940,280
-------------------------------------------------------------------------------------------------------------
Available for sale:
  Due after one through
    five years                                  --             --     1,000,000      992,510
  Due after five through
    ten years                            3,998,882      4,007,160     8,996,986    9,012,100
  Due after ten years                   55,604,503     55,004,582    25,997,898   25,829,470
--------------------------------------------------------------------------------------------
                                        59,603,385     59,011,742    35,994,884   35,834,080
Accrued interest receivable                504,511        504,511       635,237      635,237
--------------------------------------------------------------------------------------------
                                       $60,107,896     59,516,253    51,617,333   51,409,597
============================================================================================

There were no sales of investment securities during the years ended March 31, 1999, 1998 and 1997.

At March 31, 1999, all investment securities include provisions which allow the issuers to call them under certain terms and conditions at par value.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(3)  MORTGAGE-BACKED SECURITIES

Mortgage-backed securities and accrued interest receivable thereon are summarized as follows at March 31:

                                                               1999
                                   -----------------------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair     Carrying
                                     cost         gains         losses       value     amount
----------------------------------------------------------------------------------------------------
Held to maturity:
  Government National
    Mortgage Association
    (GNMA)                        $  713,537       46,780        --          760,317     713,537
  Federal National
    Mortgage Association
    (FNMA)                         1,097,280       39,424       (90)       1,136,614   1,097,280
  Federal Home Loan
    Mortgage Corporation
    (FHLMC)                          411,513       22,432        --          433,945     411,513
---------------------------------------------------------------------------------------------------
                                   2,222,330      108,636       (90)       2,330,876   2,222,330
Available for sale:
  GNMA                             9,949,731       94,160        --       10,043,891  10,043,891
  FHLMC                            1,822,194           --   (19,187)       1,803,007   1,803,007
---------------------------------------------------------------------------------------------------
                                  11,771,925       94,160   (19,187)      11,846,898  11,846,898
Accrued interest receivable          103,164           --        --          103,164     103,164
---------------------------------------------------------------------------------------------------
                                 $14,097,419      202,796   (19,277)      14,280,938  14,172,392
===================================================================================================


                                                               1998
                                   -----------------------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair     Carrying
                                     cost         gains         losses       value     amount
----------------------------------------------------------------------------------------------------
Held to maturity:
  GNMA                            $1,042,252       70,645        --        1,112,897   1,042,252
  FNMA                             1,747,152       56,724    (2,980)       1,800,896   1,747,152
  FHLMC                            1,286,191       41,576    (1,123)       1,326,644   1,286,191
---------------------------------------------------------------------------------------------------
                                   4,075,595      168,945    (4,103)       4,240,437   4,075,595
Available for sale:
  GNMA                            14,127,943      139,307        --       14,267,250  14,267,250
  FHLMC                            2,663,085          448        --        2,663,533   2,663,533
---------------------------------------------------------------------------------------------------
                                  16,791,028      139,755        --       16,930,783  16,930,783
Accrued interest receivable          153,576           --        --          153,576     153,576
---------------------------------------------------------------------------------------------------
                                 $21,020,199      308,700    (4,103)      21,324,796  21,159,954
===================================================================================================

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(3)  CONTINUED

     Contractual maturities of mortgage-backed securities are as follows at March 31:


                                                 1999                         1998
                                        ------------------------    --------------------------
                                        Amortized         Fair      Amortized       Fair
                                           cost           value       cost          value
---------------------------------------------------------------------------------------------
Held to maturity:
   Due in one year or less              $        --             --      465,345       464,222
   Due after one through five years         530,614        535,092    1,010,984     1,012,661
   Due after five through ten years         187,466        196,944      143,118       150,467
   Due after ten years                    1,504,250      1,598,840    2,456,148     2,613,087
---------------------------------------------------------------------------------------------
                                          2,222,330      2,330,876    4,075,595     4,240,437

Available for sale -
   due after ten years                   11,771,925     11,846,898   16,791,028    16,930,783

Accrued interest receivable                 103,164        103,164      153,576       153,576
---------------------------------------------------------------------------------------------
                                        $14,097,419     14,280,938   21,020,199    21,324,796
=============================================================================================

     Contractual maturities do not consider possible prepayments.

     During the year ended March 31, 1997, mortgage-backed securities with an amortized cost of $3,538,099 were sold at a loss of $7,787. There were no sales of mortgage-backed securities during the years ended March 31, 1999 and 1998.
                                                    (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(4)  LOANS RECEIVABLE

     Loans receivable and accrued interest receivable thereon are summarized as follows at March 31:

                                                     1999           1998
------------------------------------------------------------------------------
First mortgage loans on real estate:
   One to four-family residential                 $114,994,782   118,814,885
   Multifamily residential                             899,962       929,111
   Commercial                                       19,784,395    16,392,236
   Construction                                     14,847,822     8,296,150
   Land                                              3,292,436     2,934,061
   Loans held for sale                               2,659,319     2,755,614
------------------------------------------------------------------------------
Total first mortgage loans                         156,478,716   150,122,057

   Loans secured by savings accounts                   290,767       621,080
   Home equity loans                                   533,206       455,744
   Home improvement loans                              511,088       224,493
   Financing leases                                  1,427,157       850,046
   Commercial loans                                  1,479,439       811,022
   Accrued interest receivable                         792,089       758,781
------------------------------------------------------------------------------
                                                   161,512,462   153,843,223
------------------------------------------------------------------------------
Less:
   Undisbursed portion of loans in process           6,225,479     4,438,239
   Unearned discount on loans purchased                 60,006        38,638
   Unearned loan fees                                  851,009       975,327
   Allowance for losses                                457,000       490,000
------------------------------------------------------------------------------
                                                     7,593,494     5,942,204
------------------------------------------------------------------------------
Loans receivable, net                             $153,918,968   147,901,019
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

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Commercial and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of the borrowers or guarantors. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.
                                                    (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(4)  CONTINUED

     Nonperforming loans amounted to approximately $986,000 and $975,000 at March 31, 1999 and 1998, respectively. For the years ended March 31, 1999, 1998 and 1997, the amount of interest income that would have been recorded on loans in nonaccrual status at year end had such loans performed in accordance with their terms, was approximately $86,000, $79,000 and $11,000, respectively. The actual interest income recorded on these loans for the years ended March 31, 1999, 1998 and 1997 was approximately $60,000, $67,000 and $5,000, respectively.

     The Bank, through its normal asset review process, has identified certain loans which management believes involve a degree of risk warranting additional attention. Such loans, totaling approximately $483,000 and $385,000 at March 31, 1999 and 1998, respectively, are not included above in nonperforming loans, but have exhibited potential or actual weaknesses, which, if not corrected, would cause management to have doubts as to the ability of the borrowers to comply with the present loan repayment terms and which could result in classification of such loans as nonperforming in the future.

     Changes in the allowance for losses were as follows for the years ended March 31:

                                      1999      1998     1997
-----------------------------------------------------------------
Beginning balance                  $ 490,000  380,000  438,500
Provision for losses on loans         75,000  110,000   32,605
Charge-offs                         (108,000)      --  (91,105)
-----------------------------------------------------------------
Ending balance                     $ 457,000  490,000  380,000
=================================================================


     At March 31, 1999, 1998 and 1997, the Bank was servicing loans owned by others of approximately $11,156,000, $13,718,000 and $9,215,000, respectively.

     The Bank participates in a loan made to one of its directors by another thrift institution. This loan was made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers. The Bank's outstanding balance at March 31, 1999 on this loan was $500,000.


                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(5)  INVESTMENT IN AND ADVANCES TO AFFILIATED CORPORATION

     The investment in and advances to Bankers Affiliate, Inc.
     are as follows at March 31:

                                       1999         1998
-----------------------------------------------------------------
Capital stock, at cost              $   25,000       25,000
Advances                             2,500,000    2,825,000
-----------------------------------------------------------------
                                    $2,525,000    2,850,000
=================================================================

     Bankers Affiliate, Inc. was organized in April 1983 to make consumer loans and, until April 1999, was owned by the Bank and two other thrift institutions. Advances are due on demand and bear interest at a rate determined by the Bank and the two other thrift institutions. The interest rate at March 31, 1999 was 6.0%.

     In April 1999, the Bank sold its interest in Bankers
     Affiliate, Inc. to one of the other thrift institutions for the par value of the capital stock. At that time, the advances were repaid by Bankers Affiliate, Inc.


(6)  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows at March
     31:

                                         1999         1998       Useful life
------------------------------------------------------------------------------
Land                                  $  733,189      733,189            --
Buildings and improvements             1,227,405    1,356,498    15-30 years
Leasehold improvements                    33,000       33,000     5-10 years
Furniture, fixtures and equipment        882,584      847,131     5-10 years
Automobiles                               24,128       24,128        3 years
--------------------------------------------------------------   ============
Total, at cost                         2,900,306    2,993,946

Less accumulated depreciation
  and amortization                     1,139,790    1,173,037
--------------------------------------------------------------
Property and equipment, net           $1,760,516    1,820,909
==============================================================

     At March 31, 1999, the Bank was obligated under noncancellable long-term operating leases for two of its branch offices. These leases expire at dates to 2001 and provide for approximate aggregate rentals of $41,000 in 2000 and $17,000 in 2001.

     Rent expense was $56,979, $89,495 and $103,618 for the years ended March 31, 1999, 1998 and 1997, respectively.


                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(7)  SAVINGS ACCOUNTS

     Savings accounts are summarized as follows at March 31:

                            Weighted average rate           1999                1998
                            ---------------------   -------------------   --------------------
                             1999          1998     Amount         %       Amount        %
----------------------------------------------------------------------------------------------
Certificates                 5.31%         6.08%    $122,356,375   66.7%  114,623,651   65.4%
Money market                 3.38%         3.57%      23,121,853   12.6%   23,374,603   13.4%
Passbook                     3.05%         3.05%      29,265,439   16.0%   29,656,504   16.9%
NOW                          1.01%         1.00%       6,656,017    3.6%    5,704,768    3.3%
Christmas Club               3.05%         3.05%         330,187    0.2%      336,619    0.2%
Commercial checking            --            --        1,631,153    0.9%    1,463,259    0.8%
----------------------------------------------------------------------------------------------
                                                     183,361,024  100.0%  175,159,404  100.0%
                                                                  =====                =====
Acquisition premium, net of
  accumulated amortization
  of $1,169,466 and $788,082,
  respectively                                        (1,875,176)          (2,256,560)
                                                    ------------          -----------
                                                    $181,485,848          172,902,844
                                                    ============          ===========
Certificate accounts maturing:
  Under 12 months                                   $ 71,414,952   58.4%   74,322,514   64.8%
  12 months to 24 months                              30,944,369   25.3%   23,687,061   20.7%
  24 months to 36 months                               8,858,634    7.2%   12,243,493   10.7%
  36 months to 48 months                               9,102,547    7.4%    3,059,413    2.7%
  48 months to 60 months                               2,035,873    1.7%    1,311,170    1.1%
                                                    ------------  -----   -----------  -----
                                                    $122,356,375  100.0%  114,623,651  100.0%
                                                    ============  =====   ===========  =====

     At March 31, 1999 and 1998, certificates of $100,000 or more were approximately $11,653,000 and $13,240,000, respectively.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(8)  BORROWED FUNDS

     Borrowed funds are summarized as follows at March 31:

                                                  1999         1998
-------------------------------------------------------------------------

Securities sold under agreements to
  repurchase with interest rates
  and maturities as follows:

      5.7% due April 1998                       $        --        966,250
      5.8% due April 1998                                --        990,000
      5.8% due May 1998                                  --      3,880,000
      5.9% due December 1998                             --      7,500,000
      5.6% due March 1999                                --      1,930,000
      4.9% due June 1999                          4,675,000             --
      5.0% due May 1999                           6,000,000             --
      5.7% due May 1999                           3,880,000             --
      4.8% due October 1999                       3,000,000             --

Federal Home Loan Bank advances,
  5.05%, due December 2007                       10,000,000     10,000,000
---------------------------------------------------------------------------
                                                $27,555,000     25,266,250
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

     Information with respect to repurchase agreements is as follows for the years ended March 31:


                                                  1999        1998        1997
---------------------------------------------------------------------------------
Amount outstanding at year-end                 $17,555,000  15,266,250 16,500,000
Maximum outstanding at any month-end            17,555,000  16,500,000 21,415,000
Average outstanding                             13,119,000  14,210,000 15,210,000
Fair value of securities sold under
  repurchase agreements at year-end:
     Mortgage-backed securities                 10,043,892   2,017,108  9,354,892
     Investment securities                       8,902,100  13,950,500  8,734,950
Amortized cost of securities sold under
  repurchase agreements at year-end:
     Mortgage-backed securities                  9,949,732   1,980,396  9,478,744
     Investment securities                       8,995,502  14,000,000  9,000,000
==================================================================================

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(8)  CONTINUED

     Under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta (FHLB), the Bank is required to maintain as collateral for its advances qualifying first mortgage loans in an amount equal to 100% of the advances. First mortgage loans of $10,000,000 were pledged as collateral at March 31, 1999. At the discretion of the FHLB, the interest rate can be converted to a variable rate on a quarterly basis.

(9)  INCOME TAXES

     The income tax provision is composed of the following for the years ended March 31:

                                   1999       1998      1997
----------------------------------------------------------------
Current:
  Federal                       $1,133,199 1,005,289   549,850
  State                            250,866   222,550   121,724
----------------------------------------------------------------
                                 1,384,065 1,227,839   671,574
Deferred:
  Federal                          (87,618)  (71,948)  (85,457)
  State                            (19,397)  (15,928)  (18,917)
----------------------------------------------------------------
                                  (107,015)  (87,876) (104,374)
----------------------------------------------------------------
                                $1,277,050 1,139,963   567,200
================================================================

     The net deferred tax asset at March 31, 1999 and 1998 consists of total deferred tax assets of $854,550 and $775,388, respectively, and total deferred tax liabilities of $403,007 and $592,522, respectively. The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at March 31:

                                                        1999       1998
----------------------------------------------------------------------------
Interest and fees on loans                             $  41,071    46,480
Allowance for losses on loans                            176,493   189,238
Accrual basis of accounting and deferred compensation    400,941   401,868
Unamortized premium on savings deposits                  206,704   137,802
Federal Home Loan Bank stock dividends                  (207,351) (207,351)
Prepaid pension cost                                     (19,100)  (40,983)
Tax bad debt reserve in excess of base year             (176,556) (211,867)
Unrealized (gain) loss on investments available
  for sale                                                29,341  (132,321)
----------------------------------------------------------------------------
                                                       $ 451,543   182,866
============================================================================

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(9)  CONTINUED

     A reconciliation between the income tax provision computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% and the actual provision for income taxes is as follows for the years ended March 31:

                                   1999       1998      1997
----------------------------------------------------------------
Tax at statutory rate           $1,040,984   954,982   499,351
State income taxes, net of
  Federal income tax benefit       152,770   136,371    67,853
Nondeductible compensation
  costs                             94,612    59,239        --
Other, net                         (11,316)  (10,629)       (4)
----------------------------------------------------------------
Income tax provision            $1,277,050 1,139,963   567,200
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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (as defined in the regulations and as set forth in the table below). As of December 31, 1998, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.
                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(10)  CONTINUED

     Regulatory capital amounts and ratios for the Bank are as follows (in thousands):

                                                                                   To be well
                                                               Minimum          capitalized under
                                                              for capital       prompt corrective
                                         Actual            adequacy purposes    action provisions
                                  ---------------------   -------------------   -----------------
                                   Amount        Ratio     Amount      Ratio     Amount     Ratio
-------------------------------------------------------------------------------------------------
As of March 31, 1999:
  Tier I core capital (a)          $23,945       10.24%   $9,356       4%       $11,964     >5%
  Tier I risk-based capital (b)     23,945       21.00%    4,561       4%         6,841     >6%
  Total risk-based capital (b)      24,600       21.57%    9,122       8%        11,402    >10%

As of March 31, 1998:
  Tier I core capital (a)           22,215        9.69%    9,169       4%        11,462     >5%
  Tier I risk-based capital (b)     22,215       21.59%    4,115       4%         6,173     >6%
  Total risk-based capital (b)      22,705       22.07%    8,231       8%        10,289    >10%

(a) percentage of capital to ending assets.
(b) Percentage of risk-based capital to ending risk-weighted assets.

=================================================================================================

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

     Federal regulations require that, upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Bank after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain a savings account would be entitled to receive a distribution from the liquidation account after payment of all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts. At conversion, the liquidation account totaled approximately $14,500,000.

     OTS regulations impose limitations on all capital distributions by savings institutions. Capital distributions include cash dividends, payments to repurchase or otherwise acquire the institution's capital stock, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulations establish three tiers of institutions. An institution, such as the Bank, that exceeds all capital requirements before and after a proposed capital distribution (Tier 1 Institution) may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its capital requirements) at the beginning of the calendar year or 75% of its net income over the most recent four-quarter period. Any additional capital distributions require prior OTS approval.
                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(11)  CONTINUED

     Bad debt reserves, deducted from income for federal income tax purposes and included in retained income of the Bank, are not available for the payment of cash dividends or other distributions to stockholders, without payment of taxes at the then-current tax rate by the Bank on the amount removed from the reserves for such distributions.

     During the years ended March 31, 1999 and 1998, the Board of Directors authorized the repurchase of up to 10% and 5% of the then outstanding shares, respectively. During the years ended March 31, 1999 and 1998, the Bank purchased 186,280 and 61,000 shares, respectively, pursuant to these authorizations. The average cost of the shares purchased was $18.63 and $15.84 per share, respectively. There were no shares purchased during the year ended March 31, 1997.

     On February 22, 1999 the Company's Board of Directors declared a $.13 per share dividend on common stock payable
     April 12, 1998, to holders of record on April 1, 1999.

(12)  STOCK-BASED BENEFIT PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN

     On August 11, 1994, the ESOP acquired 191,848 shares of the Company's common stock in exchange for a note in conjunction with the conversion to a capital stock form of organization. The ESOP holds the common stock in a trust for allocation among participating employees. Shares are allocated to participants annually based on principal payments made on the note. The ESOP's sources of repayment of the note are dividends on the common stock, if any, and an annual contribution to the ESOP and earnings thereon. All employees who attain the age of 21 and complete six months of service are eligible to participate in the ESOP. Participants are 100% vested in their accounts after seven years of service or, if earlier, upon death, disability or attainment of normal retirement age. Participants received credit for service with the Bank prior to the establishment of the ESOP.

     For the years ended March 31, 1999, 1998 and 1997, compensation expense related to the ESOP was approximately $494,000, $378,000 and $284,000, respectively. Dividends on ESOP shares used for debt service by the ESOP for the years ended March 31, 1999, 1998 and 1997 were approximately $77,000, $50,000 and $52,000, respectively.

     The ESOP shares were as follows at March 31:

                                       1999         1998
----------------------------------------------------------------
Allocated shares                    119,022        91,436
Unearned shares                      72,826       100,412
----------------------------------------------------------------
                                    191,848       191,848
----------------------------------------------------------------
Fair value of unearned shares
  at March 31                    $1,210,749     2,282,075
================================================================

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(12) CONTINUED

     MANAGEMENT RECOGNITION PLAN

     Effective January 13, 1995, the Company established a Management Recognition Plan (MRP) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers were awarded a total of 95,923 shares of stock which are held in a separate trust that manages the MRP. The Company funded the MRP in 1996 by purchasing 95,923 shares of its common stock in the open market. Shares awarded to participants in the MRP vest at a rate of 20% per year on each anniversary of the effective date of the MRP. If a participant terminates employment for reasons other than death or disability, he or she forfeits all rights to unvested shares. For the years ended March 31, 1999, 1998 and 1997, compensation expense related to the MRP was $61,581, $113,790 and $150,650, respectively.

     DIRECTORS RETIREMENT PLAN

     On August 11, 1994, the Bank established a Directors' Retirement Plan for certain directors. Participants include the President of the Bank and other directors who were members of the Board of Directors at the date of conversion to a capital stock form of organization and were not employees at that date. Participants became one-third vested for each full year of service from the date of conversion. The President's benefits are equal to 60% of his average salary for the final three years of service in excess of his pension. Nonemployee directors' benefits are equal to annual directors' fees times a benefit percentage. Such benefit percentages are 33-1/3%, 66-2/3% and 100% for 6 to 14 years, 15 to 24 years, and 25 years or more of service on the Board of Directors, respectively. Participants receive on each of the ten anniversary dates following retirement, an amount equal to the vesting percentage times the benefit percentage times the annual fee received for service on the Board of Directors during the calendar year preceding retirement. For the years ended March 31, 1999, 1998 and 1997, compensation expense related to the Directors Retirement Plan was $11,556, $97,034 and $214,668, respectively.

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

     Information with respect to options is as follows for the years ended March 31:

                                                       1999       1998      1997
                                                     (shares)   (shares)  (shares)
----------------------------------------------------------------------------------
Outstanding at beginning of year - $9.66 per share    177,291   189,756   223,750
   Exercised                                          (27,502)  (10,967)   (7,072)
   Forfeited                                             (322)   (1,498)  (26,922)
----------------------------------------------------------------------------------
Outstanding at end of year - $9.66 per share          149,467   177,291   189,756
----------------------------------------------------------------------------------
Exercisable at end of year                            118,721   115,807    96,471
==================================================================================

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
________________________________________________________________

(12)  CONTINUED

     In connection with the Stock Option Plan, the Company established a Stock Option Trust to purchase shares in the open market or unissued shares of stock. The Company purchased 35,841 shares for $652,544 and 768 shares for $8,987 in 1999 and 1997, respectively. No shares were purchased in 1998. The Company is authorized to purchase up to 17,442 shares for the Stock Option Trust in the open market at March 31, 1999.

(13)  PENSION PLAN

     Substantially all employees are included in a defined contribution pension plan. Benefits under the plan are funded partly by contributions to trust funds and partly by payments of premiums on life insurance policies. For the years ended March 31, 1999, 1998 and 1997, pension expense was $122,673, $112,459 and $84,370, respectively.

(14)   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and estimated fair values of financial instruments are summarized as follows at March 31:


                                         1999                        1998
                                  ---------------------   ------------------------
                                  Carrying       Fair       Carrying        Fair
                                  amount         value       amount        value
------------------------------------------------------------------------------------

Assets:
  Cash and interest-bearing
    deposits                    $  1,615,617    1,616,000   2,926,358    2,926,000
  Federal funds sold               2,545,437    2,545,000     313,047      313,000
  Investment securities           59,963,291   59,963,000  51,826,542   51,780,000
  Mortgage-backed securities      14,172,392   14,281,000  21,159,954   21,325,000
  Loans receivable               153,918,968  152,552,000 147,901,019  146,354,000

Liabilities:
  Savings accounts               181,485,848  182,501,000 172,902,844  174,024,000
  Borrowed funds                  27,555,000   27,555,000  25,266,250   25,266,000
  Advances payments by borrowers
    for taxes, insurance and
    ground rents                   1,841,672    1,842,000   1,935,804    1,936,000
====================================================================================

     Fair value estimates and the methods and assumptions used to determine them are set forth below for financial instruments outstanding as of March 31, 1999 and 1998.

     CASH AND INTEREST-BEARING DEPOSITS

     The carrying amounts for cash on hand and due from banks and interest-bearing deposits approximate fair value due to the short maturity of these instruments.

     FEDERAL FUNDS SOLD

     The carrying amount for Federal funds sold approximates fair value due to the overnight maturity of these instruments.
                                                     (Continued)

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

     BORROWED FUNDS

     Securities sold under agreements to repurchase and FHLB advances are considered to be at fair value.

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

     The Bank uses the same credit policies in making commitments for off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. The contract amounts of financial instruments with off-balance-sheet risk were approximately as follows at March 31:

                                                            1999
                                                  ---------------------------
                                                  Fixed rate    Floating Rate
-----------------------------------------------------------------------------
Residential mortgage loans to be funded          $1,062,250       447,100
Commercial mortgage loans to be funded              910,000            --
Undisbursed lines of credit                              --       539,905
------------------------------------------------------------------------------
                                                 $1,972,250       987,005
==============================================================================

     Residential mortgage loan commitments usually expire within thirty days. The interest rate range on fixed rate mortgage loan commitments was from 6.63% to 7.50% at March 31, 1999. These mortgage loan commitments and undisbursed lines of credit are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

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

                                                   (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
______________________________________________________________

(15)  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Summarized financial information for the Company is as follows as of and for the years ended March 31:

STATEMENTS OF FINANCIAL CONDITION
                                               1999           1998
-------------------------------------------------------------------------
Cash and cash equivalents                    $   134,860      8,000,267
Investment securities                          8,760,541             --
Investment in the Bank                        23,981,868     22,450,225
Prepaid expenses and other assets                 77,256         17,654
-------------------------------------------------------------------------
                                             $32,954,525     30,468,146
=========================================================================
Loan payable - Bank                          $ 5,884,215        912,830
Other liabilities                                268,158        232,506
-------------------------------------------------------------------------
                                               6,152,373      1,145,336
Stockholders' equity                          26,802,152     29,322,810
-------------------------------------------------------------------------
                                             $32,954,525     30,468,146
=========================================================================
STATEMENTS OF INCOME
                                            1999          1998        1997
------------------------------------------------------------------------------
Income:
  Interest income                        $  382,457     194,673     112,763
------------------------------------------------------------------------------
Expenses:
  Interest expense                          114,602      89,742     110,349
  Professional fees                          40,200      32,837      19,200
  Other expenses                             37,822      36,891      30,565
------------------------------------------------------------------------------
                                            192,624     159,470     160,114
------------------------------------------------------------------------------
Income (loss) before equity in net income
  of subsidiary and income taxes            189,833      35,203     (47,351)
Equity in net income of subsidiary        1,668,136   1,647,204     930,531
------------------------------------------------------------------------------
Income before income taxes                1,857,969   1,682,407     883,180
Income taxes (benefit)                       73,300      13,600     (18,300)
------------------------------------------------------------------------------
Net income                               $1,784,669   1,668,807     901,480
==============================================================================

                                                    (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
______________________________________________________________

(15)  CONTINUED

STATEMENT OF CASH FLOWS
                                                  1999        1998        1997
---------------------------------------------------------------------------------
Operating activities:
  Net income                                  $ 1,784,669   1,668,807     901,480
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
     Equity in net income of subsidiary        (1,668,136) (1,647,204)   (930,531)
     Noncash compensation under stock-
       based benefit plans                        722,313    541,401      462,650
     Other, net                                  (164,282)    94,462     (396,157)
---------------------------------------------------------------------------------
Net cash provided by operating activities         674,564    657,466       37,442
---------------------------------------------------------------------------------
Investing activities:
  Dividend distribution from Bank                      --  4,000,000           --
  Purchases of investment securities
    available for sale                         (8,742,848)        --           --
---------------------------------------------------------------------------------
Net cash provided by (used in) investing
  activities                                   (8,742,848) 4,000,000           --
---------------------------------------------------------------------------------
Financing activities:
  Purchases of common stock                    (4,123,540)  (966,297)      (8,987)
  Exercise of stock options by
    Stock Option Trust                            266,649    105,930       68,308
  Increase in (repayment of) borrowings         4,971,385   (224,010)    (226,410)
  Dividends paid                                 (911,617)  (751,204)    (701,768)
---------------------------------------------------------------------------------
Net cash provided by (used in) financing
  activities                                      202,877  (1,835,581)   (868,857)
---------------------------------------------------------------------------------
Increase (decrease) in cash and equivalents    (7,865,407)  2,821,885    (831,415)

Cash and cash equivalents at beginning of year  8,000,267   5,178,382   6,009,797
---------------------------------------------------------------------------------
Cash and cash equivalents at end of year       $  134,860   8,000,267   5,178,382
=================================================================================

Directors And Officers
________________________________________________________________

                 BOARD OF DIRECTORS
HARBOR FEDERAL BANCORP, INC. AND HARBOR FEDERAL SAVINGS BANK

Robert A. Williams                    Joseph J. Lacy
President                             Retired
  Harbor Federal Savings Bank            President of Lacy Foundries,Inc.


John H. Riehl, III                    J. Kemp Roche
General Partner                       Retired
    Riehl Estate Management Co.          Sales Representative for St. Joe
                                           Paper Co.

Lawrence W. Williams                  Gideon N. Stieff, Jr.
Executive Vice President              Retired
    Harbor Federal Savings Bank          Executive Vice President of
                                          Kirk-Stieff Co.

            OFFICERS OF HARBOR FEDERAL BANCORP, INC.

Robert A. Williams                    Lawrence W. Williams
President                             Vice President

Joyce A. Lancaster                    Norbert J. Luken
Secretary                             Treasurer


         OFFICERS OF HARBOR FEDERAL SAVINGS BANK

Robert A. Williams                    Lawrence W. Williams
President and Chief Executive         Executive Vice President
  Officer

Joyce A. Lancaster                    Deborah A. Epps
Assistant Vice President -            Secretary
  Administration

Norbert J. Luken                      Calvin W. Anthony
Vice President and Chief Financial    Treasurer
  Officer

Thomas F. Costantini, Jr.
Vice President - Business Development


CORPORATE
INFORMATION
_______________________________________________________________________


HARBOR FEDERAL SAVINGS BANK LOCATIONS    INDEPENDENT ACCOUNTANTS
Main Office - Towson                     KPMG LLP
705 York Road                            111 S. Calvert Street
410-321-7041                             Baltimore, Maryland  21202

South Baltimore                          SPECIAL COUNSEL
132 E. Fort Avenue
410-752-1191                             Housley Kantarian & Bronstein, P.C.
                                         1220 19th Street, N.W.
Locust Point                             Washington, D.C.  20036
1350 E. Fort Avenue
410-685-0800                             TRANSFER AGENT

Highlandtown                             Registrar and Transfer Company
3200 Eastern Avenue                      10 Commerce Drive
410-342-4060                             Cranford, New Jersey  07016

Parkville                                ANNUAL REPORT ON FORM 10-KSB
7917 Harford Road
410-661-0237                             A copy of the Bank's Form 10-KSB for
                                         the fiscal year ended March 31,
Riviera Beach                            1999, will be furnished without
8553 Ft. Smallwood Road                  charge to stockholders as May 28,
410-437-1300                             1999, upon written request to the
                                         Secretary, Harbor Federal Bancorp,
Pikesville                               Inc.,  705 York Road, Baltimore,
507 Reisterstown Road                    Maryland 21204  (410) 321-7041.
410-486-5228

Putty Hill
8030 Belair Road
410-665-1020

Roland Park
4806 Roland Avenue
410-366-6676

1999 ANNUAL MEETING OF STOCKHOLDERS

The 1999 annual meeting of stockholders
will be held at 3:00 P.M. local time on Wednesday
July 14, 1999 at the Sheraton Baltimore
North Hotel, 903 Dulaney Valley Road,
Towson, Maryland.

                               47